Exhibit 10(k)

Execution Version

AMENDED AND RESTATED PARTICIPATION AGREEMENT

dated as of July 17, 2001

among

PPL LARGE SCALE DISTRIBUTED GENERATION II, LLC,
as Lessee and Supervisory Agent,

LARGE SCALE DISTRIBUTED GENERATION II STATUTORY TRUST,
a Connecticut statutory trust, as Lessor,

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
NATIONAL ASSOCIATION,
not in its individual capacity, except as expressly
stated herein, but solely as Trustee,

FIRST UNION NATIONAL BANK,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,

THE FINANCIAL INSTITUTIONS NAMED ON SCHEDULE I HERETO,
as Certificate Holders,

and

THE FINANCIAL INSTITUTIONS NAMED ON SCHEDULE II HERETO,
as Lenders

FIRST UNION SECURITIES, INC.,
as Co-Arranger and Sole Book Manager

SALOMON SMITH BARNEY, INC.,
as Co-Arranger

CITIBANK, N.A.,
as Syndication Agent

THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT (this "Participation Agreement"), dated as of July 17, 2001, is entered into by and among PPL Large Scale Distributed Generation II, LLC, a Delaware limited liability company, as Lessee and Supervisory Agent (together with its permitted successors and assigns, in its capacity as Lessee or Supervisory Agent, the "Lessee"); Large Scale Distributed Generation II Statutory Trust, a Connecticut statutory trust, as Lessor (the "Trust" or "Lessor"); State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly stated herein, but solely as Trustee of the Lessor (the "Trustee"); First Union National Bank, not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (the "Administrative Agent"); the financial institutions named on Schedule I hereto (together with their respective permitted successors, assigns and transferees, each, a "Certificate Holder", and collectively, the "Certificate Holders"); the financial institutions named on Schedule II hereto as Lenders (together with their permitted successors, assigns and transferees, each as a Lender under the Loan Agreement, a "Lender", and collectively, "Lenders").

W I T N E S S E T H:

A.   Lessee, Lessor, the Guarantors, the Certificate Holders, the Lenders and Administrative Agent are entering into this Participation Agreement and the other Operative Agreements to finance the purchase of Turbines and other Equipment under the Equipment Tranche, and the purchase, installation, development and construction of the Facilities under the Facility Tranche.

B.   The Lessor under the Trust Agreement has been created for the purpose of providing financing for the Acquisition and Construction of the Assets.

C.   Pursuant to the Lease, Lessor will lease to Lessee, and Lessee will lease from Lessor on each Applicable Base Term Commencement Date, the Assets pursuant to the Lease.

D.   On the date of the Initial Advance for Excepted Costs with respect to a Proposed Site, on each Site Acquisition Date with respect to a Facility (unless a Facility Lease Supplement was previously executed for such Facility in connection with an Advance for Excepted Costs) and on the date of each Initial Equipment Advance with respect to an Equipment Group, Lessor and Lessee will enter into a Facility Lease Supplement or Equipment Lease Supplement, as applicable.

E.   Notwithstanding the execution and delivery of the Lease and the Lease Supplements, Lessee will not be required to make scheduled payments of Basic Rent under the Lease with respect to any Facility or any Unit of an Equipment Group subject to a Lease Supplement until the Applicable Base Term Commencement Date has occurred for such Facility or Unit of an Equipment Group.

F.   Lessor, using amounts Funded by the Participants, will provide Advances during the Commitment Period to pay Asset Costs relating to the Acquisition and Construction of the Assets.

G.   The parties hereto desire to enter into this Participation Agreement and the other Operative Agreements for the purposes of amending and restating the Original Participation Agreement and the other Original Operative Agreements in their entirety to, among other things, provide for (i) the addition of new Participants, (ii) the increase of the Aggregate Commitment Amount to $1,060,000,000 and to provide for future increases of the Aggregate Commitment Amount to an amount not to exceed $1,200,000,000, (iii) the purchase by the new Certificate Holders of a portion of the Certificate Amounts and Certificate Commitments held by each of the Initial Certificate Holders, (iv) the purchase by the new Lenders of a portion of each of the Initial Lenders' Loans and (v) certain other modifications to the Original Participation Agreement and the other Original Operative Agreements.

H.   Subject to the terms and conditions of this Participation Agreement and the other Operative Agreements, the Certificate Holders are willing to provide to Lessor a portion of the fundings to finance the Assets and the other costs and expenses described herein.

I.   Subject to the terms and conditions of this Participation Agreement and the other Operative Agreements, the Lenders are willing to provide loans for the remaining portion of the fundings to finance the Assets and other costs and expenses described herein.

J.   To induce the Participants to provide the funds for such Advances and purchases and to enter into this Participation Agreement, the Trust Agreement, the Loan Agreement, each of the other Operative Agreements and the transactions contemplated hereby and thereby, the Guarantors desire to, and it is a condition to the effectiveness of the Overall Transaction that Guarantors, enter into and deliver to Administrative Agent, for the benefit of the Participants, the Guarantees.

K.   To secure the repayment of the Participants' respective Certificate Amounts and Loans and the other amounts due and payable by Lessee under the Operative Agreements, the Administrative Agent, on behalf of the Participants, will have the benefit of a Lien on the Trust Estate, including the Assets, and the other Collateral.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1   Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

ARTICLE II
SECOND DOCUMENT CLOSING DATE; ACQUISITION DATE

Section 2.1   Effectiveness of Agreement. This Participation Agreement shall be effective as of the earliest date (on or before July 19, 2001) (the "Second Document Closing Date") on which all of the conditions precedent thereto set forth in Appendix 2 hereto have been satisfied or waived by the applicable parties as set forth therein, and upon such effective date shall amend and completely restate and supersede the Original Participation Agreement.

Section 2.2   Acquisition and Lease of Assets. On the Document Closing Date, Lessee, in its capacity as Supervisory Agent, and Lessor entered into the Original Supervisory Agreement. Pursuant to the Supervisory Agreement, Lessee shall supervise the Acquisition of the Equipment and the Construction of the Facilities. On the Document Closing Date, Lessor and Lessee also entered into the Original Lease. Pursuant to the Lease, Lessor shall lease to Lessee on each Applicable Base Term Commencement Date, and Lessee shall lease from Lessor, commencing on each such date the Assets for the Term.

Section 2.3   Site Acquisition Cost Advances. Subject to the terms and conditions of this Participation Agreement (including the sufficiency of the Aggregate Available Commitment), on each Advance Date that constitutes a Site Acquisition Date, (i) the Lessor shall make an Advance, the proceeds of which shall be used to fund Site Acquisition Costs arising with respect to the Site identified by Lessee to be acquired on such Site Acquisition Date, or if Lessee or another PPL Group Member already owns the Land constituting the Site, the Lessor will enter into a Ground Lease with such Lessee or other PPL Group Member for such Site, and in either case, pay related Transaction Costs as set forth on the related Advance Request, and (ii) the Lessor and the Lessee shall enter into a Facility Lease Supplement for each such Site pursuant to which the Lessor shall lease (or with respect to a Site leased to the Lessor pursuant to a Ground Lease, sublease) to the Lessee such Site.

Section 2.4   Construction Cost Advances. Subject to the terms and conditions of this Participation Agreement (including the sufficiency of the Aggregate Available Commitment), on each Advance Date that the Lessee requests a Construction Advance, the Trustee shall make a Construction Advance, the proceeds of which shall be used to pay to the Person entitled thereto or reimburse the Lessee for the payment of Facility Costs, including to fund Capitalized Contingent Costs accrued during the Interest Period immediately preceding such Construction Advance and any Transaction Costs allocable to such Construction Advance.

Section 2.5   Equipment Cost Advances. Subject to the terms and conditions of this Participation Agreement (including the sufficiency of the Aggregate Available Commitment), on each Advance Date that Lessee requests an Equipment Advance, the Trustee shall make an Equipment Advance, the proceeds of which shall be used to pay to the Person entitled thereto or reimburse Lessee for the payment of Equipment Costs, including to fund Capitalized Contingent Costs accrued during the Interest Period immediately preceding such Equipment Advance and any Transaction Costs allocable to such Equipment Advance.

Section 2.6   Excepted Costs Advances. Subject to the terms and conditions of this Participation Agreement (including the sufficiency of the Aggregate Available Commitment), on each Advance Date that Lessee requests an Advance for Excepted Costs, the Trustee shall make an Advance, the proceeds of which shall be used to pay to the Person entitled thereto or reimburse Lessee for the payment of Excepted Costs, including to fund Capitalized Contingent Costs accrued during the Interest Period immediately preceding such Advance and any Transaction Costs allocable to such Advance for Excepted Costs.

Section 2.7   Participant Capitalized Costs Advances. Subject to the terms and conditions of this Participation Agreement (including the sufficiency of the Aggregate Available Commitment), on each Advance Date that Administrative Agent requests an Advance for Participant Capitalized Costs, the Trustee shall make an Advance, the proceeds of which shall be used to pay each Participant for the payment of its respective Participant Capitalized Costs, and any Transaction Costs incurred with respect to making such Advance.

Section 2.8   Increases and Purchases of Interests.

(a)   On the Second Document Closing Date, pursuant to the Certificate and Loan Transfer Instructions and conditioned on the receipt by the Initial Certificate Holders and Initial Lenders in immediately available funds of the amount set forth in the Certificate and Loan Transfer Instructions, the Initial Certificate Holders and Initial Lenders shall transfer to the new Certificate Holders and new Lenders, and the new Certificate Holders and new Lenders agree to acquire pursuant to the Certificate and Loan Transfer Instructions, the percentage of the Transferred Certificate and Loan Interests. The amounts received by each Initial Certificate Holder and Initial Lender from the new Certificate Holders and new Lenders, other than amounts to compensate the Initial Certificate Holders and Initial Lenders for accrued Yield and Interest (as set forth in the Certificate and Loan Transfer Instructions), in payment for the transfer by such Initial Certificate Holders and Initial Lenders to the new Certificate Holders and new Lenders shall be used to replenish the Available Commitments of each such Initial Certificate Holder and Initial Lender to the extent set forth in such Certificate and Loan Transfer Instructions. Effective as of the Second Document Closing Date and after giving effect to the transfers and purchases described below, the Commitment and the Commitment Percentage of each Certificate Holder shall be as set forth at Schedule I, and the Commitment and the Commitment Percentage of each Lender shall be as set forth at Schedule II.

(b)   Pursuant to Section 3.1(b) of the Participation Agreement, as of the Second Document Closing Date, Certificate Trustee shall issue new Notes and Certificates in favor of the Lenders and Certificate Holders to evidence the purchases and transfers provided for at Section 2.8(a).

ARTICLE III
FUNDING OF ADVANCES

Section 3.1   Fundings.

(a)   Amount of Fundings. Subject to the terms and conditions of this Participation Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date each Certificate Holder shall acquire its interest in the Trust Estate and each Lender will assist in Funding Lessor's Advance, in each case by making available to Lessor by wire transfer in accordance with the instructions set forth in the Advance Request an amount equal to such Participant's Commitment Percentage of the aggregate amount of the requested Advance (unless any portion of such Advance consists of amounts described in clause (iii) of the next sentence of this Section 3.1(a), in which case such Participant will so make available funds equal to such Participant's Commitment Percentage of the portion of such Advance not consisting of Noneligible Accrued Amounts and each Certificate Holder will also make available funds equal to such Certificate Holder's Noneligible Accrued Amounts Commitment Percentage of the portion of the Advance consisting of Noneligible Accrued Amounts). Notwithstanding the foregoing, (i) the Funding by each Participant on such Advance Date shall not exceed such Participant's Available Commitment, (ii) before giving effect to such Advance, (x) the Advance to be made by Lessor to Lessee on such Advance Date does not exceed the Aggregate Available Commitments and the Aggregate Available Commitments shall not be less than the Unfunded Future Payment Amounts and (iii) with respect to any Noneligible Accrued Amounts otherwise payable on any Advance Date, the Certificate Holders shall (subject to clauses (i) and (ii) above) Fund on a pro rata basis the portion of such Advance equal to the aggregate amount of such Noneligible Accrued Amounts. No amounts paid or prepaid with respect to any Certificate Amount or the Loans may be readvanced, except amounts distributed to the Participants in reduction of their Loans pursuant to Section 5.3, but only to the extent such distribution is made from proceeds from a purchase by Lessee of a portion of the Assets pursuant to Section 18.1(d), 18.1(f), 18.1(h) or 18.1(i) of the Lease or the repayment of Excepted Costs pursuant to Section 3.5 of the Supervisory Agreement.

(b)   Notes and Certificates. Each Lender's Loan shall be evidenced by a separate Note issued to such Lender and repayable in accordance with, and with Interest accruing pursuant to, the terms of the Loan Agreement. The amounts made available by each Certificate Holder shall be evidenced by a separate Certificate issued by Lessor to each Certificate Holder. Each Certificate shall accrue Yield at the Yield Rate on the Certificate Amount thereof, payable as more fully set forth in the Trust Agreement and Section 5.3 hereof. The Notes and Certificates will be issued to each Lender and each Certificate Holder in a principal amount equal to such Lender's Loan Commitment (as specified in the column entitled "Commitment" on Schedule II) and such Certificate Holder's Certificate Commitment (as specified in the column entitled "Commitment" on Schedule I). Each Lender and Certificate Holder is authorized and entitled to make notations on their respective Notes and Certificates in accordance with the Loan Documents and the Trust Agreement, each of which notations shall constitute prima facie evidence of the accuracy of the information so noted, absent manifest error; provided that the failure to make any such recording or errors in such recordation, or to provide the calculations described at Section 3.2(b), shall not affect the obligation of the Lessor under such instrument or the corresponding obligation of the Lessee to pay Rent.

(c)   Fundings. Any Advance required to be made by the Lessor pursuant to any Operative Agreement shall be made by the Participants making a Funding directly to the Administrative Agent. Such Funding by the Participants to the Administrative Agent with respect to an Advance shall be deemed to constitute the required Funding from the Participants to Lessor, and the corresponding Advance by the Administrative Agent to any Person entitled to payments constituting Asset Costs, including Contingent Costs, Fees, Interest, Yield or Transaction Costs or deposits into the Project Collateral Accounts shall be deemed to constitute the required Advance by Lessor.

(d)   Advances; Limitations and Limits.

       (i)   Pursuant to Section 3.2, each Advance shall be used solely for the purposes set forth at Section 3.2(a) hereof.

       (ii)   The first Advance Date occurred on the Document Closing Date (the "Initial Advance Date"). An Advance Date shall occur on the Second Document Closing Date for an Advance which will include amounts sufficient to pay the respective Upfront Fees of the new Lenders and new Certificate Holders and all Transaction Expenses due and payable as of such date. Each Advance Date shall be a Business Day, and in the case of an Advance for Participant Capitalized Costs, a Payment Date, and there shall be no more than two Advances during any calendar month (excluding any Advance made solely to pay Participant Capitalized Costs). Each Advance (excluding any Advance made solely to pay Participant Capitalized Costs or the last Advance hereunder) shall be in a minimum amount equal to $1,000,000. Each Advance under the Facility Tranche shall be comprised solely of Asset Costs of the types and categories of costs and shall be subject to the limitations on amounts for each such type and category as set forth in the applicable Facility Budget or, with respect to an Advance for Excepted Costs, the portion of the Pro Forma Budget relating to the Proposed Site, for which an Advance is requested. Lessee shall not request an Advance with respect to Asset Costs (x) payable under any Major Project Agreement unless Lessee has satisfied the conditions with respect thereto in Section 4.1 of the Supervisory Agreement or (y) to be deposited into a Project Collateral Account or to pay fees to an issuer of a Project Letter of Credit unless Lessee shall have complied with the requirements of Section 10.2. Lessee shall not request an Advance and no Advance shall be made with respect to any Facility or Equipment Group or, if applicable, Unit of an Equipment Group, for which Lessee has delivered a Purchase Notice pursuant to Article XVIII of the Lease. The amount of any Site Acquisition Advance with respect to any Site shall be used solely to pay for the Site Acquisition Costs with respect to such Site incurred through and including such Advance Date with respect to such Site. Each Construction Advance requested by Lessee shall be used for payment of the Facility Costs with respect to the Facilities identified in the Advance Request for such Advance that may be incurred through and including such Advance Date with respect to such Facility, including, in the case of the Initial Construction Advance, any costs incurred by the Lessee prior to the Document Closing Date in connection with such Facility and to the extent provided for in the Facility Budget and for deposits into Project Collateral Accounts. Each Advance for Excepted Costs shall be used solely for payment of Excepted Costs with respect to the Proposed Site identified in the Advance Request for such Advance that may be incurred with respect to such Proposed Site. Each Advance for Equipment Costs or Facility Equipment Costs shall be used solely for payment of the purchase price for such Equipment and any related Equipment Costs and Transaction Costs incurred by Lessee in connection with the purchase of such Equipment. Each Advance for Facility Costs, Excepted Costs and Equipment Costs (including for Participant Capitalized Costs and Internal Costs) also shall be subject to the limitations on amounts and types of costs (plus any contingencies) that may be incurred with respect to such Facility, Proposed Site or Equipment Group as set forth in the applicable Facility Budget or Equipment Group Budget or with respect to a Proposed Site, the applicable portion of the Pro Forma Budget (as such Equipment Group Budgets, Facility Budget or Pro Forma Budget may be modified from time to time in accordance with the Supervisory Agreement). Advances to pay or reimburse Lessee or any PPL Group Member for Internal Costs of the type described in clauses (i) or (ii) of the definition of "Internal Costs" at Appendix 1 shall not exceed $2,500,000 in the aggregate. Subject to the foregoing limitations, each Advance (other than an Advance for Participant Capitalized Costs) may be used to acquire Sites, construct Facilities, or Fund Excepted Costs with respect to a Proposed Site located in or to acquire Units of Equipment which, following the Unit Completion Dates therefor, will be stored or installed only in a State of the United States of America or the District of Columbia. All remittances made by Certificate Holders and Lenders for the Funding of any Advance shall be made in immediately available federal funds by wire transfer to the Administrative Agent, on behalf of the Lessor, at the Administrative Agent's address for wires referred to in Schedule III hereto prior to 1:00 p.m. (New York City time) on the Advance Date specified in the relevant Advance Request; provided, that if the terms and conditions for such Advance set forth herein have not been satisfied by 1:00 p.m. (New York City time) on the Advance Date specified in such Advance Request, no Participant shall be obligated to maintain the availability of its funds for such Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds. Promptly upon Administrative Agent's receipt of such funds from the Participants, subject to the conditions herein (including Section 3.2), Administrative Agent shall wire such funds on the applicable Advance Date to the Persons entitled thereto and to such accounts as Lessee shall have indicated in the Advance Request. The Funding by each Certificate Holder and each Lender to the Administrative Agent of its respective portion of an Advance shall constitute authorization and direction by such party to Administrative Agent to make an Advance pursuant to this Article III.

       (iii)   Notwithstanding anything contained herein or in any other Operative Agreement to the contrary, unless the Administrative Agent otherwise directs, in its sole discretion, Advances, other than Advances or portions of Advances payable to one or more Participants, shall be paid to the Lessee, who agrees to act as payment agent on behalf of Administrative Agent ("Payment Agent"), and Lessee shall use the Funds relating to each such Advance to pay amounts due and payable to Persons who are not Participants, in accordance with the payment and wire instructions set forth in each Advance Request.

(e)   Termination of Commitments. Notwithstanding anything in this Participation Agreement to the contrary, the Commitments shall terminate and Lessor shall not be obligated to make an Advance, and no Participant shall be obligated to make any Fundings, and no Advance Date may occur upon the occurrence of the earlier of (i) 2:00 p.m. (New York City time) on the last day of the Commitment Period and (ii) a termination of the Lenders' Commitments pursuant to Section 5.2 of the Loan Agreement.

Section 3.2   Payment of Asset Costs and Fees; Application and Allocation of Funds.

(a)   Payment of Asset Costs. Effective on the Document Closing Date and as provided for in the Supervisory Agreement, Lessee has been appointed as Lessor's agent to supervise the performance of the Manufacturers under the Equipment Contracts to which Lessor, or Lessee, as Supervisory Agent, is a party or to the extent that the interests in any such Equipment Contract are assigned to Lessor and to undertake or cause to be undertaken the Project Obligations. Lessee shall pay or cause to be paid as and to the extent provided for and subject to the limitations of Section 4.1 of the Supervisory Agreement all Asset Costs, as such costs become due. On the Initial Advance Date and on each subsequent Advance Date, upon the satisfaction of the terms and conditions of this Participation Agreement, Lessor shall make an Advance from funds made available by the Participants pursuant to Section 3.1(c) in the amount specified in the applicable Advance Request (i) to the extent such Asset Costs constitute Lessee Obligated Asset Costs which have been previously paid directly by Lessee (or another PPL Group Member) from Lessee's (or such other PPL Group Member's) own funds within sixty (60) days (or ninety (90) days solely to the extent such Asset Costs constitute Internal Costs) prior to such Advance, and either Lessee has not been reimbursed for such expenditures by an Advance hereunder or amounts have not been previously Advanced for the payment thereof pursuant to clause (iii) hereof, to Lessee to reimburse Lessee for such Asset Costs, and Lessee certifies to the foregoing in the applicable Advance Request; (ii) to the extent the Asset Costs have not been previously paid and are then due and payable, to the Person(s) entitled to the payment thereof, it being understood that, except as provided in clause (i) above or clause (iii) below, all Asset Costs payable under any Major Project Agreement shall be paid with proceeds of Advances directly to the applicable Manufacturer or Contractor by Administrative Agent or the Payment Agent on its behalf; (iii) to the extent such Asset Costs constitute Lessee Obligated Asset Costs which will become due and payable within sixty (60) days following such Advance Date and Lessee so requests such amount and certifies as to the foregoing in the applicable Advance Request, then to Lessee for the use by Lessee solely for the payment of such Lessee Obligated Asset Costs when due and payable to the Person entitled to payment thereunder; (iv) to Fund Capitalized Interest, Capitalized Yield, Capitalized Fees, Capitalized Contingent Costs and Contingent Costs then due and payable; provided, however, that all such Fundings for Capitalized Interest, Capitalized Yield, Rent, Capitalized Fees, Capitalized Contingent Costs, Contingent Costs or other Supplemental Rent (if any) payable to any Participant will be Funded to the Administrative Agent and paid by the Administrative Agent directly to the Participant to which such amount is due as provided for in Sections 3.3(c) and 3.4 and distributed pursuant to Section 5.3, and (v) to make direct deposits into Project Collateral Accounts pursuant to the applicable Project Collateral Agreements.

(b)   Allocations of Costs. The portion of each Advance for Capitalized Interest, Capitalized Yield and Capitalized Fees of the type set forth at Section 4.4(b)(ii) shall be deemed to be allocated among the Equipment Costs for each Uncompleted Unit then being financed under the Equipment Tranche and the Facility Costs and Excepted Costs for each Uncompleted Facility or Proposed Site (and further allocated to each Unit of the Facility Equipment for such Facility) then being financed under the Facility Tranche (and with a Facility, a Turbine), based on the outstanding balance (including all Capitalized Interest, Capitalized Yield and Capitalized Fees previously allocated to such categories pursuant to this Section 3.2(b)) of Equipment Costs, Excepted Costs or Facility Costs outstanding with respect to each such Uncompleted Facility, Uncompleted Unit or Proposed Site, as applicable, as of the last day of the Interest Period ending immediately preceding the Advance Date for such Advance, divided by the portion of the aggregate Asset Balance outstanding as of such date attributable to all Uncompleted Units, Uncompleted Facilities and Proposed Sites then being financed under the Facility Tranche and the Equipment Tranche, as applicable, in each case without regard to the Advance to be made on such Advance Date. The portion of each Advance constituting Capitalized Fees of the type set forth at Section 4.4(b)(i) or 4.4(c)(i), (ii), (iii) or (iv) and General Transaction Costs shall be deemed to be allocated with respect to each Facility, Proposed Site or Equipment Group, as applicable, among the respective Equipment Costs for each Uncompleted Unit then being financed under the Equipment Tranche and Facility Costs and Excepted Costs for each Uncompleted Facility or Proposed Site then being financed under the Facility Tranche, based on the aggregate estimated Asset Costs specified in the Facility Budget for each such Uncompleted Facility, the Equipment Group Budget for each such Uncompleted Unit or the applicable portion of the Pro Forma Budget for each such Proposed Site, as applicable (or, if requested by Lessee, such estimated Asset Costs as set forth in the original Facility Budgets or the Equipment Group Budgets taking into account any permitted adjustments pursuant to the Supervisory Agreement for each Uncompleted Facility then being financed under the Facility Tranche and Equipment Group then being financed under the Equipment Tranche), divided by an amount equal to the aggregate amount of estimated Asset Costs for all Uncompleted Units, Uncompleted Facilities and Proposed Sites then being financed under the Equipment Tranche or the Facility Tranche as specified in all such Facility Budgets, Equipment Group Budgets and applicable portions of the Pro Forma Budget. Upon adding any additional Uncompleted Facility, Proposed Site or Uncompleted Equipment Group, a portion of the General Transaction Costs, Fees of the type set forth at Section 4.4(b)(i) or 4.4(c)(i)(ii), (iii), or (iv) and Capitalized Contingent Costs, together with any Capitalized Costs accruing thereon previously allocated to any other Uncompleted Facility, Proposed Site or Uncompleted Equipment Group as provided for in the immediately preceding sentence, will be reallocated to such additional Uncompleted Facility, Proposed Site or Uncompleted Equipment Group by reapplying the calculation in the immediately preceding sentence to each Uncompleted Facility, Proposed Site or Uncompleted Equipment Group (including such additional Uncompleted Facility, Proposed Site or Uncompleted Equipment Group); provided, however, that the denominator used in such calculation shall include the estimated Asset Costs for such additional Uncompleted Facility, Proposed Site or Uncompleted Equipment Group as set forth in the applicable Facility Budget, Equipment Group Budget or portion of the Pro Forma Budget. Transaction Costs (other than General Transaction Costs) shall be allocated among the Site Acquisition Costs or other Facility Costs for each Uncompleted Facility, the Excepted Costs for each Proposed Site and the Equipment Costs for each Uncompleted Unit and shall be set forth in the related Advance Request.

         Upon any reallocation of any Unit or Units from an Equipment Group to another Equipment Group or to a Facility or a Proposed Site pursuant to a transfer permitted pursuant to Section 3.1(e) of the Supervisory Agreement, an amount equal to the product of the Unit Fraction for each Unit so transferred and the Capitalized Costs and Transaction Costs previously allocated to the Equipment Group from which such Unit is transferred will be allocated to the Equipment Group or Facility or Proposed Site to which such Unit is reallocated. Upon any reallocation of any Unit from a Proposed Site or an Uncompleted Facility to another Facility or Proposed Site or an Equipment Group, an amount equal to the Unit Costs previously advanced for each such Unit so transferred and the Capitalized Costs and Transaction Costs previously allocated to such Unit will be allocated to the Facility or Proposed Site or an Equipment Group to which such Unit is reallocated. Notwithstanding the foregoing, upon the reallocation of any Unit from a Proposed Site or an Equipment Group pursuant to the two immediately preceding sentences, General Transaction Costs shall not be reallocated unless, after giving effect to such reallocation, no Units remain in the Equipment Group or Proposed Site from which such Unit is being reallocated. Upon such date as a Proposed Site becomes an Uncompleted Facility, the Excepted Costs previously advanced for such Proposed Site (including any allocable Capitalized Costs and Transaction Costs) will be deemed allocated to such Uncompleted Facility as Facility Costs and shall no longer be treated as Excepted Costs for purposes of the limitation on the amount of aggregate Excepted Costs set forth at Section 6.2(p)(i)(D).

Upon any purchase of a Facility, Equipment Group or Unit pursuant to the Operative Agreements, the repayment of any Excepted Costs or upon any Event of Default or a request by Lessee, Administrative Agent or any Participant, the Administrative Agent shall perform the foregoing calculation or confirm the accuracy of any such calculation previously performed by Lessee, as Administrative Agent deems appropriate, based on the information provided by Lessee in its Advance Requests. The Administrative Agent's determination shall be conclusive and binding on Lessee, the Guarantors and the Participants, absent manifest error, and a copy of such allocation, showing such calculation in reasonable detail, shall be promptly provided to Lessee, Arranger and each Participant.

Section 3.3   Advance Dates.

(a)   Notice and Closing. Not later than 11:00 a.m. (New York City time) at least one (1) Business Day prior to the Initial Advance Date and at least five (5) Business Days (except as provided in Section 3.3(c) and except that such period may, in the sole discretion of the Administrative Agent, be reduced to three (3) Business Days) prior to each other Advance Date, Lessee shall deliver to Administrative Agent (which shall promptly forward a copy of such Advance Request to each Participant and Lessor) an irrevocable written Advance Request substantially in the form of Exhibit A (which Advance Request may relate to one or more types of Advances), setting forth:

       (i)   the proposed Advance Date;

       (ii)   the amount of the Advance requested and whether the Advance is a Site Acquisition Advance, a Construction Advance, an Advance for Excepted Costs and/or an Equipment Advance (including with respect to the foregoing Advances a statement of the amount thereof, if any, that constitutes Capitalized Contingent Costs, Transaction Costs related to each type of Advance, and a statement of the amount so related to each type of Advance to be allocated to the Facility Costs, the Equipment Costs and Excepted Costs for each Uncompleted Facility, each Proposed Site and each Uncompleted Unit then being funded under the Tranches and the amount of any deposits to be made pursuant to Section 10.2 into a Project Collateral Account with an indication of the amount to be deposited into each such account);

       (iii)   with respect to an Initial Equipment Advance or an Initial Advance for Facility Equipment, a description of the Equipment Group, if applicable, and the Units included in the Equipment Group or comprising such Facility Equipment to be acquired on or after such Advance Date, the Equipment Cost of each such Unit including the aggregate amount of Equipment Contract Purchase Amounts for each Equipment Group or Facility Equipment relating to a Facility and Non-Eligible Equipment Amounts, all other information with respect to such Advance required to be delivered pursuant to Article VI, or if such Advance is for a Completed Equipment Group, the information and deliveries set forth at Section 7.1;

       (iv)   with respect to a Site Acquisition Advance, a brief description of each Site and whether Lessor is to acquire fee simple title to or a ground leasehold interest in the related Land, and as of the date thereof, the anticipated date of Substantial Completion;

       (v)   if such Advance is to be used (x) to pay any Person or to reimburse Lessee for Transaction Costs, a description of the type and amount of each such Transaction Cost, or (y) to pay or reimburse Lessee or any PPL Group Member for Internal Costs, a description of the type and amount of such Internal Costs and the Uncompleted Facility to which such costs relate;

       (vi)   with respect to an Advance for Excepted Costs, information with respect to such Advance required to be delivered pursuant to Article VI;

       (vii)   the Interest Period selected for such Advance pursuant to Section 4.8;

       (viii)   any reallocation of Assets pursuant to Section 3.2(b);

       (ix)   a certification by Lessee that: (A) such Advance complies with the limitations and conditions set forth in Section 3.1(d) and all conditions to such Advance set forth in Article VI have been fully satisfied; (B) each Facility Budget and Equipment Group Budget is In Balance; (C) the aggregate amount to be funded by the Participants on such Advance Date together with all Advances made on all prior Advance Dates do not exceed the sum of (x) the Aggregate Commitment Amount plus (y) the Certificate Amounts and Loans repaid pursuant to Section 5.3 from the proceeds of a purchase pursuant to Article XVIII of the Lease, other than Sections 18.1(a), (e) or (g), to the extent the application of such proceeds resulted in a permanent reduction in the Aggregate Commitment Amount pursuant to Section 3.10 or a replenishment of the Aggregate Available Commitment pursuant to the final sentence of Section 3.1(a); (D) the aggregate Asset Costs requested on such Advance Date do not exceed the aggregate amounts set forth in the applicable Facility Budget, Equipment Group Budget or the applicable portion of the Pro Forma Budget and such specific Asset Costs do not exceed the applicable budget item for such costs (plus any reserve specifically for such item) in such budgets, taking into consideration any Savings and the remaining Contingency Reserve in respect of such costs (each such allocation so applied reducing thereafter the then remaining Contingency Reserve); (E) the Asset Costs constituting Lessee Obligated Asset Costs and described in Section 3.2(a)(iii) will be due and payable within the sixty (60) day period referred to therein following such Advance and will be used by Lessee only for the payment of such Asset Costs as described in the Advance Request; (F) there are no events of default or breaches under any Equipment Contract, any Facility EPC Agreements or any other Major Project Agreement or any other events, which, in any such case, might reasonably cause any Facility Completion Date or Equipment Completion Date not to occur on or prior to the earlier of the date specified in the applicable Facility Budget or Equipment Group Budget or the Outside Completion Date; (G) if any payments are due under any Equipment Contract, any Facility EPC Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts and all conditions under such Equipment Contract, such Facility EPC Agreement or such other Major Project Agreements, as applicable, to the payment of such Asset Costs have been satisfied; (H) all conditions to Lessee's right to request an Advance for Asset Costs or to the disbursement of all prior Advances in respect of Asset Costs, as applicable, pursuant to the Supervisory Agreement have been satisfied in all material respects to the extent not waived in accordance with the Operative Agreements; (I) other than Lessee Obligated Asset Costs of the type described at Section 3.2(a)(iii) and which were incurred and paid by Lessee from its own funds within the sixty (60) day period preceding such Advance (or ninety (90) days with respect to Internal Costs) and amounts to be deposited into Project Collateral Accounts, the amounts requested in the Advance are only for payment of Asset Costs presently due and payable; (J) after giving effect to such Advance, the Available Commitments equal or exceed the Unfunded Future Payment Amounts; and (K) the amounts requested in the Advance that constitute Internal Costs are in amounts properly allocable to the Uncompleted Facility to which they are being charged, do not exceed the market rates and costs which would be charged by qualified unrelated third parties providing such services, and relate solely to costs and expenses incurred for services provided prior to the Applicable Base Term Commencement Date for such Uncompleted Facility; and

       (x)   the wire transfer instructions for the disbursement of the appropriate amount of funds to Lessee or to such other Persons as may be entitled to such Advance are true and correct.

All documents and instruments required to be delivered on the Second Document Closing Date and in connection with the Advance made on such date pursuant to this Participation Agreement shall be delivered at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019-5820 Attention: Michael Sloyer, Esq. or at such other location as the Administrative Agent and Lessee may agree. All documents and instruments required to be delivered on any subsequent Advance Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location as the Required Participants, Administrative Agent, Lessor and Lessee may agree.

Notwithstanding anything contained in clause (a) above to the contrary, at least once per month (which may correspond to the date on which an Advance Request is delivered and which may be included with an Advance Request) Lessee shall deliver a schedule to the Administrative Agent setting forth the amount of Capitalized Interest, Capitalized Yield and Capitalized Fees to be allocated to the Facility Costs, the Equipment Costs and the Excepted Costs for each Uncompleted Facility, each Proposed Site and each Uncompleted Unit then being funded under the Tranches.

(b)   Advance. On each Advance Date, and subject to the satisfaction of the conditions set forth in Article VI, Participants shall, as and to the extent provided herein, Fund the Advance by wire transfer directly to Administrative Agent. Notwithstanding the foregoing, in the event that Lessor elects, following an Event of Default, to cause the performance and completion of the Project Obligations with respect to one or more Facilities or Equipment Groups, including the purchase of all or any portion of the Equipment and the Construction of the Site Improvements, with respect to one or more Facilities, then Lessor may submit Advance Requests, the aggregate amount available to be Funded by the Participants shall equal the aggregate amount of the Available Commitments (without regard to the limitations in Section 3.3(a)(ix), but in all cases subject to the limitations and limits set forth in the second sentence of Section 3.1(a)), and such amounts shall be disbursed directly to Lessor or its designee for the payment of Asset Costs.

(c)   Participant Capitalized Costs Advances. At least five (5) Business Days prior to each Payment Date the Administrative Agent shall deliver a notice to Lessee, Lessor and each Participant detailing the amounts to be Funded by each Participant to pay the Participant Capitalized Costs which are due and payable on such date, together with the Interest Period selected for such Advance pursuant to Section 4.8, and the Funding of such Advance shall be made on such Advance Date, and upon the Administrative Agent's receipt of the Funds in respect of such Advance, the Administrative Agent shall distribute such Funds pursuant to Section 5.3(a) to pay the amounts, as applicable, described therein. Except as provided in Section 3.1 and as set forth below at Section 3.4, there shall be no conditions precedent.

Section 3.4   Capitalization of Certain Amounts.

(a)   During the Commitment Period with respect to each Uncompleted Facility and Uncompleted Unit being funded under the Facility Tranche or the Equipment Tranche on each date which is five (5) Business Days prior to any Payment Date, Lessee shall be deemed to have requested an Advance in an amount equal to Participant Capitalized Costs accrued on or with respect to the Loans and Certificate Amounts and Available Commitments during the immediately preceding Interest Period ending on such Payment Date and any Capitalized Contingent Costs then due and payable. The Advance Date with respect to each such Advance for such accrued Participant Capitalized Costs shall be the relevant Payment Date (subject to the terms and conditions for an Advance set forth in this Participation Agreement at Section 3.1 and as provided for below), and the proceeds of such Advance shall be applied to pay such accrued Capitalized Interest, Capitalized Yield, Capitalized Fees and Capitalized Contingent Costs. On each Advance Date on which each such Advance is being made for Participant Capitalized Costs or pursuant to Section 3.3(a) to pay any other Capitalized Contingent Costs, the Asset Costs Funded by the Participants and the Lease Supplement Balance for each Uncompleted Facility, Uncompleted Equipment Group and Proposed Site shall be increased by an amount equal to the Capitalized Interest, Capitalized Yield, Capitalized Fees and Capitalized Contingent Costs so Funded; provided, however, that if an Advance hereunder would exceed the limitations and limits set forth in the second sentence of Section 3.1(a), no Participant shall have any obligation to make such Advance. Unless Lessee otherwise notifies Administrative Agent in writing not later than three (3) Business Days prior to such Payment Date, the making of such Advance shall be deemed a certification by Lessee that such Advance satisfies the conditions at Section 3.1(d) and as to each of the matters set forth at Sections 3.3(a)(ix), (B), (C) and (I) are true and correct with respect to such Advance.

(b)   If any Participant shall request Lessor to capitalize the amount of any Claims relating to a Nonrelated Project Event or any loss or liability resulting from a Casualty or Condemnation occurring during the Commitment Period, any such amount shall be capitalized by automatically treating such amount as an Advance (funded by such Participant) and shall correspondingly increase the Participant Balance of such Participant and the Administrative Agent shall allocate such Advance to the Lease Supplement Balance for the applicable Uncompleted Facility, Uncompleted Unit or Proposed Site. Administrative Agent shall notify Lessee and each Participant of each amount so capitalized and treated as an Advance (and the related increase in Participant Balance and Asset Balance therein) under this Section 3.4 within fifteen (15) days after each such Advance.

Section 3.5   Non-Funding Lender's Portion.

(a)   In the event that any Lender (a "Defaulting Lender") fails to make available to the Administrative Agent on the applicable Advance Date an amount equal to such Lender's Commitment Percentage of the amount of the Advance required by the terms hereof to be funded on such Advance Date, or the Administrative Agent determines that a Lender will become a Defaulting Lender on the applicable Advance Date, the Administrative Agent shall promptly notify the Lessee thereof and the Lessee shall have the following options: (x) except in respect of any Advance pursuant to Section 3.4 and without in any way waiving the occurrence of any Payment Default, the Lessee may elect to postpone the Funding of the entire Advance (provided, however, that such postponement shall in no event relieve Lessee of its obligation to pay as Contingent Costs any Break Costs suffered or incurred by any Participant as a result of such postponement (other than to the extent of an amount equal to any payment thereof to the Defaulting Lender) as and to the extent required by and pursuant to Article XIV), or (y) the Lessee may elect to have the provisions of clause (b) of this Section 3.5 be applicable. In either event, the Lessee or the Administrative Agent may elect to have the Defaulting Lender replaced with a new Lender acceptable to the Lessee, and the Administrative Agent and the Defaulting Lender shall cooperate (at no cost to the Lessee, Lessor, Non-Defaulting Lenders (as defined below) and Administrative Agent) in replacing such Defaulting Lender. Any replacement of a Defaulting Lender shall not affect any claim, action or right Lessee may have against such Defaulting Lender.

(b)   Upon written request from the Lessee to the Administrative Agent, the Administrative Agent shall (i) promptly notify each other Lender (each, a "Non-Defaulting Lender"), (ii) specify the then Available Commitment (as used in this Section 3.5(b), the "Defaulted Lender Commitment Amount") of the Defaulting Lender and (iii) give to all Non-Defaulting Lenders the opportunity to increase their respective Commitments by notice in writing to Administrative Agent within five (5) Business Days of Administrative Agent's notice in clause (i) above. If the Non-Defaulting Lenders offer to increase their Commitments in an amount in the aggregate not less than the Commitment Shortfall but in no event greater than the Defaulted Lender Commitment Amount, Administrative Agent shall increase the Commitments of the participating Non-Defaulting Lenders on a pro-rata basis in accordance with the respective amounts by which such Non-Defaulting Lenders have offered to participate, it being understood that in no event shall the aggregate amount funded by any Lender exceed the amount of such Lender's Commitment, after giving effect to any increase in such Commitment pursuant to this sentence. In lieu thereof, if no Commitment Shortfall exists, Lessee may request that the Administrative Agent reallocate the Loan Commitments of the Non-Defaulting Lenders and increase the Non-Defaulting Lenders' Commitment Percentages so that the portion of such Advance and each future Advance to be made by the Lenders be made by the Non-Defaulting Lenders ratably on the basis of the reallocated Loan Commitments and Commitment Percentages.

As soon as practical after receipt of notices from Non-Defaulting Lenders electing to participate in the Defaulted Lender Commitment Amount in an amount not less than the Commitment Shortfall, but in no event greater than the Defaulted Lender Commitment or a reallocation of the Loan Commitments of the Non-Defaulting Lenders to the extent permitted above, Administrative Agent shall notify each participating Lender of its revised Loan Commitment or Commitment Percentage, as the case may be, Lessee may resubmit such Advance Request and each Lender shall transfer to Administrative Agent, in immediately available funds, its pro rata share of the requested Advance, determined in proportion to the revised Loan Commitments of the Lenders. The Aggregate Commitment Amount and Aggregate Available Commitment shall be deemed to be reduced to the extent that the Loan Commitments of the Non-Defaulting Lenders, following a revision of Loan Commitments or Commitment Percentages as provided for above, are less than the aggregate Loan Commitments of all Lenders (including the Defaulting Lender) prior to making any such revision. Following a revision of the Loan Commitments or Commitment Percentages and a reduction in the Aggregate Commitment Amount and Aggregate Available Commitments as described above, a Defaulting Lender shall not have the right to Fund its Defaulted Lender Commitment Amount with respect to such Advance or any future Advance, unless Administrative Agent and Lessee agree to reinstate such Lender's Commitment Amount, but only to the extent necessary to restore any adjustment in Commitment Percentages arising solely as a result of a reallocation as provided for above in this paragraph.

Unless (i) Non-Defaulting Lenders offer to increase their Loan Commitments in an amount not less than the Commitment Shortfall, (ii) the Defaulting Lender is replaced pursuant to Section 3.5(a), or (iii) if no Commitment Shortfall exists, Lessee requests that the Administrative Agent reallocate the Loan Commitments of the Non-Defaulting Lenders, no Non-Defaulting Lender or Certificate Holder shall be obligated to fund any Advances.

Section 3.6   Non-Funding Certificate Holder's Portion.

(a)   In the event that any Certificate Holder (a "Defaulting Certificate Holder") fails to Fund to the Administrative Agent on the applicable Advance Date an amount equal to such Certificate Holder's Commitment Percentage of the amount of the Advance required by the terms hereof to be funded on such Advance Date, or the Administrative Agent determines that a Certificate Holder will become a Defaulting Certificate Holder on the applicable Advance Date, the Administrative Agent shall promptly notify the Lessee thereof and the Lessee shall have either or both of the following options: (x) the Lessee may elect to postpone the funding of the entire Advance (provided, however, that such postponement shall in no event relieve Lessee of its obligation to pay as Contingent Costs any Break Costs suffered or incurred by any Participant as and to the extent required by and pursuant to Article XIV) (other than to the extent of an amount equal to any payment thereof to the Defaulting Certificate Holder), and/or (y) the Lessee may elect to have the provisions of clause (b) of this Section 3.6 be applicable. The Lessee or the Administrative Agent may elect to have the Defaulting Certificate Holder replaced with a new Certificate Holder acceptable to the Lessee, and the Administrative Agent and the Defaulting Certificate Holder shall cooperate (at no cost to the Lessor, Non-Defaulting Lenders and Administrative Agent) in replacing such Defaulting Certificate Holder.

(b)   Upon written request from the Lessee to the Administrative Agent, the Administrative Agent shall (i) promptly notify each other Certificate Holder (each, a "Non-Defaulting Certificate Holder"), (ii) specify the then Available Commitment (as used in this Section 3.6(b), the "Defaulted Certificate Holder Commitment Amount") of the Defaulting Certificate Holder and (iii) give to all Non-Defaulting Certificate Holders the opportunity to increase their respective Commitments by notice in writing to Administrative Agent within five (5) Business Days of Administrative Agent's notice in clause (i) above. If the Non-Defaulting Certificate Holders offer to increase their Commitments in the aggregate in an amount not less than the Commitment Shortfall but in no event greater than the Defaulted Certificate Holder Commitment Amount, Administrative Agent shall increase the Commitments of the participating Non-Defaulting Certificate Holders on a pro-rata basis in accordance with the respective amounts by which such Non-Defaulting Certificate Holders have offered to participate, it being understood that in no event shall the aggregate amount funded by any Certificate Holder exceed the amount of such Certificate Holder's Commitment, after giving effect to any increase in such Commitment pursuant to this sentence. In lieu thereof, if no Commitment Shortfall exists, Lessee may request that the Administrative Agent reallocate the Certificate Commitments of the Non-Defaulting Certificate Holders and increase the Non-Defaulting Certificate Holders' Commitment Percentages so that the portion of such Advance and each future Advance to be made by the Certificate Holders be made by the Non-Defaulting Certificate Holders ratably on the basis of the reallocated Certificate Commitments and Commitment Percentages.

As soon as practical after receipt of notices from Non-Defaulting Certificate Holders electing to participate in the Defaulted Certificate Holder Commitment Amount in an amount not less than the Commitment Shortfall but in no event greater than the Defaulted Certificate Holder Commitment Amount or a reallocation of the Certificate Commitments of the Non-Defaulting Certificate Holders to the extent permitted above, Administrative Agent shall notify each participating Certificate Holder of its revised Certificate Commitment or Commitment Percentage, as the case may be, Lessee may resubmit such Advance Request, and each Certificate Holder shall transfer to Administrative Agent, in immediately available funds, its pro rata share of the requested Advance, determined in proportion to the revised Certificate Commitments or Commitment Percentages, as the case may be, of the Certificate Holders. The Aggregate Commitment Amount and Aggregate Available Commitment shall be deemed to be reduced to the extent that the Certificate Commitments of the Non-Defaulting Certificate Holders, following a revision of Certificate Commitments or Commitment Percentages as provided for above, are less than the aggregate Certificate Commitments of all Certificate Holders (including the Defaulting Certificate Holder) prior to making any such revision. Following a revision of the Certificate Commitments or Commitment Percentage and a reduction in the Aggregate Commitment Amount and Aggregate Available Commitments as described above, a Defaulting Certificate Holder shall not have the right to fund its Defaulted Certificate Holder Commitment Amount with respect to such Advance or any future Advance, unless Administrative Agent and Lessee agree to reinstate such Certificate Holder's Commitment Amount, but only to the extent necessary to restore any adjustment in Commitment Percentages arising solely as a result of a reallocation as provided for above in this paragraph.

Unless (i) Non-Defaulting Certificate Holders offer to increase their Certificate Commitments in an amount not less than the Commitment Shortfall, or (ii) the Defaulting Certificate Holder is replaced pursuant to Section 3.6(a), or (iii) if no Commitment Shortfall exists, Lessee requests that the Administrative Agent reallocate the Certificate Commitments of the Non-Defaulting Certificate Holders, no Non-Defaulting Certificate Holder or Lender shall be obligated to fund any Advances.

Section 3.7   Additional Rights of Lessee. In the event Lessee receives notice from Administrative Agent of any Defaulted Amounts under either Section 3.5 or Section 3.6, or both, the Lessee shall have the rights set forth under Article XI in addition to any other rights that Lessee may have against any Defaulting Lender or Defaulting Certificate Holder, at law or equity.

Section 3.8   Cash Collateralization.

(a)   On the Cash Collateralization Date, Lessee shall deposit in a cash collateral account ("Cash Collateral Account") opened at a Qualified Financial Institution (the "Collateral Agent"), an amount in cash equal to 100% of the aggregate outstanding principal amount of the Class A Notes, excluding the Notes of any New Class A Noteholders (the "Required Cash Collateral Amount"). Such Cash Collateral Account shall be opened in the name of the Collateral Agent for the benefit of such Class A Noteholders. Lessee hereby grants to the Collateral Party, for the benefit of the Lessor and the Participants, a security interest in the Cash Collateral Account, such cash collateral and all amounts and instruments held in the Cash Collateral Account, any and all Permitted Investments, and any instruments acquired with such funds to secure the obligations of the Lessee under the Lease and the other Operative Agreements. Amounts held in such Cash Collateral Account may be invested in Permitted Investments at the direction of the Lessee, and such amounts, including any interest earned on such amounts, shall be applied by the Administrative Agent to the payment of the Obligations (except to the extent distributed to Lessee pursuant to Section 3.8(b)) when due under the Lease and the other Operative Agreements. Prior to the Cash Collateralization Date, Lessee shall execute and deliver to the Administrative Agent for the benefit of Lessor and the Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the security interest in such Cash Collateral Account, including a Security Agreement, financing statements, acknowledgments, and an opinion of counsel, subject to standard exceptions, as to Collateral Party's first priority security interest in all such collateral.

(b)   If (i) on the last day of each March, June, September and December the aggregate amount of cash plus the fair market value of Permitted Investments in the Cash Collateral Account exceeds 100% of the aggregate outstanding principal amount of the Class A Notes, other than the Notes held by the New Class A Noteholders (such excess, the "Excess Collateral Amount"), (ii) at least five (5) Business Days prior to any such date specified in clause (i) above, Lessee shall have delivered a written notice to Administrative Agent requesting that any such Excess Collateral Amount be paid to it, and (iii) no Event of Default or Default shall have occurred and be continuing, then the Administrative Agent shall direct the Collateral Agent to cause an amount of cash (including cash proceeds from the liquidation of any Permitted Investments in the Cash Collateral Account) equal to the Excess Collateral Amount (calculated as of the date of withdrawal by the Collateral Agent, provided that prior to any withdrawal the Administrative Agent shall have determined that the calculation by the Collateral Agent is correct, such determination which shall be made by 2:00 p.m. on the date of the withdrawal provided that the Administrative Agent has received sufficient documentation supporting such calculation on or before 10:00 a.m. on the date of the withdrawal), less any penalty or charge applicable to the liquidation of the Permitted Investments being liquidated in connection therewith to be withdrawn from the Cash Collateral Account and paid to Lessee, provided that after giving effect to such withdrawal and the payment of any such penalties or charges, the amount on deposit in the Cash Collateral Account equals or exceeds the Required Cash Collateral Amount. The Administrative Agent shall not be liable to Lessee or any other Person for any losses (including loss of profits) arising from the liquidation of any Permitted Investments in order to pay the Excess Collateral Amount pursuant to the immediately preceding sentence.

Section 3.9   Refinancing. Lessee may, by written notice to Trustee, Administrative Agent, and each of the Participants, request that Trustee enter into documentation to refinance the Class A Notes in whole or in part with a bond facility (a "Replacement Facility") arranged by or on behalf of Lessee. Any Replacement Facility shall be in an aggregate principal amount and for a tenor equal to the Class A Notes being refinanced, and the holders of notes in the Replacement Facility shall assume the Loan Commitments and related Funding and other obligations of the Repaid Class A Noteholders under the Loan Agreement allocable to such Repaid Class A Noteholder's Class A Notes, and Guarantors and Lessee shall each execute and deliver to the Repaid Class A Noteholders a release in form and substance reasonably satisfactory to them, releasing each of them from such obligations following the date of such transfer. The terms and conditions of the documentation implementing any Replacement Facility shall be subject to the review and approval of the Certificate Holders, the Remaining Original Class A Noteholders, and the Class B Noteholders, which approval shall not be unreasonably withheld. The Certificate Holders, the Remaining Original Class A Noteholders and the Class B Noteholders may condition their approval solely (a) on a good faith determination that (i) the rights and obligations of the lenders in the Replacement Facility and the terms and conditions set forth in the documentation thereof will not expose the Certificate Holders, the Remaining Original Class A Noteholders and the Class B Noteholders to any new or additional expense, liability or obligation for which they are not fully indemnified by Lessee or the Guarantors and (ii) the substitution of the Loans with the Replacement Facility will not adversely affect the loan or investment value or accounting or tax treatment of the Certificate Holders', the Remaining Original Class A Noteholders' or Class B Noteholders' loans or investments, the rights and interests of the Certificate Holders, the Remaining Original Class A Noteholders, and the Class B Noteholders in the Collateral, or to make claims against the Lessee or the Guarantors. Any Replacement Facility shall be used solely for the repayment in whole or in part of Class A Notes including any accrued interest and other amounts due the Class A Noteholders whose Notes are repaid through and including the date such refinancing is consummated. All of the rights of the Class A Noteholders whose Notes are repaid under Article XIII shall survive the repayment of the Repaid Class A Notes. Immediately prior to the repayment of the Repaid Class A Notes, the parties participating in the Replacement Facility shall enter into documentation, reasonably satisfactory to the Certificate Holders, the Remaining Original Class A Noteholders and the Class B Noteholders, agreeing to be bound by and to assume all of the obligations of the Class A Noteholders whose Notes are repaid under the Operative Agreements and the Certificate Holders, Class B Noteholders and the Remaining Original Class A Noteholders shall receive from the Guarantors a written reaffirmation of the Guarantors' obligations under each of the Guarantees in form and substance satisfactory to the Certificate Holders, the Remaining Original Class A Noteholders and the Class B Noteholders, subject to the terms and conditions of the documentation implementing the Replacement Facility if approved by the other Participants as set forth above. Upon repayment of the Class A Notes to be repaid, the bonds or other instruments issued under the Replacement Facility shall be deemed "Class A Notes" for purposes of the Operative Agreements.

Section 3.10   Optional Commitment Reduction. At the option of the Lessee, from time to time during the Commitment Period, exercisable by written notice to the Administrative Agent (the "Commitment Reduction Notice"), the Lessee may request the Administrative Agent to reduce the Aggregate Available Commitment and Aggregate Commitment Amount, and the Administrative Agent shall notify the Participants of such request and the Participants shall each reduce the unused portion of their respective Commitments, subject, in the case of clauses (iii) and (iv) below, to the reasonable satisfaction of Administrative Agent of the following provisions:

       (i)   such notice from the Lessee shall specify the aggregate amount of such reduction for all Participants, which amount shall be either (x) $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or (y) the remaining unfunded amount of the Available Commitments;

       (ii)   such notice shall specify the effective date of such reduction, such effective date to be a Payment Date not earlier than fifteen (15) Business Days after the date of such notice or such earlier date as may be acceptable to the Administrative Agent;

       (iii)   such notice shall specify if such notice is being given in connection with a purchase of Assets pursuant to Section 18.1(b) or (c) of the Lease;

       (iv)   in such notice, Lessee shall certify to the Lessor, each Participant and Administrative Agent: (A) that, after giving effect to such reduction, the remaining Available Commitments will equal or exceed the Unfunded Future Payment Amounts as of the effective date of such reduction and after giving effect to the purchase of Assets, if any, pursuant to Sections 18.1(b) or (c) of the Lease, (B) that the remaining Contingency Reserves, after such reduction of the Commitments are sufficient for reasonably foreseeable contingencies which might occur during the remaining course of Construction and Acquisition of the Equipment, including Break Costs and Default Completion Costs, if any, which may be incurred based on events occurring on or prior to the date of reduction, (C) the anticipated date on which the Construction and Acquisition of the Equipment and Facilities will be completed, and (D) that Lessee has satisfied all conditions specified in Article XVIII of the Lease to the purchase, if any, of Assets pursuant to Section 18.1(b) or (c) of the Lease, and such certificate shall be accompanied by such information and documentation as Administrative Agent may reasonably request to demonstrate the accuracy of such certifications;

       (v)   any such notice given in connection with a purchase of Assets pursuant to Section 18.1(b) or (c) of the Lease shall be irrevocable when given;

       (vi)   all fees, expenses, Transaction Costs and other amounts accrued with respect to the portion of the Commitments so reduced through the effective date of such reduction shall be paid in accordance with Section 15.18 (provided that, with respect to any such fee, cost or expense allocable to an Uncompleted Unit or Uncompleted Facility pursuant to Section 3.2(b), Lessee shall pay such amounts from the proceeds of Advances pursuant to the terms and subject to the conditions set forth in this Participation Agreement relating to Advances and provided amounts therefore are reserved for the applicable budget); and

       (vii)    (A) Except as provided for in Section 3.5 or 3.6, any reduction of the Available Commitments shall be made pro rata among the Lenders and the Certificate Holders based upon the amounts of their respective Commitments, and (B) unless such reduction was made solely for the purpose of continuing Advances pursuant to Section 3.5 or 3.6, reductions of the Available Commitments pursuant to this Section 3.10 may not be reinstated.

Following such reduction, the Administrative Agent shall reduce the Commitments of each Participant and amend Schedules I and II to reflect all such reductions.

Section 3.11   Optional Commitment Increase.

(a)   It is acknowledged and agreed among the parties that it is anticipated that the Commitments hereunder will be increased after the date hereof by the addition of new Participants, and the Commitments of the existing Participants may be increased, as contemplated by this Section 3.11(a); provided, that the Aggregate Commitment Amount shall not exceed $1,200,000,000. From time to time at the election of the Lessee, additional Participants may become party to this Participation Agreement and the applicable related Operative Agreements, as Certificate Holders or Lenders (provided that any proposed new Participant must meet the requirements set forth in the definition of "Eligible Assignee" to the reasonable satisfaction of the Administrative Agent) by virtue of the execution and delivery of a completed New Party Supplement substantially in the form of Exhibit Q-1 hereto in the case of Lenders and Exhibit Q-2 hereto in the case of Certificate Holders or in either case in such other form as may be agreed to by the Administrative Agent in its reasonable discretion, executed by the Lessee, such proposed new Participant, the Administrative Agent, and the Trustee. The Administrative Agent and the Trustee agree to execute and deliver such New Party Supplement promptly upon the request of the Lessee. Upon such execution by the Lessee, the proposed new Participant, the Administrative Agent, and the Trustee, each such new Participant shall become a Lender or Certificate Holder, as specified in such New Party Supplement, for all purposes hereunder and under the applicable related Operative Agreements as if originally a party hereto. In addition, the Commitment of any existing Participant may, at the request of the Lessee and with the consent of such Participant, from time to time be increased by the execution and delivery by such Participant (in its discretion), the Administrative Agent, the Trustee and the Lessee of a completed Participant Increase Supplement, substantially in the form of Exhibit R, or in such other form as may be agreed to by the Administrative Agent in its reasonable discretion, and upon such execution and delivery by such parties, the provisions hereof and of the other Operative Agreements which refer to such Commitment shall be deemed amended, mutatis mutandis, to reflect such increase in such Participant's Commitment. The Administrative Agent will cause Schedule I and Schedule II regarding Commitments and Commitment Percentages to be revised, with a copy sent to Lessee, each time a New Party Supplement or Participant Increase Supplement has been delivered in accordance with the terms of this Section 3.11(a). Notwithstanding anything contained herein or in any other Operative Agreement to the contrary, this Section 3.11 shall be of no further force and effect at such time as the Commitments are reduced for the first time pursuant to Section 3.10 unless such reduction is made solely for the purposes of continuing Advances pursuant to Section 3.5 or 3.6.

(b)   Upon the delivery of any New Party Supplement or Participant Increase Supplement, the Administrative Agent shall calculate the reallocation of outstanding Loans and Certificate Amounts such that, after giving effect to the increased Commitment represented by such supplement, each Participant holds its applicable share of Loans and Certificate Amounts based on the percentage its Loan Commitment or Certificate Commitment bears to the aggregate Loan Commitments or Certificate Commitments, as applicable (after giving effect to the increased Commitment). The Administrative Agent shall prepare a schedule showing proposed transfers of funds among the Participants to effect the reallocated Loans and Certificate Amounts, and shall provide a copy of such schedule to each Participant. Within ten (10) Business Days following the delivery of such schedule to the Participants, each Participant shall notify the Administrative Agent whether it agrees or disagrees with such calculation. Upon the expiration of such ten (10) Business Day period, the Administrative Agent shall either confirm to the Participants the correctness of the original schedule, or distribute to the Participants a corrected schedule. On the Payment Date following such confirmation or delivery of a corrected schedule, each Participant shall transfer funds to the other Participants if and to the extent reflected on such schedule, whereupon the Loans and Certificate Amounts, as applicable, of each such Participant shall be deemed reallocated as of such date. To the extent necessary to reflect such reallocated Loans and Certificate Amounts, as applicable, each Participant, the Administrative Agent and the Trustee shall cooperate to effect the exchange of Notes and Certificates, and the issuance of new Notes and Certificates, in each case pursuant to the applicable provisions of the Loan Agreement and the Trust Agreement, necessary to properly evidence the Loans and Certificate Amounts as so reallocated.

ARTICLE IV
YIELD; INTEREST

Section 4.1   Yield. The amount of the Certificate Amounts outstanding from time to time shall accrue Yield at the Yield Rate, calculated using the actual number of days elapsed and, during the initial Interest Period and when the Yield Rate is based on the LIBO Rate (Reserve Adjusted), a 360-day year basis and, at all other times, a 365- (or, if applicable, 366) day-year basis. If all or any portion of the Certificate Amounts outstanding, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

Section 4.2   Interest on Loans. Each Loan shall accrue Interest computed and payable in accordance with the terms of the Loan Agreement.

Section 4.3   Payments of Rent; and Payments and Prepayments of Loans and Certificate Amounts.

(a)   The Lessor hereby directs the Lessee to pay to the Administrative Agent, pursuant to the terms of the Lease, the Rent (other than Excepted Payments, which the Lessor hereby directs the Lessee to make directly to the applicable Person entitled thereto) from time to time payable (which prior to the Applicable Base Term Commencement Date shall be paid for with Advances). Notwithstanding anything to the contrary herein or in any other Operative Agreement, except as provided for in the proviso at the end of this sentence and excluding amounts payable by other Persons which Lessee is required to pay over to Lessor, Administrative Agent or any Participant (i) Interest, Yield, Fees and Contingent Costs due and payable and which are allocable to Asset Costs funded for any Uncompleted Facility or Uncompleted Unit and (ii) any other Supplemental Rent, or prior to any Applicable Base Term Commencement Date which would following such date constitute Supplemental Rent, payable for or with respect to any Uncompleted Facility or Uncompleted Unit shall be payable solely from Advances pursuant to the terms and conditions of Section 3.1 to the extent of the Available Commitments; provided, however, that all payments or other amounts whether or not accruing prior to the Applicable Base Term Commencement Date for any Facility or Equipment Group (x) pursuant to Article XIII (other than with respect to Section 13.4), or (y) subject to Section 5.3 of the Supervisory Agreement, if applicable, payable by Lessee pursuant to Section 3.2(c), 3.4 or Article V of the Supervisory Agreement or Article XVI or Section 18.4 of the Lease, shall be the direct recourse obligations of Lessee and shall not be payable with Advances.

(b)   In the event that the Lessee pays any Lease Supplement Balance to the Lessor in connection with the Lessee's purchase of any Facility or Equipment Group in accordance with Section 15.1, 18.1 or Article XIX of the Lease, the Lessor will prepay the outstanding principal amount of the Loans and Certificate Amounts in an amount equal to such Lease Supplement Balance. Each of the Participants hereby acknowledges that its Loans or Certificate Amounts, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).

Section 4.4   Fees; Contingent Costs.

(a)   Lessee agrees to pay the fees set forth in this Section 4.4 (collectively, the "Fees"). During the Commitment Period, the Fees shall be paid solely with Advances pursuant to the terms and conditions set forth in Article III and Article VI.

(b)   Lessee agrees to pay the following fees (collectively, the "Commitment Fees") to the Persons indicated below (provided, however, that any Commitment Fees payable to the Participants shall be paid to the Administrative Agent on their behalf) from time to time during the Term:

       (i)   An "Upfront Fee" for the benefit of each Lender and Certificate Holder payable on the first Payment Date occurring on the date of or after such Person becomes a Participant.

       (ii)   An "Available Commitment Fee" payable quarterly in arrears on the last day of March, June, September and December of each year commencing on June 30, 2001 for the benefit of each Lender and Certificate Holder in an amount equal to the Available Commitment Fee accrued for the quarterly period ending on such quarterly payment dates. The Available Commitment Fee shall be equal to the Applicable Margin calculated on a per annum basis on an amount equal to the daily unused portion of the aggregate Commitment (computed on the basis of a year of 360 days and actual days elapsed).

The Administrative Agent shall provide to the Lessee from time to time not less than seven (7) Business Days prior to the due date(s) for each Available Commitment Fee, a written statement of the amount of the Available Commitment Fee then due, the due date therefor and the calculation thereof; provided, however, that Administrative Agent's failure to give such notice shall not relieve Lessee of its obligation to pay when due all Available Commitment Fees.

(c)   Other Fees. The Lessee also agrees to pay (i) to Trustee, for its own account, the fees set forth in the Trustee Fee Letter, payable in the amounts and on the dates set forth therein, (ii) to the Administrative Agent, for its own account, the fees set forth in the Syndication Letter, (iii) to the Arranger, the fees set forth in the Syndication Letter, and (iv) to Citicorp USA, Inc., the fees set forth in the letter dated April 30, 2001 among Citicorp USA, Inc., the Lessee, the Trust, PPL Corporation and the Administrative Agent. The fees payable pursuant to this Section 4.4(c) shall be payable in the amounts and on the dates set forth in each such letter.

Section 4.5   Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Agreements shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Agreement.

Section 4.6   Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement and the Lease, (y) Lessor to the Certificate Holders under the Trust Agreement and the Certificates and to the Lenders under the Loan Agreement and the Notes, and (z) either Lessee or Lessor or any other party under any other Operative Agreement shall be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes or any other Operative Agreement would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes or any other Operative Agreement, it is agreed as follows as to the recipient of any such amount:

(a)   the provisions of this Section 4.6 shall govern and control over any other provision in this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes and any other Operative Agreement, and each provision set forth therein is hereby so limited;

(b)   the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes or any other Operative Agreement shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the "Highest Lawful Rate"), and all amounts owed under this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes and any other Operative Agreement shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes and any other Operative Agreement shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c)   all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes or any other Operative Agreement shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d)   if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Trust Agreement, the Certificates, the Loan Agreement, the Notes and any other Operative Agreement executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Agreements shall be limited, notwithstanding anything to the contrary in the Operative Agreements, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Agreements below the recipient's Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7   Extension of Maturity Date and Expiration Date.

(a)   Lessee may, by written request to Administrative Agent (which request Administrative Agent shall forward to each Participant not later than three (3) Business Days following Administrative Agent's receipt of such request) given not earlier than four hundred fifty (450) days and not later than three hundred sixty (360) days prior to the expiration of the Base Term (a "Base Term Extension Request") request that the Expiration Date be extended to June 30, 2013 with respect to all of the Assets, except Assets for which Lessee has given a Purchase Notice which has become irrevocable pursuant to Article XVIII of the Lease. No later than the date (the "Base Term Extension Response Date") which is forty-five (45) days after such request has been delivered to each Participant, each Participant shall notify Administrative Agent in writing whether or not it consents to such Base Term Extension Request, provided that any Participant that fails to so advise Administrative Agent on or prior to the Base Term Extension Response Date shall be deemed to have denied such Base Term Extension Request, and such Participant and any Participant that has notified Administrative Agent that it does not consent to the Base Term Extension Request shall be deemed to be a "Non-Consenting Participant", subject to Lessee's right, to the extent permitted pursuant to Section 4.7(b) to replace any Participant who does not consent to such Base Term Extension Request. The extension of the Expiration Date contemplated by any Base Term Extension Request shall become effective as of the first date (the "Base Term Extension Effective Date" with respect to such extension) on or after the Base Term Extension Response Date on which all of the following conditions have been satisfied or waived by each Participant (other than Non-Consenting Participants who have been replaced to the extent permitted pursuant to Section 4.7(b) below) and each Replacement Participant:

       (i)   on both the date of the Base Term Extension Request and the Base Term Extension Effective Date, (w) each of the representations and warranties made by Lessee in or pursuant to the Participation Agreement and each Guarantor in the Guarantees shall be true and correct in all material respects as if made on and as of each such date, except that any such representation or warranty which was expressly made only as of a specified date was true in all material respects only as of such date, (x) no Event of Default shall have occurred and be continuing, (y) Lessee shall not have elected the Sale Option and, with respect to the Lease Supplements to which the Base Term Extension Request applies, Lessee shall not have elected the Purchase Option; and (z) on each of such dates Administrative Agent shall have received a certificate of Lessee as to the matters relating to Lessee and Guarantor set forth in clauses (w), (x) and (y) above; and

       (ii)   each of the Participants (other than Non-Consenting Participants who have been replaced to the extent permitted pursuant to Section 4.7(b) below), and the Replacement Participants shall have consented to the Base Term Extension Request on or prior to the date which is 290 days prior to the expiration of the Base Term or, so long as Lessee has not elected the Sale Option, 270 days prior to the expiration of the Base Term.

(b)   At any time after the Base Term Extension Response Date and prior to 290 days prior to the expiration of the Base Term or, so long as Lessee has not elected the Sale Option, 270 days prior to the expiration of the Base Term, Lessee shall be permitted to replace any Non-Consenting Participant with a replacement bank or other financial institution (a "Replacement Participant") in accordance with Section 11.

Section 4.8   Determination of Rates and Interest Periods. The Lessee on behalf of Lessor shall select whether the rate of Interest and Yield for each Interest Period (the "Applicable Rate") will be determined by reference to the LIBO Rate or the Alternate Base Rate by giving notice (by telephone, promptly confirmed in writing) of that determination to the Administrative Agent no later than 10:00 a.m. (New York City time) (i) in the case of the LIBO Rate, on the third Business Day before the commencement of such Interest Period, and (ii) in the case of the Alternate Base Rate, on each Interest Reset Date. If the Lessee timely gives notice that the Applicable Rate be determined by reference to the LIBO Rate, Lessee shall also specify in such notice the applicable Interest Period. If the Lessee fails to timely give notice that the Applicable Rate be determined by reference to the LIBO Rate, then, as of the third Business Day prior to the commencement of the relevant Interest Period, the Lessee shall be deemed to have selected the Applicable Rate to be determined by reference to the LIBO Rate for a one (1) month Interest Period.

Section 4.9   Conversion of Applicable Rates. Subject to the notice requirement set forth in Section 4.8 and to the payment of all Break Costs (including the payment of Break Costs in the event the Lessee elects to convert the reference for the Applicable Rate from the LIBO Rate to the Alternate Base Rate after the Lessee shall have been deemed to have elected that the Applicable Rate be determined by reference to the LIBO Rate pursuant to the last sentence of Section 4.8), the Lessee may elect to convert the reference for the Applicable Rate from the LIBO Rate to the Alternate Base Rate, or elect a different Interest Period, on three (3) Business Days' prior notice to the Administrative Agent. Subject to the notice requirement set forth in Section 4.8, the Lessee may elect to convert the reference for the Applicable Rate from the Base Rate to the LIBO Rate on any Business Day.

Section 4.10   Number of Elections. All elections by Lessee hereunder shall be subject to the limitations set forth in the definition of "Interest Period."

ARTICLE V
CERTAIN INTENTIONS OF THE PARTIES

Section 5.1   Nature of Transaction. It is the intention of the parties that:

(a)   the Overall Transaction constitutes an operating lease from Lessor to Lessee for purposes of Lessee's financial reporting, including, without limitation, under Financial Accounting Standards Board Statement No. 13;

(b)   for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based) purposes:

       (i)   the Overall Transaction (including, without limitation, the transactions and activities during the Commitment Period referred to or contemplated by the Supervisory Agreement) constitutes a debt financing by the Participants to Lessee and preserves beneficial ownership in the Assets in Lessee, and the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, and the payment by Lessee of any amounts in respect of the Asset Balance shall be treated as payments of principal to the Participants;

       (ii)   the Lease provides for a security interest or Lien, as the case may be, in the Assets and the other Collateral, in favor of the Lessor, and for the benefit of the Participants, to secure Lessee's payment and performance of the Obligations; and

       (iii)   the Security Instruments create Liens on and security interests in the Assets and the other Collateral, for the benefit of all of the Participants to secure Lessor's payment and performance of the Loan Agreement, Trust Agreement, Notes, Certificates and other applicable Operative Agreements.

Nevertheless, Lessee acknowledges and agrees that none of Lessor, the Administrative Agent, Arranger or any Participant has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Agreements or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Agreements and the Overall Transaction as it deems appropriate.

(c)   Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Guarantor, Lessor, the Certificate Holders or the Lenders or any collection actions, the transactions evidenced by the Operative Agreements (including, without limitation, the Lease) constitute a financing made directly to Lessee by the Participants, in each case as unrelated third party lenders, and that Lessor holds title to the Assets for the benefit of the Participants to secure Lessee's obligations to repay such financing to the Participants and all other amounts due under any of the Operative Agreements.

Section 5.2   Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee, the Lessor, the Certificate Holders and the Lenders that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Interest on the Loans and Yield on the Certificate Amounts on each Payment Date; provided, however, that prior to the Applicable Base Term Commencement Date for any Uncompleted Facility or Uncompleted Unit, Lessee shall cause all Capitalized Costs and any other Supplemental Rent to be paid from Advances; (ii) if the Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Assets or, to the extent permitted, certain Equipment or a Facility or a Proposed Site, the Loans, the Certificate Amounts, all accrued and unpaid Interest and Yield thereon, any Fees and all other obligations of the Lessee owing to the Lessor and the Participants shall be paid by the Lessee to the extent of the purchase amounts payable thereon; (iii) if the Lessee properly elects the Sale Option and subject to Articles XX and XXI of the Lease, the Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Assets, the Aggregate RVG Amount and any amounts due pursuant to Section 20.2 of the Lease (which aggregate amounts may be less than the unpaid principal of the Notes and Certificates), together with all other amounts due and payable as Supplemental Rent, but subject to the rights of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d)(i); and (iv) upon an Event of Default resulting in an acceleration of the Lessee's obligation to purchase the Assets under the Lease or Supervisory Agreement, the amounts then due and payable by the Lessee under the Lease on a recourse basis shall include all amounts necessary to pay in full the Aggregate Permitted Asset Balance, it being understood that any difference between the Asset Balance and the Aggregate Permitted Asset Balance may be recovered from the proceeds from a sale of the Assets and the other Collateral subject to the terms and conditions of the Operative Agreements, plus all other amounts then due from the Lessee to the Participants under the Operative Agreements, subject, however, (x) prior to the Applicable Base Term Commencement Date to the limitation on Lessee's recourse liability at Section 5.3 of the Supervisory Agreement with respect to any Uncompleted Unit or Uncompleted Facility and (y) any applicable limitation on Lessee's recourse liability to the Aggregate Permitted Asset Balance set forth in the Operative Agreements.

Section 5.3   Distribution.

(a)   Except as otherwise provided in Section 5.3(g), each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) and during the Commitment Period each Advance for Participant Capitalized Costs received by the Administrative Agent shall be distributed by the Administrative Agent to the Participants, in accordance with, and for application to, the amount of Interest, Yield and Fees then due on the Loans, Certificate Amounts and the Commitments of the Participants as well as any overdue Interest or Yield due to each Lender or Certificate Holder (to the extent permitted by Applicable Laws).

(b)   Any payment received by the Administrative Agent as a result of:

       (i)   the purchase of all or any portion of the Assets (including any Proposed Site) in connection with the Lessee's exercise of its Early Termination Option under Section 18.1 of the Lease or its Purchase Option under Section 19.1 of the Lease, or

       (ii)   except as specifically provided for in Section 5.3(c), (d)(iii) or (g), the Lessee's compliance with its obligation to purchase (or cause its designee to purchase) all or any portion of the Assets in accordance with the Lease, or

       (iii)   the payment of the Allocated Purchase Amount in accordance with Section 15.1 of the Lease or Section 3.4 of the Supervisory Agreement, or

       (iv)   the repayment of any Excepted Costs pursuant to Section 3.5 of the Supervisory Agreement,

shall be distributed by the Administrative Agent to pay in full, on a pro-rata basis, as applicable, the Participant Balance of each applicable Participant.

(c)   (i)   The payment by the Lessee of all or a portion of the Aggregate C&A Recourse Amount or any Lease Supplement Recourse Amount or the Aggregate Permitted Asset Balance or any Lease Supplement Permitted Balance shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them; and

second, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance; and

third, the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

(ii)   The payment by the Lessee of the Aggregate RVG Amount to the Administrative Agent in accordance with Section 20.1(j) of the Lease upon the Lessee's exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Loan Balance attributable to the Class A Notes, to the Class A Noteholders for application to pay in full the Loan Balance owing to them; and

second, on a pro rata basis based on their respective shares of the Loan Balance attributable to the Class B Notes, to the Class B Noteholders for application to pay in full the Loan Balance owing to them; and

third, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance; and

fourth, the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

(d)   (i)   Any payments received by the Administrative Agent as (A) Gross Proceeds from the sale of an Equipment Group or Facility leased under a Lease Supplement pursuant to the Lessee's exercise of the Sale Option pursuant to Article XX of the Lease and (B) with respect to each such Equipment Group or Facility, indemnification payments pursuant to Section 13.2 shall be distributed by the Administrative Agent in the funds so received in the following order of priority:

first, in an amount not to exceed the Lease Supplement Permitted Balance for such Lease Supplement, on a pro rata basis based on their respective shares of the Loan Balance attributable to the Class B Notes, to the Class B Noteholders for application to pay in full the Loan Balance owing to them, and second, after application to such Lease Supplement Permitted Balance of the amounts paid under clause first, in an amount not to exceed such Lease Supplement Permitted Balance, on a pro rata basis based on their respective shares of the Loan Balance attributable to the Class A Notes, to the Class A Noteholders for application to pay in full the Loan Balance owing to them, and third, after application to such Lease Supplement Permitted Balance of the amounts paid under clauses first and second, in an amount not to exceed such Lease Supplement Permitted Balance, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them, and fourth, to the Lessee to repay to Lessee in full the Lease Supplement RVG Amount for such Equipment Group or Facility to the extent previously paid by the Lessee, and fifth, in an amount on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance, and sixth, in an amount on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance, and seventh, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

       (ii)   Any payments of Liquidated Damages or Rebates shall be paid over to Administrative Agent. Except as provided in Section 5.3(g), all Liquidated Damages and Rebates (other than Liquidated Damages used to repair a Facility in accordance with Section 2.4(g) of the Supervisory Agreement) received by Administrative Agent, and any amounts that may be distributed by the Administrative Agent to the Participants pursuant to a Project Collateral Account Agreement, shall be distributed by the Administrative Agent on the Payment Date immediately following the receipt by the Administrative Agent of any such payment, in the funds so received in the following order of priority:

first, on a pro rata basis based on their respective shares of the sum of the outstanding Loans and Certificate Amounts, as the case may be, to the Participants for application to pay in full the outstanding Loans and Certificate Amounts, and second, the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

       (iii)   Any amounts that may be distributed by the Administrative Agent to the Participants from the Cash Collateral Account, not in excess of the Aggregate Permitted Asset Balance, shall be distributed by the Administrative Agent, on the Payment Date immediately following the receipt by the Administrative Agent of any such payment, in the funds so received in the following order of priority:

first, on a pro rata basis based on their respective shares of the outstanding Class A Notes, other than any New Class A Notes, to the holders of such Class A Notes for application to pay in full the portion of Loan Balance owing to them, and second, on a pro rata basis based on their respective shares of the Loan Balance, to the other Lenders, including the holders of the New Class A Notes for application to pay in full the Loan Balance, and third, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them.

After payment of the foregoing amounts, any remaining balance in the Cash Collateral Account shall be promptly distributed to or as directed by the Lessee.

(e)   All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Agreements.

(f)   Notwithstanding any other provision of this Section 5.3, any Excepted Payment (including Advances made during the Commitment Period to pay such amounts) received at any time by the Administrative Agent shall be distributed promptly to the Person entitled to receive such Excepted Payment pursuant to the Operative Agreements.

(g)   (i)   Except as provided in Section 5.3(d)(iii) above and Sections 5.3(g)(ii) and 5.3(g)(iii) below, if, on any date, an Event of Default exists, a payment is made of any amount (other than the Aggregate C&A Recourse Amount, any Lease Supplement Recourse Amount, the Aggregate Permitted Asset Balance, any Lease Supplement Permitted Balance or any amount pursuant to the Early Termination Option), including proceeds from the sale of Assets, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, in an amount not to exceed the Aggregate Permitted Asset Balance, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them, and second, in an amount which together with all amounts paid under clause first does not exceed the Aggregate Permitted Asset Balance, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them, and third, to the Lessee to pay in full the Aggregate C&A Recourse Amount or the Aggregate Permitted Asset Balance, as applicable, to the extent previously paid by the Lessee, and fourth, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them, and fifth, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them, and sixth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

       (ii)   Notwithstanding the provisions of Section 5.3(g)(i) above to the contrary, if, on any date, after a Construction Period Event of Default has occurred and is continuing, a payment is made of any amount attributable to the applicable Uncompleted Facility or Uncompleted Units (other than the Aggregate C&A Recourse Amount, any Lease Supplement Recourse Account, the Aggregate Permitted Asset Balance, any Lease Supplement Permitted Balance or any amount pursuant to the Early Termination Option), including proceeds from the sale of such Uncompleted Facility or Uncompleted Units, as the case may be, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, in an amount not to exceed the Lease Supplement Permitted Balance applicable to such Uncompleted Facility or Uncompleted Units, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them, and second, after application to such Lease Supplement Permitted Balance applicable to such Uncompleted Facility or Uncompleted Units of the amounts paid under clause first, in an amount not to exceed such Lease Supplement Permitted Balance applicable to such Uncompleted Facility or Uncompleted Units, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them, and third, to the Lessee to repay Lessee in full the Lease Supplement Recourse Amount for such Uncompleted Units or Uncompleted Facility, to the extent previously paid by the Lessee, and fourth, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance, and fifth, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance, and sixth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

Any amounts applicable to any Units for which the Unit Completion Date has occurred, shall be distributed pursuant to Section 5.3(g)(i) above.

       (iii)   Notwithstanding the provisions of Section 5.3(g)(i) above to the contrary, if, on any date, after an Event of Default has occurred and is continuing giving rise to a limitation on Lessee's liability pursuant to Section 16.3(a)(ii), proceeds are received by Administrative Agent from the sale by Lessor of a Completed Facility or Completed Equipment Group pursuant to Section 16.2 (other than a sale pursuant to Lessee's exercise of an Early Termination Option), then the distribution of the proceeds from the sale of such Completed Facility or Completed Equipment Group shall be made by the Administrative Agent in the following order of priority (it being understood that if an Event of Default exists with respect to any event, condition, matter or breach other than as specifically referred to in Section 16.3(a)(ii), such proceeds shall be distributed pursuant to Section 5.3(g)(i) above):

first, in an amount not to exceed the Lease Supplement Permitted Balance applicable to such Completed Facility or Completed Equipment Group, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance owing to them, and second, after application to such Lease Supplement Permitted Balance applicable to such Completed Facility or Completed Equipment Group of the amounts paid under clause first, in an amount not to exceed such Lease Supplement Permitted Balance applicable to such Completed Facility or Completed Equipment Group, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance owing to them, and third, to the Lessee to repay Lessee in full the Lease Supplement RVG Amount for such Completed Facility or Completed Equipment Group, to the extent previously paid by the Lessee following such Event of Default, and fourth, on a pro rata basis based on their respective shares of the Loan Balance, to the Lenders for application to pay in full the Loan Balance, and fifth, on a pro rata basis based on their respective shares of the Certificate Balance, to the Certificate Holders to pay in full the Certificate Balance, and sixth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

Any proceeds from a sale of Assets other than any such Completed Facility or Completed Equipment Group shall be distributed pursuant to Section 5.3(g)(i) above.

(h)   (i)   Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Agreements or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(g).

       (ii)   Except as otherwise provided in Sections 5.3(a) and 5.3(f), all payments received and amounts realized by the Administrative Agent under the Lease or otherwise with respect to any Asset, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Participant Balances of all of the Participants and all other amounts due and owing to the Participants, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(g)(ii), except that such payment shall be distributed omitting clauses "second," "third," "fourth" and "fifth" of such Section 5.3(g)(ii).

       (iii)   Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Agreement, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Agreement.

(i)   Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to Section 15.1 the Lease or Section 3.4(a)(x) of the Supervisory Agreement shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Assets in accordance with Section 15.1(b) of such Lease or Section 3.4(b) of the Supervising Agreement or any payment by Lessee pursuant to Section 3.4(c) of the Supervising Agreement shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of such Lease shall be distributed to, or as directed by, the Lessee.

(j)   To the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant, then each such payment which is payable to a Lender shall first be applied to accrued Interest and then to principal outstanding on the Loans and each such payment which is payable to a Certificate Holder shall first be applied to accrued Yield and then to the Certificate Amounts, as applicable.

Section 5.4   Adjustments. (a) If any Participant (a "Benefitted Participant") shall at any time receive any payment of all or part of its Loans or Certificate Amounts, as applicable, or Interest or Yield thereon, as applicable, or receive any of the Collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in an amount greater than the amount to which such Participant was entitled pursuant to Section 5.3 of this Participation Agreement, such Participant shall return such amount or Collateral to the Administrative Agent for distribution to the Person(s) entitled thereto in accordance with such Section 5.3; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Participant so that the excess payment or benefits returned by such Benefitted Participant exceed the remaining excess payment or benefits held by such Benefitted Participant, the excess payment or benefits, as applicable, returned by such Benefitted Participant shall be restored to the Benefitted Participant, to the extent of such recovery, but without interest.

ARTICLE VI
CONDITIONS PRECEDENT TO ADVANCES

Section 6.1   Conditions Precedent to the Initial Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on the Initial Advance Date, the obligations of the Certificate Holders to Fund the related Certificate Amounts on the Initial Advance Date and the obligation of the Lenders to make the related Funding of their Loans on the Initial Advance Date are subject to the satisfaction or waiver on or prior to the Initial Advance Date of each of the following conditions precedent:

(a)   Lessee's Resolutions and Incumbency Certificate, Etc. The Lessee shall have delivered to the Administrative Agent (i) a good standing certificate with respect to Lessee from the Secretary of State of Delaware, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (ii) an Officer's Certificate of Lessee substantially in the form of Exhibit G-1, attaching and certifying as to (A) the limited liability company authority for the execution, delivery and performance by Lessee of each Operative Agreement to which it is or will be a party, (B) its organizational documents, (C) its operating agreement and (D) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is a party.

(b)   PPL Corporation Resolutions and Incumbency Certificate, Etc. PPL Corporation shall have delivered to the Administrative Agent (i) a good standing certificate from the Secretary of State of Pennsylvania, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (ii) an Officer's Certificate of Guarantor substantially in the form of Exhibit G-2, attaching and certifying as to (A) the corporate authority for the execution, delivery and performance by PPL Corporation of each Operative Agreement to which it is or will be a party, (B) its organizational documents, (C) its by-laws and (D) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is a party.

(c)   Trustee Documents. The Administrative Agent shall have received, each dated as of the Initial Advance Date (unless otherwise specified) and in form and substance satisfactory to the Agent and Lessee:

       (i)   a certificate of the Secretary or an Assistant Secretary of State Street Bank and Trust Company of Connecticut, National Association certifying (A) the organizational documents of State Street Bank and Trust Company of Connecticut, National Association, (B) the resolutions of the board of directors of State Street Bank and Trust Company of Connecticut, National Association approving the execution, delivery and performance of each Operative Agreement to which the Trustee is a party, and (c) the names and true signatures of the officers of State Street Bank and Trust Company of Connecticut, National Association authorized to sign each Operative Agreement to which the Trustee or the Lessor is a party and the other documents or certificates to be delivered hereunder and thereunder;

       (ii)   an Officer's Certificate of State Street Bank and Trust Company of Connecticut, National Association certifying as to the truth and correctness of the representations and warranties made by State Street Bank and Trust Company of Connecticut, National Association and the Lessor in each Operative Agreement;

       (iii)   a certificate of authority form the Comptroller of the Currency with respect to State Street Bank and Trust Company of Connecticut, National Association dated as of a recent date prior to the Initial Advance Date;

       (iv)   the Certificate of Existence of the Lessor issued by the State of Connecticut; and

       (v)   a favorable opinion of Bingham Dana LLP, counsel to the Trustee and the Lessor, addressed to the Agent, State Street Bank and Trust Company of Connecticut, National Association, the Lessor, each Lender, each Certificate Holder, and Lessee and the Guarantors.

(d)   Trustee Parent Documents. The Administrative Agent shall have received, each dated the Initial Advance Date (unless otherwise specified) and in form and substance satisfactory to the Administrative Agent and Lessee:

       (i)   a certificate of the Secretary or an Assistant Secretary of the Trustee Parent certifying (A) the organizational documents of the Trustee Parent, (B) the resolutions of the board of directors of the Trustee Parent approving the execution, delivery and performance of the Trustee Parent Guarantee and (C) the names and true signatures of the officers of the Trustee Parent authorized to sign the Trustee Parent Guarantee and the other documents or certificates to be delivered hereunder;

       (ii)   a certificate of good standing and legal existence from the Office of the Commissioner of Banking for the Commonwealth of Massachusetts with respect to the Trustee Parent dated as of a recent date prior to the Document Closing Date; and

       (iii)   a favorable opinion of Bingham Dana LLP, counsel to the Trustee Parent, addressed to the Administrative Agent, Trustee, the Trust, each Lender, each Certificate Holder, the Lessee and each Guarantors.

(e)   Opinions of Senior Counsel and Special Counsel to Lessee and PPL Corporation. The Lessee shall have delivered to the Administrative Agent, Lessor and each Participant opinions of the Senior Counsel to PPL Services Corporation, a wholly-owned subsidiary of PPL Corporation as to the matters set forth in Exhibit B-2, and the opinion of Orrick, Herrington & Sutcliffe LLP, special counsel to Lessee and PPL Corporation, as to the matters set forth in Exhibit B-3, which opinions shall be reasonably acceptable in form and substance to the Participants.

(f)   Lessee's Certificate. Lessee shall have delivered to the Administrative Agent a Certificate dated as of the Initial Advance Date in the form of Exhibit C-1 hereto.

(g)   Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements, if any, shall have been paid by or from an Advance, to the extent set forth in the Facility Budget applicable to each Facility, or provisions for such payment shall have been made by the Lessee to the satisfaction of the Administrative Agent.

(h)   Existing Turbine Contract. Copies of the executed Existing Turbine Contract and such other existing documentation and agreements with respect to the acquisition, manufacture, assembly, operation and use of the Equipment, as the Administrative Agent or Lessor may reasonably request, each certified by an Officer of the Lessee as being a true and correct copy thereof.

(i)   Appraisal Matters. Administrative Agent shall have received the appraisal (the "Initial Appraisal") prepared for and accepted by the Lessor under the Existing Warehouse Facility in form and substance satisfactory to each of the Participants which shall show (by the use of appraisal methods reasonably satisfactory to the Participants) the forecasted Fair Market Value of the Turbines and SCRs to be financed under the Equipment Tranche, as of the Unit Completion Date for such Equipment and as of a day occurring on or after the last day of the Base Term, which Fair Market Value as of the last day on or following the last day of the Base Term as set forth in the Initial Appraisal shall be equal to or exceed the Minimum Coverage Amount.

(j)   Filings and Recordings. All filings or recordings enumerated and described in Schedule 6.1(j) hereof, as well as all other filings and recordings necessary or advisable or reasonably requested by Administrative Agent to perfect the rights, titles and interests of Lessor, the Participants and Administrative Agent intended to be created by the Operative Agreements shall have been made in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect Lessor's interest in the Assets and any other property and interests included in the Trust Estate and Administrative Agent's interest in the Security Collateral. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(j) shall have been paid in full by Lessee or will be funded by the Initial Advance, and satisfactory evidence thereof shall have been delivered to Lessor and Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Administrative Agent.

(k)   Requirements of Law. In the reasonable opinion of the Lessor, the Administrative Agent and the Participants and their respective counsel, the Overall Transaction does not and will not violate in any material respect any Applicable Laws and does not and will not subject any such Person to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

(l)   Responsible Officer's Certificate of Lessee. The Administrative Agent shall have received a Responsible Officer's Certificate of the Lessee, in substantially the form of Exhibit D-1 attached hereto, dated as of the Initial Advance.

(m)   Responsible Officer's Certificate of PPL Corporation. The Administrative Agent shall have received a Responsible Officer's Certificate of PPL Corporation, in substantially the form of Exhibit D-3 attached hereto, dated as of the Initial Advance.

(n)   Initial Advance Date. The Initial Advance Date shall occur on or prior to May 3, 2001.

(o)   Liability Insurance. Commercial general liability insurance and all other types of liability insurance specified in and complying with the applicable provisions of Section 2.5(e) of the Supervisory Agreement shall be in full force and effect as evidenced by certificates of insurance, broker's reports or insurance binders delivered to Administrative Agent and Lessor, all in form and substance reasonably satisfactory to the Participants, and such insurance which shall name Administrative Agent, Lessor and each Participant as additional insureds.

(p)   Collateral Assignment. The Administrative Agent shall have received executed originals of the Collateral Assignment.

(q)   GE Documents. Copies of the executed GE Letter, Assignment and Assumption Agreement and Notice of Partial Assignment (the "GE Documents"), in form and substance satisfactory to the Administrative Agent.

(r)   Proceedings Satisfactory and Other Evidence. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by the Operative Agreements and all documents, papers and authorizations relating thereto shall be satisfactory to the Administrative Agent, the Participants, the Lessor, Lessee, the Guarantors and their respective counsel.

All documents and instruments required to be delivered on the Initial Advance Date shall be delivered at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019-5820 Attention: Michael Sloyer, Esq., or at such other location as may be determined by the Administrative Agent and the Lessee.

Section 6.2   Conditions Precedent to each Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on each Advance Date, the obligation of the Certificate Holders to Fund the related Certificate Amounts on such Advance Date, and the obligation of the Lenders to make the related Fundings of their Loans on such Advance Date are subject to satisfaction or waiver on or prior to such Advance Date of the following conditions precedent, except that the condition contained in clause (r) below need only be satisfied on or prior to the date specified therein:

(a)   Advance Request. The Administrative Agent shall have received a fully executed counterpart of the applicable Advance Request, executed by the Lessee, in accordance with Section 3.3(a). Each delivery of an Advance Request and the acceptance by the Lessee of the proceeds of such Advance shall constitute a representation and warranty by the Lessee hereunder and each Guarantor under their respective Guarantees that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), in the case of the Lessee, the statements made by Lessee in Section 8.3 and in the case of each Guarantor, the representations and warranties made by each such Guarantor in the applicable Guarantee are true and correct in all material respects as of such date, and that the certifications given as of the Initial Advance Date as described at Exhibit D-1 and Exhibit D-3 are deemed to have been given and restated by the Lessee and the Guarantor, respectively, as of such Advance Date.

(b)   Fees. Administrative Agent, Lessor and Arranger shall have received all Fees due and payable pursuant to Section 4.4, and on the Advance Date occurring on the Second Document Closing Date, the new Lenders and Certificate Holders will have received payment of their respective Upfront Fees, or such payment will be made out of the requested Advance to the extent permitted pursuant to the terms hereof.

(c)   Representation and Warranties. On the applicable Advance Date, the representations and warranties of the Lessee in Section 8.2 and in each of the other Operative Agreements and of each Guarantor in the Guarantees shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)   Litigation. No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, any other Operative Agreement or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Agreements or the rights or remedies of the Lessor, the Administrative Agent or the Participants with respect to the Lessee, the Guarantors, the Assets or the other Collateral under the Operative Agreements, or (iii) for which there is a reasonable possibility of an adverse decision which has had or would reasonably be expected to have a Material Adverse Effect.

(e)   No Default. Except with respect to the portion of an Advance of amounts specified in Section 3.2(a)(i) provided an Insolvency Event has not occurred, there shall not have occurred and be continuing any Default (excluding a Default relating solely to a Completed Facility or Unit in an Equipment Group for which the Unit Completion Date has occurred), Event of Default or Uninsured Loss nor shall the Lessor have given a Termination Notice pursuant to Section 3.4 of the Supervisory Agreement, and no Default or Event of Default will have occurred after giving effect to the making of the Advance requested by such Advance Request.

(f)   Commitment Amount. After giving effect to the applicable Advance, the aggregate amount of all Advances of all Participants shall not exceed the Available Commitment Amount and the aggregate amount of all Advances made by each Participant shall not exceed the Available Commitment of such Participant.

(g)   Transaction Costs. Lessee shall have paid, or to the extent provided in the applicable Equipment Budget, Facility Budget or Pro Forma Budget, made arrangements to pay by or from such Advance, all applicable Transaction Costs then due and payable.

(h)   Equipment Advances. For each Advance requesting Funds for Equipment Costs or Facility Equipment Costs due and payable under the Equipment Contracts, (i) a statement of the total amount requested by the applicable Manufacturer with respect to such Equipment Advance and (ii) the Equipment Costs in respect of which such Advance is requested shall be allocated to each Uncompleted Unit for which they have been or are being incurred and shall not exceed the applicable budget items plus the applicable Contingency Reserve set forth in the Equipment Group Budget for each Equipment Group.

(i)   Construction Advances. For each Advance requesting Funds for Facility Costs due and payable under the Project Agreements:

       (i)   The Facility Costs in respect of which such Construction Advance is requested shall be allocated to each Uncompleted Facility for which they have been incurred or are being incurred and shall not exceed the applicable budget items plus the applicable Contingency Reserves set forth in the Facility Budget for each such Uncompleted Facility;

       (ii)   Lessor and Administrative Agent shall have received on the date of each such Advance for each Uncompleted Facility, following the Initial Construction Advance for such Uncompleted Facility, an endorsement to the Title Policies for such Uncompleted Facility to which such Advance applies (i) indicating that since the date of the preceding Advance for Construction Costs there has been no change in the state of title (except changes approved by Administrative Agent), (ii) updating the Title Policies with respect to such Uncompleted Facility to the date of such Advance, and (iii) increasing the coverage of the Title Policies for such Uncompleted Facility by an amount equal to the portion of the Advance applicable to such Uncompleted Facility if the Title Policies do not by their own terms provide for such an increase; and

       (iii)   For each Uncompleted Facility to which such Construction Advance applies, the Administrative Agent shall have received a statement of the total amount of each invoice or draw request from the General Contractor or Manufacturer under any Major Project Agreement which is to be paid with the proceeds of such Construction Advance setting forth the amount due under such Major Project Agreement, in each case accompanied by a certification by Lessee as to the correctness of such invoiced amount.

(j)   Commitment Period. No Advance shall be made after the termination of the Commitment Period.

(k)   Consents and Approvals.

       (i)   All Governmental Actions and other approvals and consents required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, each Guarantor and their respective affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Agreements by such persons and that are necessary to have been obtained by such persons prior to such Advance Date in connection with any portion of the Overall Transaction shall have been taken, given or obtained (including, if applicable at such time, the satisfaction of the conditions and obligations under Section 9.1(h)), as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise) except for any such governmental actions, approvals, consents, licensees or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

       (ii)   All Governmental Actions and other approvals, consents, licenses and easements required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or each Guarantor, that are necessary in connection with the acquisition of any Site, the performance at any Site of the Site Obligations, including the Construction of the Site Improvements and the related Equipment Obligations with respect to the Facility Equipment to be installed at such Site, in each case, and that are necessary to have been obtained prior to the applicable Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.

(l)   Taxes. All taxes, charges, fees and costs, if any, payable in connection with the execution, delivery, recording and filing of the Operative Agreements and the transactions contemplated to be consummated on such Advance Date shall have been paid in full, or arrangements for such payment shall have been made to the satisfaction of the Administrative Agent.

(m)   No Material Adverse Change. Immediately prior to, and after giving effect to, such Advance, since December 31, 2000, there shall be no event, change or condition which would have a Material Adverse Effect, in the reasonable judgment of the Required Participants.

(n)   Force Majeure. No Force Majeure Event or Event of Loss exists with respect to any Uncompleted Unit or any Uncompleted Facility unless (i) such event or condition relates solely to an Uncompleted Unit or Uncompleted Facility for which funds are not being requested in such Advance, or if funds are being requested for any such Uncompleted Unit or Uncompleted Facility affected by a Force Majeure Event or Event of Loss, the amounts requested are (x) limited to the amounts reserved for in the applicable Equipment Budget or Facility Budget to pay the deductible provided for in the builder's risk policy insuring such event or loss, provided such deductible amount does not exceed the $350,000 aggregate limitation deductible for all Assets suffering Force Majeure Events as provided for at paragraph (A)(7)(f) of Schedule 2.5(e) to the Supervisory Agreement or (y) to fund Asset Costs for a portion of an Uncompleted Facility not affected by such event and Lessee certifies to Administrative Agent and Lessor that such amounts to be Advanced do not constitute Force Majeure Losses, and (ii) prior to such Advance, Lessee demonstrates to the reasonable satisfaction of Administrative Agent that there will be no Uninsured Loss with respect to any Force Majeure Event or Event of Loss, and such Force Majeure Event, Significant Casualty or Significant Condemnation will not cause the Substantial Completion of any Facility or the Unit Completion Date for any Unit of Equipment to occur later than the applicable Facility Outside Completion Date or the Equipment Group Outside Completion Date, except as permitted at Section 3.2(b) of the Supervisory Agreement.

(o)   Available Commitment. After giving effect to such Advance, the Aggregate Available Commitment shall equal or exceed the Unfunded Future Payment Amounts.

(p)   Excepted Cost Advances. For each Advance requesting Funds for Excepted Costs, Administrative Agent shall have received (i) a certificate from Lessee, (A) identifying the Proposed Site to which such Excepted Costs are being allocated, (B) identifying the Turbines allocated to such Proposed Site and the aggregate amount of Advances previously Funded with respect to such Turbines (the "Turbine Advance Amount"), (C) that such requested Advance for Excepted Costs, together with the sum of all prior Advances for Excepted Costs for such Proposed Site (including any Capitalized Costs related or otherwise allocated to such Advances, but excluding the installment payments paid to the manufacturer of the Turbines allocated to the Proposed Site) and the aggregate amount of Termination Payments which could become payable in the event of a cancellation or termination of all Project Agreements relating to such Proposed Site (other than those arising under the Turbine Agreement), does not exceed 25% of the Turbine Advance Amount for such Proposed Site and (D) that such requested Advance for Excepted Costs, together with all prior Advances for Excepted Costs for all Proposed Sites (including any Capitalized Costs related to such Advances, but excluding the installment payments paid to the manufacturer of the Turbines allocated to the Proposed Site) and the aggregate amount of Termination Payments which could become payable in the event of a cancellation or termination of all Project Agreements relating to all of the Proposed Sites (other than those arising under the Turbine Agreement), other than Repaid or Reallocated Excepted Costs, does not exceed in the aggregate five percent (5%) of the Aggregate Commitment Amount, (ii) with respect to the Initial Advance for a Proposed Site, (x) a Pro Forma Budget for such Proposed Site, and (y) from the Lessee all documents, instruments and certificates, in form and substance, satisfactory to the Administrative Agent, necessary for the Lessee to have complied with the provisions of Section 6.4(c) with respect to the perfection of the Lien of the Administrative Agent, the assignment of any contractual rights under any Equipment Contract relating to the Turbines allocated to such Proposed Site and evidence that the Lessee has exercised the purchase option, if any, under the relevant Equipment Contract pursuant to the terms thereof and (iii) an original counterpart of a Facility Lease Supplement (with sufficient copies for each Participant) executed by Lessor and Lessee with respect to such Proposed Site and which identifies the Proposed Site and the Turbines allocated to such Proposed Site on a schedule thereto, provided that only the Administrative Agent shall retain the copy thereof marked as the original executed counterpart for UCC purposes.

(q)   [Intentionally Deleted.]

(r)   Insurance Consultant Report. At least ten (10) Business Days prior to the earliest to occur of Shipment of any Unit or the commencement of any Construction, installation or Site Preparation or the delivery of any materials to a Site, Administrative Agent shall have received a report from the insurance consultant selected by Administrative Agent, in form and substance satisfactory to Administrative Agent, stating that the Assets and each of Administrative Agent, Lessor and the Participants will be properly and adequately insured pursuant to the requirements of Schedule 2.5(e) of the Supervisory Agreement and that the insurance required in such Schedule to be in place on such date has been secured.

(s)   [Intentionally Deleted.]

(t)   Appraisal Matters. With respect to the first Advance relating to any Unit not subject to the Initial Appraisal, the Administrative Agent shall have received and the Participants shall have reasonably approved an appraisal (the "Equipment Appraisal") performed by the Appraiser in form and substance satisfactory to each of the Participants which shall show (by the use of appraisal methods reasonably satisfactory to the Participants) the forecasted Fair Market Value of the Transformers and other Equipment to be financed under the Equipment Tranche, as of the Unit Completion Date for such Equipment and as of the last day of the Base Term, which Fair Market Value as of the last day of the Base Term shall equal or exceed the Minimum Coverage Amount.

(u)   [Intentionally Deleted.]

(v)   [Intentionally Deleted.]

(w)   [Intentionally Deleted.]

(x)   [Intentionally Deleted.]

(y)   Other University Park Deliveries. No later than July 31, 2001, Lessee shall have satisfied the conditions at Section 6.3 with respect to the University Park Site.

Section 6.3   Conditions Precedent to each Site Acquisition Date and each Site Acquisition Advance. Each Site Acquisition Date and the obligations of the Lessor to acquire or lease, as applicable, the Site and (through the Administrative Agent) to make the Initial Advance on the Site Acquisition Date for Site Acquisition Costs for such Site (a "Site Acquisition Advance"), the obligation of the Certificate Holders to Fund the related Certificate Amounts on such Advance Date, and the obligation of the Lenders to make the related Fundings of their Loans on such Advance Date are subject to satisfaction or waiver on or prior to such Site Acquisition Date or Advance Date, as the case may be, of the following conditions precedent:

(a)   Acquisition of each Site.

       (i)   As directed by the Lessee in writing to the Lessor prior to such Site Acquisition Date, the Lessor shall have (A) either (x) received a deed with respect to such Site, conveying to Lessor fee simple title thereto free of all Liens other than Permitted Liens, or (y) entered into a Ground Lease and Memorandum of Ground Lease with the PPL Group Member owner of such Site (it being understood that, except as set forth in the final paragraph of this Section 6.3, Lessor's obligation to enter into such documents will arise only upon the satisfaction or waiver of the other conditions in this Section 6.3) and (B) received a Hazardous Materials Indemnity for such Site executed by Lessee;

       (ii)   The Administrative Agent shall have received evidence reasonably satisfactory to it that the deed, Ground Lease or Memorandum of Ground Lease, as applicable, the Facility Lease Supplement or a recordable memorandum thereof, and a Mortgage and, in the case of a Ground Lease, a Ground Lease Mortgage, with respect to such Site shall have been recorded with the appropriate Governmental Authorities in the order in which such documents are listed in this clause (and the issuance of the title insurance policies in Section 6.3(e) below shall be satisfactory evidence of the foregoing), and the UCC Financing Statements with respect to the Site shall have been or are being filed with the appropriate Governmental Authorities; and

       (iii)   Without limitation of the other terms and conditions set forth in the form of Ground Lease set forth at Exhibit J, the term of each Ground Lease shall be equal to the greater of 40 years or the useful life (as set forth in the applicable Facility Appraisal) of the Facility to be constructed on the Site subject to such Ground Lease, unless a shorter term for such particular Ground Lease is approved by the Administrative Agent and the Required Participants and such shorter term is taken into account (in the Facility Appraisal for such Facility) in determining the fair market value of the Facility to be constructed on the applicable Site.

(b)   Environmental Report. At least five (5) Business Days prior to an Advance on a Site Acquisition Date, an Environmental Audit with respect to such Site shall have been received by and be satisfactory to the Administrative Agent, with a copy to Lessor, and the Administrative Agent shall receive a letter from the consultant performing the Environmental Audit which allows Administrative Agent, Lessor, and each Participant to rely on such report.

(c)   Searches. Administrative Agent shall have received reports, acceptable to the Administrative Agent and Lessor, as to Lessee and its Affiliates and such Site by the appropriate county filing or recording office of the county in which such Site is located, dated not earlier than ten (10) Business Days prior to the Advance on the Site Acquisition Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens); provided, that this subsection (c) shall be deemed to have been satisfied to the extent that such items are addressed (to the reasonable satisfaction of the Administrative Agent) in the Title Policies delivered pursuant to Section 6.3(e) below.

(d)   Survey. Lessee shall have delivered, or shall have caused to be delivered, to Administrative Agent and to the Title Insurance Company an ALTA survey of such Site in a form reasonably satisfactory to the Title Insurance Company (and including any applicable flood zone designation (with property annotations based on Federal Flood Insurance Rate Maps or the local equivalent) by scaled map location and graphic plotting) in order to issue the Title Policies and showing no state of facts unsatisfactory to Administrative Agent, in its reasonable judgment.

(e)   Title and Title Insurance. Lessor shall have received from the title insurance company selected by Lessee and reasonably acceptable to Administrative Agent an ALTA 1970 (if available without material additional premium) or if the ALTA 1970 is not available, ALTA 1992 (deleting by endorsement the creditors rights exception and arbitration provisions contained therein, if such deletions are available under applicable state law without material additional premium), owners or leasehold owner's, as applicable, policy of title insurance with respect to such Site and an ALTA 1970 (or, if the ALTA 1970 is not available, ALTA 1992 (deleting by endorsement the creditors rights exception and arbitration provisions contained therein if such deletions are available under applicable state law), in each case, without material additional premium) owner's policy of title insurance with respect to the Site and the Site Improvements (or an irrevocable commitment for the issuance thereof), reasonably acceptable in form and substance to Administrative Agent (the "Owner's Policy"), insuring that Trustee has good and marketable fee and title or a valid leasehold interest, as applicable, to such Site and title to the Site Improvements to be constructed thereon, subject to such exceptions to title as are reasonably acceptable to Administrative Agent, in an amount equal to the Facility Insurable Amount together with complete, legible copies of all encumbrances, maps and surveys of record. Administrative Agent, for the benefit of the Participants, shall have received from such title insurance company, an ALTA 1970 form of loan policy of title insurance (or an irrevocable commitment for the issuance thereof) (if available without material additional premium) or if the ALTA 1970 is not available, ALTA 1992 (deleting by endorsement the creditors rights exception and arbitration provisions contained therein, if such deletions are available under applicable state law without material additional premium) (the "Lenders' Policy"; together with the Owner's Policy, the "Title Policies"), reasonably acceptable in form and substance to Administrative Agent, insuring the Lien of the Mortgage as a valid first priority Lien against the Mortgaged Property subject to such exceptions to title as are reasonably acceptable to Administrative Agent, in an amount equal to the Facility Insurable Amount, together with complete, legible copies of all encumbrances and plats of record. The Title Policies shall be dated as of the Site Acquisition Date and, to the extent permitted under Applicable Laws, shall: (w) contain affirmative endorsements as to mechanics' liens, doing business, usury, Form 3.0 zoning (unless other evidence of zoning reasonably satisfactory to Administrative Agent is provided), Form B-1 comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete creditors' rights and survey exclusions, (y) contain endorsements regarding the effect of recharacterization and (z) contain such other endorsements reasonably requested by Administrative Agent. Notwithstanding the foregoing, provided that an Advance for Site Acquisition Costs is not requested prior to the date of the Initial Construction Advance applicable to such Site, Lessee's obligation to deliver the Lenders' Policy pursuant to this clause (e) shall instead be deemed a condition to the Initial Construction Advance pursuant to Section 6.4. If the foregoing sentence applies, the Owner's Policy delivered on the Site Acquisition Date pursuant to this clause (e) shall be in an amount equal to the purchase price paid by the applicable PPL Group Member for the fee interest in real property constituting such Site, provided that at the date the Lenders' Policy is delivered pursuant to Section 6.4, Lessee shall cause the Owner's Policy originally issued on the Site Acquisition Date to be reissued or amended to an amount not less than the Lenders' Policy.

(f)   Filings and Recordings. All filings and recordings enumerated and described in Schedule 6.3(f), as well as all other filings and recordings necessary or advisable, including precautionary financing statements and/or mortgage filings, reasonably deemed necessary by Administrative Agent, to perfect the rights, titles and interests of Lessor, the Participants and the Administrative Agent intended to be created by the Operative Agreements shall have been made in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect: (A) Lessor's interest in the Collateral and any other property and interests included in the Trust Estate, and (B) first priority liens for the benefit of Administrative Agent and the Participants on the Collateral, subject only to Permitted Liens. Upon Lessee's satisfaction of each of the conditions in this Section 6.3, including the filing and recordation of all filings and recordings contemplated in this Section 6.3(f) and described at Schedule 6.3(f), Lessor shall execute and deliver to the Title Insurance Company the Lessee Subordinated Mortgage for such Site with instructions to record such Lessee Subordinated Mortgage, in order of priority subordinate to each of the other recordings described in this Section 6.3(f) and Schedule 6.3(f). All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.3(f) with respect to such Site shall have been provided for in the Facility Budget provided pursuant to Section 6.4(b)(iii) below and paid in full by Lessee from Advances on or prior to such date, and satisfactory evidence thereof shall have been delivered to the Lessor and Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Administrative Agent.

(g)   Opinion of Local Counsel. The Administrative Agent shall have received an opinion of local counsel to Lessee who shall be admitted to practice law in the state in which such Site is located, addressing, among other things, real estate matters (including providing notice to third parties of Lessor's interest under the Lease and rights of foreclosure and other remedies including lease or secured party remedies depending upon how the Lease is characterized), compliance with Applicable Laws (including usury laws and laws relating to Hazardous Substances) certain Governmental Actions (including regulatory issues), the non-applicability of State Utility Law to the Trust, Lessor, Administrative Agent and each Participant, that there be no request that any Participant, Lessor, Trustee or Administrative Agent, qualify as a foreign corporation or trust, and the enforceability of any Operative Agreements entered into by Lessee with respect to such Advance (including enforceability of decisions by New York courts), choice of law, submission to jurisdiction) and the perfection of any personal property liens relating thereto or with respect to the Facility or applicable Facility Lease Supplement, which opinion shall be reasonably acceptable in form and substance to the Administrative Agent.

(h)   Appraisal. If Lessor has purchased the fee interest in such Site, Administrative Agent shall have received and the Participants shall have reasonably approved an appraisal performed by the Appraiser and in form and substance satisfactory to each of the Participants which shall establish (by the use of appraisal methods satisfactory to the Participants) the Fair Market Value of such Site as of such date, which appraisal shall be prepared in accordance with FIRREA.

(i)   Facility Lease Supplement. The Administrative Agent shall receive an original counterpart of the Facility Lease Supplement (with sufficient copies for each Participant) executed by Lessee and Lessor with respect to the Site (or if such Site was a Proposed Site, an Amended and Restated Facility Lease Supplement); provided, that only the Administrative Agent shall retain the copy thereof marked as the original executed counterpart for UCC purposes.

(j)   Responsible Officer's Certificate of Lessee. The Administrative Agent shall have received a Responsible Officer's Certificate of the Lessee, in substantially the form of Exhibit D-1 attached hereto, dated as of the Site Acquisition Date.

(k)   Opinion of Special Counsel to Trustee. The Administrative Agent shall have received the opinion of Bingham Dana LLP, counsel to the Trustee, in form and substance reasonably satisfactory to Administrative Agent with respect to any Operative Agreements executed in such state or applicable state law issues to the extent not addressed in Lessee's counsel's opinion described in Section 6.3(g) above.

Notwithstanding the foregoing, solely with respect to the 22.6 acre Proposed Site commonly referred to as "University Park" located in the Village of University Park, Illinois (the "University Park Site"), following the acquisition of the University Park Site by a PPL Group Member and Lessee's satisfaction of the condition at Section 6.3(a)(ii) as it applies to the Memorandum of Ground Lease and the execution and delivery by Lessee of a Hazardous Materials Indemnity, (i) Lessor shall enter into a Ground Lease and Memorandum of Ground Lease (such Ground Lease, Memorandum of Ground Lease and Hazardous Materials Indemnity to be in form and substance reasonably satisfactory to Lessor and Administrative Agent) and (ii) the Administrative Agent shall have received a letter (Phase I Environmental Site Assessment Preliminary Findings Report) from the URS Corporation, attached hereto as Exhibit P; provided, however, that without limitation of the foregoing, by no later than July 3, 2001, Lessee shall cause an Environmental Audit for the University Park Site to be delivered and be satisfactory to the Administrative Agent, with a copy to Lessor, and the Administrative Agent shall receive a letter from the consultant performing the Environmental Audit which allows Administrative Agent, Lessor, and each Participant to rely on such report; provided, further, that no Site Acquisition Advance or Initial Construction Advance shall be made with respect to the University Park Site until all of the conditions at Section 6.3 (including the remaining conditions at Section 6.3(a)(ii)) and at Section 6.4, respectively, have been satisfied.

Section 6.4   Conditions Precedent to Initial Construction Advance for a Facility. The obligations of Lessor (through the Administrative Agent) to make the initial Advance for Construction Costs relating to any Facility (other than Excepted Costs) (the "Initial Construction Advance"), the obligation of the Certificate Holders to Fund the related Certificate Amounts on such Advance Date, and the obligation of the Lenders to make the related Fundings of their Loans on such Advance Date are subject to satisfaction or waiver on or prior to such Advance Date of the following conditions precedent:

(a)   Acquisition of Site; Designation of Equipment. A Site Acquisition Date shall have occurred with respect to the Site to which such Construction Advance applies. The acquisition of such Site may occur concurrently with the Initial Construction Advance for such Site. The Supervisory Agent shall have designated on or prior to such Advance the Units to be installed at such Site as part of such Facility and which are to be financed under the Facility Tranche with respect to such Facility. Such Units may include Units then being financed under the Equipment Tranche and reallocated to such Facility pursuant to Section 3.1(e) of the Supervisory Agreement. The Units allocated to any Facility shall be identified on a schedule to the Facility Lease Supplement.

(b)   Construction and Appraisal Matters. Lessee shall have delivered to Administrative Agent or, in the case of clause (iv) below, Administrative Agent shall have obtained and approved:

       (i)   a copy of the Facility Plans and Specifications applicable to such Facility and existing at such time, the first page of which shall be signed and all other pages thereof initialed by Lessee, as Supervisory Agent, and the applicable General Contractor;

       (ii)   a facility budget (the "Facility Budget") which shall set forth all Facility Equipment Costs, Construction Costs (including all hard and soft construction costs and the portion of the Aggregate Commitment Amount to be allocated to the Facility Tranche with respect to such Facility) and the Site Acquisition Costs, to be incurred in connection with the Site and the Construction of such Facility (together with a certificate by Lessee of the accuracy and, to its Actual Knowledge, the adequacy of the amounts set forth therein). The Facility Budget shall set forth general categories for each type of cost and expense and the portion of the Aggregate Commitment Amount to be allocated to each such category (including separate categories and amounts for the different types of payments which are to be made or which may become payable under the Equipment Contracts and the Major Project Agreements applicable to such Facility, including any amounts to be Advanced to make a deposit into a Project Collateral Account or to pay fees to any issuer of a Project Letter of Credit with respect to such Facility) and amounts necessary to Fund Transaction Costs and Capitalized Costs for such Facility through the Outside Completion Date, which establish reasonable separate Contingency Reserves for Project Changes and additional costs and expenses that may arise as a result of a change in any Major Project Agreements or the Facility Plans and Specifications, which Facility Budget and the information therein will be subject to the reasonable approval of the Administrative Agent;

       (iii)   an appraisal (the "Facility Appraisal") performed by the Appraiser and in form and substance satisfactory to the Administrative Agent which shall establish (by the use of appraisal methods reasonably satisfactory to the Administrative Agent) the "as-built" Fair Market Value of the Site (unless the Site is acquired by ground lease) together with the "as-built" Fair Market Value of the Site Improvements to be constructed on the Site (assuming Substantial Completion in accordance with the Facility Plans and Specifications and the Facility EPC Agreement, and excluding the value of the Interconnection Land and Interconnect Improvements to be held by or otherwise transferred to any utility) and the Facility Equipment to be installed at such Site, as contemplated in the applicable Facility Budget as of the applicable Outside Completion Date and as of the last day of the Base Term, which such value as of the last day of the Base Term shall be at least equal to the Minimum Coverage Amount. The Appraisal shall be prepared in accordance with FIRREA (to the extent applicable) and shall assume that all of the Site Improvements shall have been completed in a good and workmanlike manner, in compliance with Applicable Laws; and

       (iv)   Administrative Agent shall have obtained and approved a certificate from the Independent Engineer in which the Independent Engineer certifies that, based on its review of the EPC Agreements, the Equipment Contracts, Facility Budget, to the extent then available, all other Facility Materials and information, and a description of contracts and permits relating to the purchase, installation and construction of the Facility Equipment and the Site Improvements, including the Major Project Agreements relating thereto, (i) the amounts provided for in the Facility Budget will be sufficient to acquire (or lease) the applicable Site, the Facility Equipment to be installed at the Site, and to pay all of the Facility Costs (including Capitalized Costs) relating thereto, (ii) the amounts set forth in the Facility Budget as reserves for Project Changes and for contingencies are reasonable for a project of the type and size contemplated in the applicable Facility Materials, (iii) the Construction of the Site Improvements is capable of being completed by the earlier of the last date for Substantial Completion set forth in the Facility Budget and the Outside Completion Date, and (iv) upon Substantial Completion, the Lessor will own or have indefeasible rights to use all property and rights (including electrical, natural gas, water and sewer interconnections) all as necessary to own and operate the Facility in Commercial Operation.

(c)   Contractual Rights and Perfection of Liens Thereon.

       (i)   Lessee, as Supervisory Agent, or Lessor shall have entered into a Facility EPC Agreement for such Facility; and Administrative Agent shall have received a fully executed copy of such Facility EPC Agreement; and

       (ii)   Administrative Agent shall have received an assignment of each of the applicable Major Project Agreements then available, and Lessee shall have entered into Equipment Contracts with respect to the Facility Equipment related to such Facility and assigned its interests therein to Administrative Agent or, with respect to any such Equipment Contracts already existing as of such date, Lessee shall have caused to be assigned to Lessor, or Lessee as Supervisory Agent, all necessary contract rights under such existing contract applicable to such Equipment, and Lessor and Lessee shall have assigned such rights to the Administrative Agent; and Administrative Agent shall have received the consent of each General Contractor which is a party thereto substantially in the form attached as exhibits to the Supervisory Agreement (provided that such assignment and consent shall be substantially identical to that contained in the GE Documents with respect to any Equipment under the GE Contract that is assigned by Lessor), evidence that the Lessee has exercised the purchase option, if any, under the relevant contract pursuant to the terms thereof and any other Security Instruments reasonably required to perfect Administrative Agent's rights to such Major Project Agreement and related Facility Materials then available and the other Collateral, each of which shall have been duly executed, delivered and filed, as applicable.

(d)   Lessee's Certificate. Lessee shall have delivered to the Administrative Agent a Certificate dated as of the date of such Initial Construction Advance in the form of Exhibit C-2 hereto.

(e)   Insurance. Insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.5(e) of the Supervisory Agreement shall be in full force and effect with respect to such Facility as evidenced by certificates of insurance, broker's reports or insurance binders delivered to Administrative Agent and Lessor, all in form and substance reasonably satisfactory to the Participants. The Administrative Agent shall have received a report from the insurance consultant, in form and substance satisfactory to the Administrative Agent, certifying that the insurance coverage required by the Supervisory Agreement is in place.

Section 6.5   Conditions Precedent to Initial Equipment Advance for an Equipment Group. The obligations of the Lessor (through the Administrative Agent) to make the initial Equipment Advance on an Advance Date for Equipment Costs for any Equipment Group (the "Initial Equipment Advance"), the obligation of the Certificate Holders to Fund the related Certificate Amounts on such Advance Date, and the obligation of the Lenders to make the related Fundings of their Loans on such Advance Date are subject to satisfaction or waiver on or prior to such Advance Date of the following conditions precedent:

(a)   Designation of Equipment. The Supervisory Agent shall have designated, in writing, on or prior to such Advance the Units to be allocated to such Equipment Group and shall certify that such Units satisfy the Required Equipment Mix and will become subject to the Equipment Lease Supplement for such Equipment Group. The Units allocated to such Equipment Group shall be identified on a schedule to the Equipment Lease Supplement.

(b)   Leased Units and Budget Matters. Lessee shall have delivered to the Administrative Agent:

       (i)   a budget (the "Equipment Group Budget") that sets forth all Equipment Costs and categories for each type of cost and expense and the portion of the Aggregate Commitment Amount to be allocated to the Equipment Tranche with respect to such Equipment Group (including separate categories and amounts for the different types of payments which are to be made or which may become payable under the Equipment Contracts for such Equipment and to Fund Transaction Costs if such Equipment relates to Uncompleted Units and Capitalized Costs relating thereto) and which establish reasonable Contingency Reserves for Change Orders, and, with respect to any Uncompleted Units, additional costs and expenses that may arise as a result of a change in the Units allocated to such Equipment Group;

       (ii)   Lessee, as Supervisory Agent, or Lessor shall have entered into Equipment Contracts with respect to the applicable Equipment and assigned its interest therein to the Administrative Agent, or, with respect to any such Equipment Contracts already existing as of such date, Lessee shall have caused to be assigned to Lessor or Lessee, as Supervisory Agent, all necessary contractual rights under any existing contract applicable to such Equipment, and Lessor and Lessee shall have assigned such rights to the Administrative Agent, and, except as provided for in Section 9.1(m), each Manufacturer shall have executed a consent to such assignment to the Administrative Agent, such assignment and consent the terms and conditions of which shall be substantially similar to those contained in the GE Documents (provided that such assignment and consent shall be substantially identical to that contained in the GE Documents with respect to any Equipment under the GE Contract that is assigned to Lessor), evidence that the Lessee has exercised the purchase option if any under the relevant contract pursuant to the terms thereof and to otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

       (iii)    [Intentionally Omitted];

       (iv)    the Administrative Agent shall have received an original counterpart of the Equipment Lease Supplement (with sufficient copies for each Participant) executed by Lessee and Lessor with respect to the Units to be included in such Equipment Group; provided that only the Administrative Agent shall retain the copy thereof marked as the original executed counterpart for UCC purposes; and

       (v)   if the Unit Completion Date has occurred with respect to any Unit, Lessee shall have satisfied the conditions at Section 7.1.

ARTICLE VII
COMPLETION DELIVERIES

Section 7.1   Unit Deliveries. Within ten (10) Business Days (or such longer period as specified below) following Shipment of each Unit.

(a)   Bill of Sale. Lessee shall cause the applicable Manufacturer under the Equipment Contract to execute and deliver to Lessor a Bill of Sale for such Unit.

(b)   Notice of Location. Unless such Unit is a part of Facility Equipment subject to a Facility Lease Supplement, Lessee shall have delivered to the Administrative Agent and the Lessor written notice describing such Unit and setting forth (i) the address of the Facility, plant, building or structure at which such Unit together with the other Units comprising the applicable Equipment Group will be stored or installed and (ii) the name and mailing address of the PPL Group Member who owns such facility, plant, building or structure.

(c)   Estoppel Letter. Unless such Unit is a part of Facility Equipment subject to a Facility Lease Supplement, the PPL Group Member which owns such location, facility, plant, building or structure where such Unit is to be stored or installed shall have delivered to the Administrative Agent and the Lessor (in form and substance reasonably satisfactory to the Administrative Agent) an estoppel letter executed by such owner, acknowledging Lessor as the owner of such Unit of Equipment and the priority of the Lien of the Administrative Agent and authorizing the Administrative Agent (or its designees, agents and representatives) to enter such facility, plant, building or structure to remove such Unit of Equipment in connection with the exercise of any remedies under the Operative Agreements.

(d)   Searches. Not later than 30 days following such Shipment, Administrative Agent shall have received reports, acceptable to the Administrative Agent and Lessor, as to Lessee and such Units by the appropriate state and county filing or recording office of the county in which such Unit will be installed or stored, dated not earlier than ten (10) Business Days prior to the delivery of such report, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens).

(e)   Recording and Filing. Lessor shall have delivered to the Administrative Agent appropriate financing statements, if any, with respect to such Unit in proper form to be duly recorded and filed, satisfactory landlord consents and waivers with respect to the Equipment located at Sites which are not owned by a PPL Group Member, and all recording and filing fees and Taxes with respect to any such recording or filing shall have been paid in full (or arrangements, satisfactory to the Administrative Agent and the Lessor for such payment shall have been made).

(f)   Lessee's Certificate. Lessee shall furnish to Administrative Agent a Responsible Officer's Certificate of Lessee as follows:

       (i)   the representations and warranties of Lessee set forth in Section 8.2 as they may apply to the Unit as of the date of such Responsible Officer's Certificate are true and correct in all material respects as of such date;

       (ii)   no Event of Default or, with respect to such Unit, Default, Event of Loss or Force Majeure Event has occurred and is continuing; and

       (iii)   as of such date no condition exists that constitutes, or with the giving of notice or lapse of time or both would constitute, a breach or default by Lessee or Guarantor under any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other material agreement or instrument to which either is a party or by which Lessee or Guarantor or any of their respective properties may be bound, which individually or in the aggregate with all such defaults or breaches could have a Material Impairment as to such Unit.

(g)   Insurance. Unless such Unit is part of Facility Equipment subject to a Facility Lease Supplement, insurance complying with the provisions of Section 13.2 of the Lease and the applicable sections of the applicable Equipment Contract shall be in full force and effect with respect to such Units as evidenced by certificates of insurance, broker's reports or insurance binders delivered to Administrative Agent and Lessor.

Section 7.2   Deliveries Upon Substantial Completion of a Facility. With respect to each Facility, within ten (10) Business Days of the earlier of (i) Lessee's Certification of Substantial Completion or (ii) notice from Administrative Agent to Lessee that Administrative Agent will (unless Lessee promptly certifies Substantial Completion or reasonably satisfies Administrative Agent as to why Lessee cannot certify Substantial Completion) request a determination by the Independent Engineer described in the definition of the term "Substantial Completion," and Administrative Agent's receipt of such determination:

(a)   Lessee's Certification. Lessee shall furnish to Administrative Agent a Responsible Officer's Certificate of Supervisory Agent, in substantially the form of Exhibit D-2 attached hereto, dated as of the Facility Completion Date.

(b)   EPC Contractor's Certificate. Lessee shall furnish to Administrative Agent a certificate of the EPC Contractor under the Facility EPC Agreement for such Facility (substantially in the form of Exhibit F) dated at or about the Facility Completion Date for such Facility.

(c)   As-Built Survey; Title Insurance Endorsements. Lessee shall furnish to Administrative Agent and Lessor true, correct and complete copies, certified by the Supervisory Agent, of the following (to the extent not previously delivered to Lessor):

       (i)   an "as built" ALTA survey of such Facility, certified to Administrative Agent and Lessor, showing the location of the completed Site Improvements, the location of all points of access to such Site and the location of all easements affecting such Site and certifying that there are no encroachments of the Site Improvements or Facility Equipment onto any easements affecting such Site or onto any adjoining property (other than Permitted Liens) and that all applicable setback requirements and other restrictions have been complied with; and

       (ii)   a date-down endorsement, dated not earlier than the date of the Facility Completion Date for such Facility to the Title Policies.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1   Representations and Warranties of the Participants. As of the date of its execution of this Participation Agreement, each Participant (or in the case of clause (k) below only, each Certificate Holder) represents and warrants, severally and only as to itself, to the other Participants, Lessor, the Administrative Agent and Lessee that:

(a)   ERISA. Such Participant is not and will not be making its Loans or funding Certificate Amounts hereunder, and is not performing its obligations under the Operative Agreements, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or "plan" (as defined in Section 4975(e)(1) of the Code).

(b)   Status. Such Participant is a commercial bank, branch or agency of a foreign bank or other similar financial institution, or an Affiliate thereof, or is otherwise an entity which would satisfy the requirements set forth in the definition of "Eligible Assignee."

(c)   Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Agreements to which it is a party.

(d)   Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease or the Assets.

(e)   Organization, Etc. Such Participant is validly organized and existing and, to the extent applicable, in good standing under the laws of the State or jurisdiction of its creation.

(f)   Investment. The Certificate or Note being acquired by such Participant is being acquired by such Participant for investment and not with a view to the resale or distribution of such interest or any part thereof, but without prejudice, however, to the right of such Participant at all times to sell or otherwise dispose of all or any part of such interest under a registration available under the Securities Act or under an exemption from such registration available under the Securities Act, it being understood that the disposition by the undersigned of the Certificate or Note to be purchased by such Participant shall, at all times, remain entirely within its control.

(g)   Offer of Securities, Etc. Neither such Participant nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell the Notes, the Certificates or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Notes or the Certificates), for sale to, or solicited any offer to acquire any of the same from, any Person.

(h)   No Registration. Such Participant understands and acknowledges that the Notes and the Certificates have not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or any other applicable exemption, that the Notes and the Certificates have not and will not be registered or qualified under the securities or "blue sky" laws of any jurisdiction, that the Notes and the Certificates may be resold (which resale is not currently contemplated) or otherwise transferred only if so registered or qualified or if an exemption from registration or qualification is available, that none of the Lessee, the Lessor or the Administrative Agent is required to register the Notes or the Certificates and that any transfer must comply with the provisions of the Operative Agreements relating thereto. Such Participant will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Notes or the Certificates held by it.

(i)   Institutional Investor. Such Participant is a sophisticated institutional investor and an "accredited investor" as defined in paragraph (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Notes or the Certificates and is able to bear the economic risk of such investment. Such Participant has been given such information concerning the Notes and the Certificates, the other Operative Agreements, the Assets, the Lessor and the Lessee as it has requested.

(j)   Legend. Such Participant understands and acknowledges that the Note or Certificate which it is acquiring will bear a legend as set forth in the form of Note included in the Loan Agreement or the form of Certificate included in the Trust Agreement, as applicable.

(k)   Source of Funds. No portion of the amounts to be Funded by such Certificate Holder as a Certificate Holder for its Certificates has been or will be borrowed by it such that the lender's recourse in respect of such borrowing is or will be limited by the terms of such borrowing to such Certificate Holder's interest in the Lessor or to collateral with a value less than such borrowing and such Certificate Holder has not obtained and will not obtain residual value insurance or comparable guarantee with respect to its investment in its Certificates.

The making of any Loan or the advancing of any Certificate Amount on any Advance Date shall constitute an affirmation by the subject assignee or acquiring Participant of the preceding representations and warranties.

Section 8.2   Representations and Warranties of Lessee. Lessee represents and warrants to each of the other parties hereto as of the Document Closing Date that:

(a)   Organization; Existence; Compliance with Law. Lessee is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)   Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Lessee of this Participation Agreement and the other Operative Agreements to which Lessee is a party, are within the corporate or limited liability company powers of Lessee, have been duly authorized by all necessary company action, and do not contravene (i) Lessee's articles of incorporation or bylaws or Certificate of Formation or Operating Agreement, as applicable (ii) Applicable Laws, the violation of which would have a Material Adverse Effect or (iii) any material contractual or legal restriction binding on or affecting Lessee and does not result or require the creation of any Lien upon or with respect to any of Lessee's properties, other than as provided herein and in the Operative Agreements. This Participation Agreement has been, and each other Operative Agreement to be executed by Lessee will be, duly executed and delivered on behalf of the Lessee.

(c)   Approval and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery or performance by Lessee of this Participation Agreement and the Operative Agreements to which it is a party other than as may be required to be obtained, given, accomplished or renewed at any time or from time to time after the Document Closing Date.

(d)   Enforceability. This Participation Agreement is, and the other Operative Agreements when delivered hereunder or in connection herewith will be, legal, valid and binding obligations of Lessee, enforceable against Lessee, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(e)   Regulation U. Lessee is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no Advances will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(f)   Governmental Regulation. None of Lessee or its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 as amended, or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended.

(g)   Compliance with Laws. [Intentionally Omitted]

(h)   Appraisal Data. As of the Document Closing Date, the information provided by Lessee and its Affiliates to the Appraiser and forming the basis for the conclusions set forth in the Appraisals, taken as a whole, was true and correct in all material respects and did not omit any information known and available to Lessee or its Affiliates necessary to make the information provided not materially misleading.

(i)   Patents, Trademarks. There are no patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to any Asset that are necessary for the operation of such Asset, except to the extent that the Lessee has or will have, prior to the time required, rights in respect thereof without payment of royalties or other licensing payments (other than royalties or licensing payments reasonably approved by the Administrative Agent and included in the applicable Facility Budget or Equipment Group Budget during the Construction Period or otherwise included in the applicable Appraisal) which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of such Asset or any Unit.

(j)   Subjection to Government Regulation. None of Administrative Agent, Lessor, or any Participant will become subject to ongoing regulation (other than banking or insurance regulations) of its operations by any Governmental Authority solely by reason of entering into the Operative Agreements or (subject to the proviso in the next sentence) consummation or performance of the transactions contemplated thereby, except for regulation the applicability of which depends upon the existence of facts in addition to the ownership of, or the holding of any interest in, any Asset. Without limiting the foregoing, none of Lessor, Administrative Agent, Lessee or any Participant solely as a result of execution and delivery of the Operative Agreements or the performance or consummation of the transactions contemplated therein shall be or become (i) subject to regulation as a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of PUHCA, (ii) subject to regulation as a "public utility," a "transmitting utility," or an "electric utility" within the meaning of the FPA, or (iii) subject to regulation under State Utility Law, provided that (i) the Lessor, Administrative Agent, Lessee and each Certificate Holder either obtains status as an "exempt wholesale generator" under PUHCA or receives a "No-Action letter" from the staff of the Securities and Exchange Commission confirming that such entity will not be considered a "public-utility company" under PUHCA, and (ii) the FERC issues a declaratory ruling that the Lessor, Administrative Agent and each Certificate Holder will not become subject to regulation as a "public utility" under the Federal Power Act by reason of entering into the Operative Agreements or consummation or performance of the transactions contemplated thereby, in each case prior to the commencement of sales of electricity from any Asset. Lessee will cooperate with Lessor, Administrative Agent and each Certificate Holder in order to enable each of them promptly, but in no event later than 30 days from the date hereof, to file either an application for "exempt wholesale generator" status with the FERC or a request for a "No-Action letter" from the staff of the Securities and Exchange Commission. Lessee will not be subject to regulation under State Utility Law, other than any such regulation that would not have a Material Adverse Effect.

(k)   Insolvency. Lessee is not entering into the Operative Agreements with the actual intent to hinder, delay or defraud its current or future creditors, nor does Lessee intend to or believe that it will incur, as a result of entering into this Agreement, debts beyond its ability to repay. Lessee is not as of the date of this Agreement "insolvent" as that term is defined in 11 U.S.C. § 101(34), nor will the consummation of the transactions contemplated by this Agreement render the Lessee insolvent (giving effect to the fair valuation of its assets) or result in the Lessee having unreasonably small capital for the conduct of its business.

(l)   No Transfer Taxes. No sales, use, excise, transfer or other tax, fee or imposition shall result from the sale or transfer of the Assets to, or purchase of any Asset by, Lessor, except such taxes, fees or impositions that will have been paid in full on or prior to the Equipment Completion Date with respect to any Equipment, and on or prior to the Facility Completion Date with respect to any Facility, and which are in either case described or provided for in the applicable Equipment Budget or Facility Budget.

(m)   Location of Chief Executive Office and Principal Place of Business, Etc. The chief executive office and principal place of business of Lessee is located at 11350 Random Hills Road, Suite 400, Fairfax, VA 22030-6044. Lessee keeps or will keep its company records concerning the Assets and the Operative Agreements at such chief executive office.

(n)   Title to Asset. Upon Shipment of each Unit, good and valid title to such Unit will be duly, validly and effectively conveyed and transferred to the Lessor, free and clear of all Liens (except Liens of the type described in clauses (a), (b) or (c) of the definition of "Permitted Liens"). Upon payment through Advances for and delivery of the materials and equipment to be provided by each EPC Contractor to complete the Site Improvements under each Facility EPC Agreement and the other Major Project Agreements (other than the Equipment Contracts until Shipment and the Interconnection Agreements), good and valid title to such materials and equipment will be held by the Lessor, free and clear of all Liens (except Liens of the type described in clauses (a), (b) or (c) of the definition of "Permitted Liens").

(o)   Creation of Liens. The Security Instruments will create a valid, and when the filings and recordings described in Schedule 6.1(j) have been made, first priority (subject only to Permitted Liens) perfected Liens in favor of the Administrative Agent, in the Collateral and no filing, recording, registration or notice with, or payment of any fees to, any federal or state Governmental Authority will be necessary to establish or, except for such filings and recordings as will be made pursuant to Schedule 6.1(j) and payment of fees in connection therewith, which fees Lessee has provided for in the applicable Equipment Budgets and Facility Budgets, to perfect, or give record notice of, the Lien in favor of the Administrative Agent to the extent such Lien may be perfected by filings or recordings.

(p)   Applicable Law. Lessee is in compliance with all laws, rules, regulations and orders (including ERISA and Environmental Laws) of any Governmental Authority except to the extent (A) such compliance is being contested in good faith by appropriate proceedings or (B) the violation of which would not have a Material Adverse Effect.

(q)   Facility Plans and Specifications. With respect to each Facility, upon Substantial Completion, fuel, electric distribution, water, sewer, telephone and drainage facilities, and all other utilities required to adequately service the Facility for its intended use will be available. No fire or other Casualty has occurred which has had a Material Adverse Effect. All utilities serving each Facility, or proposed to serve each Facility in accordance with the Facility Plans and Specifications for such Facility, are or will be located in, and vehicular access to each Facility is provided by, either public rights-of-way abutting the applicable Site or valid easements that run with the land and the benefit of which are part of the fee estate held by Lessor or the leasehold estate demised to Lessor under the Ground Lease. With respect to the Assets, all material licenses, approvals, authorizations, consents, permits (including, without limitation, building and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Assets during the Construction, (y) construction of the Site Improvements with respect to each Facility in accordance with the Facility Plans and Specifications and the Supervisory Agreement and (z) the use and operation of the Assets have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, as and when necessary and in any event prior to the Facility Completion Date for each Facility and the Unit Completion Date for each Unit.

(r)   Flood Hazard Areas. If any Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

(s)   Litigation. No litigation, arbitration or administrative proceeding against the Lessee is pending or, to the Lessee's knowledge, threatened, which, if determined adversely, questions the validity of or would materially and adversely affect the ability of the Lessee to perform any of its obligations under this Participation Agreement and under the other Operative Agreements.

(t)   ERISA. There have not been any "Reportable Events" which would adversely affect Lessee's ability to perform its obligations under the Operative Agreements.

(u)   Consents. No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by Lessee of this Participation Agreement or any other Operative Agreement to which Lessee is a party, except such authorizations, consents and approvals as have been obtained prior to the Document Closing Date and are in full force and effect as of the Document Closing Date.

(v)   Tax Returns. Lessee has filed or caused to be filed all federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Lessee shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP.

(w)   True and Complete Disclosure. Subject to the last sentence of this paragraph (w), the information furnished by or on behalf of Lessee to the Administrative Agent, the Lessor, each Participant or counsel in connection with any of the Operative Agreements or any transaction contemplated thereby does not, when taken as a whole, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect. There is no fact known to Lessee that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that has not been disclosed herein, in the other Operative Agreements, or in a financial statement or other writing furnished to the Administrative Agent in connection with the transactions contemplated hereby or thereby. The parties hereto acknowledge and agree that any financial projections of the Guarantors, Lessee and/or their Subsidiaries provided by or on behalf of Lessee or the Guarantors to the Administrative Agent, the Lessor, and the Participants are forward-looking in nature, and although Lessee believes that the expectations and assumptions reflected in such financial projections are reasonable, they involve a number of risks and uncertainties and actual results may differ materially from the results set forth in such financial projections.

(x)   Compliance With Laws With Respect to the Equipment Groups and Facilities. The Lessee is not in violation of any law with respect to the Equipment Groups or Facilities or with respect to the conduct of its business relating to such Equipment Groups or Facilities or the Construction or Acquisition thereof, which violation would have a Material Adverse Effect, and each Unit and each Facility is in compliance in all material respects with all Applicable Laws. The Lessee has not received any notice of, or citation for, any violation of any Applicable Law in any material respect which violation would have a Material Adverse Effect, is not the subject of a Permitted Contest and has not been resolved, which notice or citation relates in any way to any Unit or any Facility. Assuming the representations and warranties of the Lessor are true and correct, the acquisition, ownership, leasing, installation, operation or use of any Unit or any Facility or any portion thereof by the Lessor or Lessee, in accordance with the terms of the Operative Agreements and applicable permits will not violate any law (other than banking or insurance laws applicable to Lessor), which violation would have a Material Adverse Effect.

(y)   Permitted Liens. None of the Permitted Liens will materially interfere with the intended use or possession of any Unit or any Facility or any part thereof or any other asset used in connection therewith or the intended use of or the exercise by the Lessor or the Administrative Agent of its rights under any Operative Agreement.

(z)   Assignment of Turbine Contract.

       (i)   Lessee has delivered to the Administrative Agent true and complete copies of the Existing Turbine Contract and the Seller Parent Guaranty dated September 29, 2000 issued by General Electric Company in favor of PPL Large Scale Distributed Generation Statutory Trust ("Assignor") guaranteeing the performance of GE under the Existing Turbine Contract (the "GE Guarantee") (the Existing Turbine Contract and the GE Guarantee are hereinafter referred to as the "Assigned Documents");

       (ii)   The Assigned Documents are in full force and effect and constitute the entire agreement between Assignor, GE and General Electric Company (the "GE Guarantor");

       (iii)   There have been no modifications, supplements, amendments or addenda to the Assigned Documents;

       (iv)   To Lessee's knowledge, no default or event has occurred which, with notice or lapse of time or both, if uncured, would constitute a default by Assignor, GE or General Electric Company under the Assigned Documents;

       (v)   All amounts due and payable by Assignor to GE under the Existing Turbine Contract have been paid in full as of the date each such amount was due;

       (vi)   All conditions under the Existing Turbine Contract with respect to (i) the assignment by Assignor to the Trust of its rights and obligations to the Units of Equipment designated under the Existing Turbine Contract as Units six (6) through seventeen (17) (the "Assigned Equipment") pursuant to the Assignment and Assumption Agreement and (ii) the collateral assignment of the Assigned Documents pursuant to the Collateral Assignment have been satisfied;

       (vii)   The Trust has succeeded to all of Assignor's right, title and interest in and to the Assigned Documents relating to the Assigned Equipment, free and clear of any Liens or other competing claims of any kind (other than Permitted Liens of the type described at clauses (a), (b) and (c) of the definition of Permitted Liens, or as otherwise contemplated by the Operative Agreements.

       (aa)   License to Test Power. There are sufficient funds allocated in each Facility Budget, pursuant to Section 2.4(c) of the Supervisory Agreement, to generate, transmit and test power as set forth therein.

Section 8.3   Representations of Lessee with Respect to Each Advance. The Lessee represents and warrants to each of the other parties as of each Advance Date (including the Initial Advance Date) on which an Advance is made as follows:

(a)   Representations and Warranties. The representations and warranties of the Lessee set forth in the Operative Agreements (including the representations and warranties set forth in Section 8.2; provided, however, that with respect to any Advance Date following the Initial Advance Date, the representations and warranties being made by Lessee pursuant to this Section 8.3 shall be deemed to exclude the representations and warranties at subsections 8.2(h), (i), (n), (o), (q), (u) or (y) to the extent the statements made in such subsections relate solely to a Unit or Facility for which Lessee has given an irrevocable Purchase Notice pursuant to Article XVIII of the Lease; provided, however, that the exclusion provided for in the foregoing proviso shall not apply to the extent that the breach or inaccuracy of the statements made in any such subsection of Section 8.2 could reasonably give rise to any liability of or claim against any of Agent, Trustee, Lessor or any Participant) are true and correct in all material respects on and as of such Advance Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. No Event of Default has occurred and is continuing or with respect to any Uncompleted Unit or Uncompleted Facility, Significant Casualty, Significant Condemnation or Force Majeure Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date for which there would be an Uninsured Loss. The Lessee has not received a Termination Notice pursuant to the Supervisory Agreement.

(b)   Advance. Other than Lessee Obligated Asset Costs, the amount of the Advance requested represents amounts owed in respect of Asset Costs incurred on or prior to the date of such Advance and for which the Lessee has not previously been reimbursed by an Advance. The conditions precedent to such Advance and the related Certificate Amount and Loans set forth in Article VI have been satisfied or waived in accordance with the Operative Agreements.

Section 8.4   Representations and Warranties of Lessor. State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity and not as Trustee (with the exception of the first sentence of subsection (f), which representation and warranty is made by State Street Bank and Trust Company of Connecticut, National Association solely in its trustee capacity) represents and warrants to the Lessee, each Guarantor, the Participants, and the Administrative Agent that the following statements are and shall be true and correct on and as of the Document Closing Date and on and as of each Advance Date:

(a)   Organization and Authority.

       (i)   State Street Bank and Trust Company of Connecticut, National Association is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

       (ii)   State Street Bank and Trust Company of Connecticut, National Association has all requisite corporate power and authority to execute and deliver each Operative Agreement to which it is a party and to comply with the terms thereof and perform its obligations thereunder.

(b)   Pending Litigation. There is no pending or, to State Street Bank and Trust Company of Connecticut, National Association's knowledge, threatened, action, suit, investigation, litigation or proceeding affecting State Street Bank and Trust Company of Connecticut, National Association before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on State Street Bank and Trust Company of Connecticut, National Association or (ii) purports to affect the legality, validity or enforceability of this Participation Agreement or any of the other Operative Agreements or the consummation of the transactions contemplated hereby or thereby.

(c)   Authorization; No Conflict. The execution and delivery by State Street Bank and Trust Company of Connecticut, National Association of, and compliance by State Street Bank and Trust Company of Connecticut, National Association with all of the provisions of, each Operative Agreement to which it is a party and any other agreement entered into by State Street Bank and Trust Company of Connecticut, National Association in connection with any transaction contemplated by the Operative Agreements are within the powers of State Street Bank and Trust Company of Connecticut, National Association and are authorized by all proper and necessary corporate action and will not conflict with, result in any breach of any of the provisions of, or constitute a default under, any organization document of State Street Bank and Trust Company of Connecticut, National Association or any judgment, injunction, order or decree to which State Street Bank and Trust Company of Connecticut, National Association may be bound or which is applicable to any of State Street Bank and Trust Company of Connecticut, National Association's property or result in a violation of any Connecticut or federal Applicable Law governing the banking or trust powers of State Street Bank and Trust Company of Connecticut, National Association or in the creation of any Lien on any asset of State Street Bank and Trust Company of Connecticut, National Association (except as contemplated by the Operative Agreements).

(d)   Enforceability. Each Operative Agreement to which State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity, is a party and any other agreement entered into by State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity, in connection with any transaction contemplated by the Operative Agreement is the legal, valid and binding obligation of State Street Bank and Trust Company of Connecticut, National Association enforceable against State Street Bank and Trust Company of Connecticut, National Association in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

(e)   Consents. The nature of State Street Bank and Trust Company of Connecticut, National Association, its execution, delivery and performance of each Operative Agreement to which it is a party, its consummation of the transactions contemplated thereby, its compliance with the terms thereof or any circumstance in connection with the transactions contemplated thereby does not require the consent of any Person or the approval or authorization of, or filing, registration or qualification with, any federal or Connecticut state governmental authority governing the banking or trust powers of State Street Bank and Trust Company of Connecticut, National Association (other than such as have been obtained or will be obtained as required) as a condition to such execution, delivery, performance and compliance.

(f)   No Default. No event has occurred and no condition exists which, upon consummation of the transactions contemplated by any Operative Agreement, would constitute a default by the Trustee. State Street Bank and Trust Company of Connecticut, National Association is not in violation in any respect of any agreement or any other instrument, nor is State Street Bank and Trust Company of Connecticut, National Association in violation of its articles of association or any other instrument to which it is a party or by which it or any of its property may be bounded or affected which would have a material adverse effect on either the business, financial position or results of operation of State Street Bank and Trust Company of Connecticut, National Association or State Street Bank and Trust Company of Connecticut, National Association's ability to perform its obligations as Trustee under the Operative Agreement.

(g)   Securities Representation. State Street Bank and Trust Company of Connecticut, National Association has not directly or indirectly offered any Instrument, any interest under any Operative Agreement in the Lessor or any similar security for sale to, or solicited any offer to acquire the same from, anyone.

Section 8.5   Representations and Warranties of the Lessor. The Lessor hereby represents and warrants to the Lessee, each Guarantor, each Participant and the Administrative Agent that the following statements are and shall be true and correct on and as of the Document Closing Date and on and as of each Funding Date.

(a)   Chief Executive Office. The Lessor's principal place of business and the place where the documents, accounts and records relating to the transactions contemplated hereby are kept is located c/o State Street Bank and Trust Company of Connecticut, National Association, 225 Asylum Street, Hartford, CT 06103, Attention: Corporate Trust Department.

(b)   Due Organization, etc. The Lessor is a statutory trust duly organized and validly existing and in good standing under Connecticut statutory law and has full trust power and authority to execute, deliver and perform its obligations under each Operative Agreement to which it is or is to be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Agreement to which it is or is to be a party.

(c)   Authorization; Enforceability. This Participation Agreement and each other Operative Agreement to which the Lessor is or is to be a party have been or will be, duly authorized executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor, enforceable against the Lessor in accordance with their respective terms except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity.

(d)   No Conflict. Neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by the Lessor with any of the terms and provision thereof (i) requires any approval (other than as has been obtained), including any approval of any holders of any of its indebtedness or obligations, (ii) contravenes or will contravene any Applicable Law currently in effect applicable or binding on it (except no representations or warranty is made as to any Applicable Law to which, the Equipment, or any Facility directly or indirectly, may be subject because of the lines of business or other activities of the Lessee or any of its Affiliates) or (iii) results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement, other material agreement or instrument, corporate charter, by-laws or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected.

(e)   Lessor Liens. The Equipment and Facilities financed by the Lessor are free and clear of all Lessor Liens attributable to the Lessor.

(f)   Litigation. There is no action, proceeding or investigation pending or, to the Lessor's knowledge, threatened affecting the Lessor which questions the validity of the Operative Agreements to which the Lessor is to be a party or any action taken or to be taken pursuant to the Operative Agreements to which the Lessor is or is to be a party, and there is no action, proceeding or investigation pending or, to the Lessor's knowledge, threatened which, if adversely determined, would have a material adverse effect on the Lessor or on the Lessor's ability to enforce its rights under any of the Operative Agreements.

(g)   Use of Proceeds. The Advances shall be used solely in accordance with the terms and provisions of the Operative Agreements.

(h)   Consents, etc. No authorization, consent, approval, license or exemption from, nor any filing, declaration or registration with, any Governmental Authority, is or will be required in connection with the execution and delivery by the Lessor of the Operative Agreements to which it is a party or the performance by the Lessor of its obligations under the Operative Agreements.

(i)   No Voluntary Bankruptcy. The Lessor shall not (i) commence any case, proceeding or action under any existing or future law of any jurisdiction (domestic or foreign) relating to bankruptcy, insolvency, reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to the Lessor or its debts, or (ii) seek appointment of a receiver, trustee, custodian or other similar official for the Lessor or for the benefit of all or substantially all of its respective creditors.

ARTICLE IX
COVENANTS OF LESSEE

Section 9.1   General Covenants of Lessee. Lessee hereby covenants and agrees with Lessor, Administrative Agent and each of the Participants that it shall comply with the following provisions of this Section 9.1, it being understood that the following covenants are in addition to, and not by way of limitation of, any covenant set forth in the Lease.

(a)   Notice of Default. Lessee, shall upon obtaining knowledge thereof, give prompt written notice to the Administrative Agent of the occurrence of a Default or an Event of Default, specifying the nature and existence thereof and what action the Lessee proposes to take with respect thereto.

(b)   If requested by the Administrative Agent, (i) Lessor shall have received from the applicable Manufacturer an invoice or invoices for the Equipment Costs setting forth the invoiced purchase price installment of the Equipment then due and payable, and (ii) (A) receipts from any such other General Contractors and from all subcontractors engaged in the Construction with respect to any Facility evidencing that all sums previously advanced for Equipment Costs or Facility Costs have been expended for such costs and that no further amounts are owing with respect to such previously invoiced Facility Costs, and (B) copies of all documents required to be submitted to Lessee as of such date pursuant to the terms of each such Major Project Agreement.

(c)   Use of Proceeds. Lessee shall use each Advance hereunder exclusively for the purposes set forth herein and as described in the applicable Advance Request.

(d)   Preservation of Existence and Franchises. Lessee will do all things necessary to preserve and keep in full force and effect its existence and, to the extent necessary to perform its obligations under the Operative Agreements, its rights, franchises and authority.

(e)   Change of Name or Address. Lessee shall provide Lessor and Administrative Agent thirty days' prior written notice of any change in name, or the address of its chief executive office and principal place of business or the office where it keeps its records concerning its accounts, the Assets and the Operative Agreements.

(f)   Securities. Lessee shall not, nor shall Lessee permit anyone authorized to act on its behalf to, take any action which would subject the issuance or sale of the Notes or Certificates, the Assets or the Operative Agreements, or any security or lease, the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

(g)   Rates. With respect to each determination of Interest and Yield pursuant to this Participation Agreement, the Loan Agreement, the Trust Agreement and Basic Rent under the Lease, Lessee agrees to be bound by Sections 2.5 and 2.6 of the Loan Agreement, Sections 2.4 and 2.5 of the Trust Agreement, and Sections 4.1, 4.2 and 4.6 hereof and the applicable definitions in Appendix 1.

(h)   Exempt Wholesale Generator Status. Not later than 120 days after the Document Closing Date hereof Lessee shall have (i) caused (x) the Lessor, Administrative Agent, Lessee and each Certificate Holder to either obtain status as an "exempt wholesale generator" under PUHCA or receive a "No-Action letter" from the staff of the Securities and Exchange Commission confirming that such entity will not be considered a "public-utility company" under PUHCA, and (y) the FERC to issue a declaratory ruling that the Lessor, Administrative Agent and each Certificate Holder will not become subject to regulation as a "public utility" under the Federal Power Act by reason of entering into the Operative Agreements or consummation or performance of the transactions contemplated thereby, in each case prior to the commencement of sales of electricity from any Asset (including any Unit at an Equipment Site), and (ii) provided an officer's certificate that the foregoing requirements have been satisfied and an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent with respect to the foregoing matters and that no other approvals are required under the Federal Power Act or PUHCA for the consummation or performance of the transactions contemplated under the Operative Agreements. Once obtained, Lessee will not take any action that would adversely affect the ability of the Lessor to maintain either "exempt wholesale generator" status or exemption from the provisions of PUHCA, and Lessee shall, pursuant to Section 8.2(f), apply for "exempt wholesale status" and shall maintain either such status during the remaining term of the Lease unless Lessee obtains a "No-Action letter" from the staff of the Securities and Exchange Commission, or other assurances reasonably acceptable to the Administrative Agent, that the failure of the Lessee to maintain either of such status would not subject the Trust, Lessor, the Administrative Agent or any Participant to regulation as (1) a "holding company", or an "affiliate" or a "subsidiary company" of a "holding company". Lessee will not take any action that would subject the Trust, Lessor, Administrative Agent or any Participant or regulation as (1) a "public utility", a "transmitting utility", or an "electric utility" within the meaning of the FPA or (2) under State Utility Law. Lessee shall cause (i) each permitted sublessee, assign and operator to obtain and maintain "exempt wholesale generator" status during the term of the Lease unless (a) such sublessee, assign or operator is otherwise not subject to PUHCA or (b) Lessee obtains a "No-Action Letter" from the staff of the Securities and Exchange Commission or causes such sublessee, assign or operator to be exempt from the provisions of PUHCA, or delivers other assurances reasonably acceptable to the Administrative Agent, that the failure of such sublessee, assign or operator to obtain or maintain such status would not subject the Trust, Lessor, the Administrative Agent or any Participant to regulation as a "holding company", or an "affiliate" or a "subsidiary company" of a "holding company", or an "electric utility company" or a "public utility company", within the meaning of the PUHCA. Lessee shall cause each sublessee, assign and operator to not take any action that would subject the Trust, Lessor, Administrative Agent or any Participant to regulation (1) as a "public utility", a "transmitting utility", or an "electric utility" within the meaning of the FPA, or (2) under State Utility Law. Lessee will not take any action, and Lessee will cause each sublessee, assign and operator not to take any action, that would subject Lessee and sublessee, assign and operator to regulation under State Utility Law, other than any such regulation that would not have a Material Adverse Affect under the Operative Agreements.

(i)   Additional Information. Subject to confidentiality restrictions imposed by third parties, from time to time, with reasonable promptness, Lessee shall provide such information regarding the Lessee's business, affairs and financial condition as the Administrative Agent, the Trustee or any Participant may reasonably request.

(j)   Equipment Mix; Relocation of Units. At least five (5) days prior to moving, or causing to be removed, any Unit from the location of such Unit set forth in a prior notice delivered pursuant to Section 7.1(b) or any prior notice pursuant to this Section 9.1(j), Lessee shall (i)  provide a notice setting forth the new address at which such Unit will be located; provided that the Lessee shall not be obligated to provide such notice with respect to temporarily moving any Unit to another location for repair or service work, (ii) provide financing statements and Liens, and pay all filing fees and Taxes if such move or removal of any Unit requires new UCC-1 financing statements or Liens to be filed in order to perfect Lessor's and Administrative Agent's Liens in such Unit, and (iii) deliver to Administrative Agent an opinion of local counsel, in form and substance satisfactory to Agent, opining as to the continuance of Lessor's and Administrative Agent's perfected Lien in such Equipment. Lessee shall cause each Equipment Group to satisfy at all times the Required Equipment Mix.

(k)   Reporting Requirements. Simultaneously with the delivery by either Guarantor of the financial statements required to be furnished pursuant to Section 14.4 of the Guarantees, Lessee shall deliver to the Administrative Agent and Lessor a certificate of a principal financial officer of the Lessee to the effect that no Default or Event of Default has occurred and is continuing or describing any such Default or Event of Default and what action Lessee is taking with respect thereto.

(l)   Excepted Costs. Without limiting Lessee's rights and obligations contained in Section 3.5 of the Supervisory Agreement, on or prior to the applicable Construction Commencement Deadline of each Proposed Site, Lessee shall cause such Proposed Site to become a Construction Site and cause all Excepted Costs allocated to the Proposed Site to be allocated to such Construction Site unless prior to such date Lessee has repaid such Excepted Costs pursuant to Section 3.5 of the Supervisory Agreement.

(m)   [Intentionally Deleted.].

(n)   West Earl Facility. (i)   Lessee has informed Lessor and Administrative Agent that the Facility identified as West Earl in the Pro Forma Budget (the "West Earl Facility") will achieve Substantial Completion when the first eight Turbines (the "Pre-Completion Turbines") allocated to the West Earl Facility are installed and tested in accordance with the Existing Turbine Contract (such date to be the "West Earl Facility Completion Date"), notwithstanding the fact that the Pro Forma Budget contemplates the delivery of two (2) additional Turbines together with the related Site Improvements for such additional Turbines (such additional Turbines and related Site Improvements the "Post-Completion Assets") to be completed following the West Earl Facility Completion Date.

       (ii)   Lessee agrees that the Facility Materials to be delivered pursuant to Section 6.4 and thereafter in connection with the West Earl Facility Completion Date, including the applicable Facility Budget, Facility EPC Contract and Plans and Specifications, shall provide that Substantial Completion will occur for such Facility, including the Pre-Completion Turbines and the portion of the Site Improvements constituting Site Improvements, on the West Earl Facility Completion Date, whether or not the Post-Completion Assets are still in the process of being acquired, constructed or installed. The parties further agree that (i) the Facility Completion Date and Applicable Base Term Commencement Date will occur with respect to such Facility, including the Pre-Completion Turbines, the related Site Improvements and the Site Improvements relating to the Post-Completion Assets for all purposes under the Operative Agreements on the West Earl Facility Completion Date, (ii) the two (2) Turbines (including the other non-Turbine Units related thereto) included in the Post-Completion Assets will be the subject of a separate Equipment Lease Supplement and will achieve Unit Completion for each such Unit upon Shipment of the two (2) Turbines, at which time such Units and the amounts allocated thereto will be reallocated to the West Earl Facility and the applicable Facility Lease Supplement will be amended to include such Equipment, and (iii) notwithstanding the other provisions of the Operative Agreements, the proceeds from the sale of the Units subject to such separate Equipment Lease will be treated as proceeds from the Facility and may be applied to reduce amounts due under the Facility Lease Supplement pursuant to Section 5.3(d)(i) and Section 5.3(g)(i) or 5.3(g)(ii), as applicable.

(o)   Project Obligations. Without limitation of Lessee's obligations at Section 9.1(l), on or prior to the applicable Construction Commencement Deadline of each Proposed Site, Lessee shall cause each such Proposed Site to become a Construction Site or, prior to such date, cause Lessor and the Assets to be released from all liabilities and obligations then existing or which may arise in the future with respect to any Project Agreements relating to such Proposed Site, as designated by Administrative Agent, other than liabilities and obligations under an Equipment Contract to the extent related to a Unit allocated to a Construction Site or another Proposed Site in accordance with Section 3.1(e) of the Supervisory Agreement.

Section 9.2   Negative Covenants. Lessee hereby covenants and agrees with Lessor, Administrative Agent and each of the Participants that it shall comply with the following provisions of this Section 9.2 applicable to it, it being understood that the following covenants are in addition to, and not by way of limitation of, any covenant set forth in the Lease.

(a)   Liens, Etc. Lessee shall not, by any act or omission to act, incur or suffer to exist any Lien on the Assets other than Permitted Liens.

(b)   Mergers, Etc. Lessee shall not merge or consolidate with any person and shall at all times on and after June 5, 2001 remain a direct or indirect subsidiary of PPL Supply, in which PPL Supply shall own, directly or indirectly, and have the right to vote 100% of all of the outstanding voting stock, memberships or other equity interests of Lessee.

(c)   Sale of Assets, Etc. Lessee shall not sell, transfer, lease, assign or otherwise convey or dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to an unrelated third party, in any single or series of transactions, whether or not related.

(d)   Nature of Business. Lessee shall not alter the character of its business from that of being predominantly in the energy business.

ARTICLE X
OTHER COVENANTS AND AGREEMENTS

Section 10.1   Covenants of the Participants, the Administrative Agent, the Lessor, Trustee and Lessee.

(a)   Lessor Liens. Each of the Participants (severally and not jointly with any other Participants), the Administrative Agent, the Lessor and State Street Bank and Trust Company of Connecticut, National Association hereby agrees that so long as this Participation Agreement is in effect it:

       (i)   will not create, incur, assume or suffer to exist any Lessor Lien attributable to it upon the Lease or the Assets (other than as contemplated by any of the Operative Agreements); and

       (ii)   will remove any Lessor Lien created or incurred by it and use its best efforts to remove any Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Assets (other than the Liens of the Security Instruments and such other Liens as are permitted or created by any of the Operative Agreements); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee's rights or remedies under any of the Operative Agreements. In the event of any Lessor Lien attributable to Lessor or Bank, in addition to complying with its obligations under this clause (ii), Trustee, in its trust capacity, or Bank, as applicable, will cause restitution to be made to the Trust Estate in the amount of any diminution of the value thereof as a result of such Lessor Lien.

(b)   Trust Agreement. Without prejudice to any right under the Trust Agreement of Trustee to resign, or the Certificate Holders' rights under the Trust Agreement to remove Trustee, each of the Certificate Holders and Trustee hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing), the Lenders and Administrative Agent (i) not to terminate or revoke the trust created by the Trust Agreement, except as permitted in Section 6.1 of the Trust Agreement, prior to the later of the Expiration Date or the payment in full of the obligations under the Notes and Certificates, (ii) not to amend, supplement, terminate or revoke or otherwise modify any provision of the Trust Agreement prior to the Expiration Date in such a manner as to materially and adversely affect the rights of any such party, (iii) except as otherwise expressly authorized under the Operative Agreements, not to withdraw from the Trust Estate any funds other than amounts payable to it by Trustee as distributions of Basic Rent and Supplemental Rent without the prior written consent of each such party and (iv) to comply with all of the terms of the Trust Agreement applicable to it, the nonperformance of which could adversely affect such party.

(c)   Successor Trustee. Trustee or any successor may resign or be removed by the Participants as Trustee, a successor Trustee may be appointed, and a corporation may become Trustee under the Trust Agreement, only in accordance with the provisions of the Trust Agreement. Notwithstanding anything to the contrary contained in this Participation Agreement or the Trust Agreement, so long as no Event of Default shall be continuing, the appointment of a successor Trustee shall be subject to the consent of Lessee (such consent not to be unreasonably withheld or delayed).

(d)   Debt; Other Business. Trustee, on behalf of the Lessor, shall not contract for, create, incur or assume any debt, or enter into any business or other activity, other than pursuant to or under the Operative Agreements and, for the benefit of Lessee, Administrative Agent and the Lenders, agrees to be bound by Section 1.2(b) of the Trust Agreement.

(e)   Change of Principal Place of Business. Trustee shall give prompt notice to the Certificate Holders, Lessee and Administrative Agent, if Lessor's principal place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Overall Transaction are kept, shall cease to be located at the address set forth on Schedule III, or if it shall change its name or identity.

(f)   Loan Agreement. As between Lessor and Lessee, Lessor and each Participant hereby agree that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment of the terms and provisions of the Loan Agreement, any Security Instrument or any Note, whether or not any Event of Default shall have occurred and be continuing, if any such amendment or action would have the effect of increasing the obligations of Lessee or decreasing the rights of Lessee, in each case without the prior written consent of Lessee except that without such consent, Lessor may waive performance by Administrative Agent of obligations to Lessor, the non-performance of which does not adversely affect Lessee.

(g)   Acceptance of Provisions of Lease. The Participants, the Administrative Agent and Lessor hereby acknowledge and accept the provisions of Sections 15.2 and 20.1 of the Lease.

(h)   Depreciation. With respect to any taxable year or portion thereof, prior to the Expiration Date, neither the Lessor nor any Participant shall claim any federal or state or local tax attributes or benefits (including depreciation) relating to the Assets or otherwise claim ownership of the Equipment for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Lessor or any Participant to claim any such federal or state tax attributes or benefits or if it proposes to claim any such federal or state tax attributes or benefits as a protective response, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).

(i)   Right of Setoff. Each of the Participants, the Trustee, in its individual capacity, and Administrative Agent, in its individual capacity, and Lessee covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker's lien, or the like, against any deposit account or property of any Guarantor, Lessee, or any of its Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which, in the case of the Participants or the Lessor or Administrative Agent acting on their behalf, Administrative Agent shall base its decision to grant such consent solely upon a determination, upon the advice of its counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law.

(j)   Insolvency Proceedings. Each of the Participants, the Trustee, in its individual capacity, and Administrative Agent, in its individual capacity, and Lessee covenants as to itself, that it will not (i) commence any action, proceeding or other case with respect to the Lessor under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to indebtedness, (ii) seek appointment of a receiver, trustee, custodian or other similar official with respect to the Lessor and for all or any substantial benefit of the creditors of the Lessor, or (iii) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this clause (j), except in each case, as expressly permitted pursuant to the Loan Agreement upon the occurrence of a Loan Event of Default.

(k)   Release of Documents. The Administrative Agent hereby agrees that, upon a sale of the Assets pursuant to Section 18 or Section 20.1 of the Lease and payment of all amounts due and owing from the Lessee under the Operative Agreements and the application of such amount to the Loans and Certificate Amounts as provided for at Section 6.2 of the Loan Agreement or repayment in full of all Loans and Certificate Amounts and all other amounts due and owing from Lessee under the Operative Agreements to Administrative Agent and the Participants, the Administrative Agent shall execute and deliver to the Lessee a release of any Security Instrument, and releases of all other Liens created by the Operative Agreements, and termination statements for any financing statements relating to the Assets or any of the Collateral which are then of record naming the Administrative Agent as secured party or assignee thereof.

(l)   Release of Liens. Administrative Agent hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing), and the Lenders, except as otherwise expressly authorized or otherwise permitted under the Operative Agreements, not to release the Lien of any of the Security Instruments on the Collateral.

Section 10.2   Project Collateral Arrangements.

(a)   If as a condition to its entering into a Major Project Agreement (the "Applicable Project Agreement"), a General Contractor (the "Applicable Contractor") requires that all or part of the Termination Payments payable by Lessor and Supervisory Agent (the "Applicable Termination Payment Amounts") be collateralized, Lessor and Administrative Agent shall, upon request by Lessee, cause to be established a Project Collateral Account in which Lessor will fund with proceeds from Advances deposits into such account which shall not exceed at any time 10.1% of the Applicable Termination Payment Amounts due from time to time under the Applicable Project Agreement. Prior to depositing funds into a Project Collateral Account, Lessor, the Applicable Contractor and Administrative Agent shall execute and deliver a Project Collateral Account Agreement, which agreement shall be consented to and acknowledged by Lessee. Such Project Collateral Account Agreement shall permit Administrative Agent to direct amounts, other than Retained Amounts (as defined below) to be paid from the Project Collateral Account to make payments due and payable from time to time under the Applicable Project Agreement and to make payments under the Applicable Project Agreement to cure any defaults or breaches thereunder. For purposes of this Section 10.2(a), "Retained Amounts" means a portion of the funds to be deposited into the Project Collateral Account in an amount reasonably acceptable to Administrative Agent and Lessee which (i) pursuant to the terms of the Applicable Project Agreement, is required to be held throughout the term of such Project Agreement to secure Lessor's payment obligations under such Project Agreement, (ii) is provided for in the applicable Facility Budget and (iii) if not drawn upon, is required to be released to Lessor not later than Substantial Completion of the applicable Facility. Except for Excepted Interconnect Agreements relating to an Uncompleted Facility or a Proposed Site which in the aggregate represent not more than eight percent (8%) of the Asset Costs budgeted for such Uncompleted Facility or Proposed Site, each such Project Collateral Account Agreement also shall provide that the Applicable Contractor's claims against Lessor or Lessee shall be limited to the Project Collateral Account and the Project Agreement Indemnity or Project Letter of Credit described below.

(b)   All amounts in the Project Collateral Account shall be invested only in Permitted Investments. If an Event of Default has occurred and is continuing, then until all obligations are paid in full, the Administrative Agent may apply funds in a Project Collateral Account solely to the Obligations; provided, however, that while the applicable Project Agreement remains in effect, amounts on deposit in the Project Collateral Account may only be disbursed pursuant to the provisions of the applicable Project Collateral Account Agreement. It is agreed that, notwithstanding anything to the contrary in the Project Collateral Account Agreement, if any funds on deposit in the Project Collateral Account become available as a result of a reduction in the amount required to be on deposit in such Project Collateral Account pursuant to the Project Collateral Account Agreement, then Lessee shall cause such amounts to be applied to the next payment due under the applicable Project Agreement and Lessee's Advance Request for funds for payment of amounts due under such Applicable Project Agreement will reflect such application.

(c)   Concurrent with and as a condition precedent to Lessor's obligation to establish a Project Collateral Account and make deposits therein, Lessee shall execute and deliver to Administrative Agent, with executed copies for Lessor and the Applicable Contractor, a Project Agreement Indemnity, or in lieu of a Project Agreement Indemnity, Lessee may deliver to Lessor a Project Letter of Credit, with copies thereof to Administrative Agent and the Applicable Contractor and which shall be made payable to Lessor or its assignees named under a General Contractor Assignment. Lessee shall be solely liable for any reimbursement obligations under any Project Letter of Credit; provided, however, any fees payable to the issuer of such letter of credit may be funded with an Advance. Following Lessee's execution and delivery of a Project Agreement Indemnity or Project Letter of Credit, Lessor shall execute and deliver to the Applicable Contractor, with executed copies for Administrative Agent and Lessee, a General Contractor Assignment.

(d)   Lessor's and Administrative Agent's obligations to enter into any agreement described in this Section 10.2 or to make deposits as provided for herein shall be conditioned upon there being no Event of Default or Uninsured Loss existing, Lessee's satisfaction of Section 2.4 of the Supervisory Agreement, and Lessee demonstrating to the reasonable satisfaction of Administrative Agent that sufficient funds have been set aside and remain available in the applicable Facility Budget to fund the full amount of deposits necessary to pay the Applicable Termination Payment Amounts under each Applicable Project Agreement and all fees payable to the Project Letter of Credit issuers. Lessee shall cause to be executed, delivered and filed all financing statements and other filings, give such notices and deliver such legal opinions, as reasonably requested by Administrative Agent, to protect the parties' interests in the Project Collateral Accounts and the Project Collateral Agreements.

ARTICLE XI
LESSEE DIRECTIONS; REPLACEMENT OF PARTICIPANTS; RELEASE OF PPL CORPORATION GUARANTEE

Section 11.1   Lessee Directions. Each of the Participants, the Lessor and the Lessee hereby agree that, so long as no Default or Event of Default exists:

(a)   the Lessee shall have the right to replace any Lender or Certificate Holder with respect to which, (i) the right to pay interest by reference to the LIBO Rate shall be suspended under Section 14.1 or 14.2, (ii) there are or would be any claim to reimbursement or compensation under Section 14.3 or 14.5, (iii) Administrative Agent notifies Lessee that such Lender or Certificate Holder is a Defaulting Lender or Defaulting Certificate Holder under Section 3.5(b) or Section 3.6(b), (iv) such Participant fails to consent to a Base Term Extension Option Request pursuant to Section 4.7, or (v) a Downgrade Event (as defined below) shall have occurred;

(b)   the Lessee shall have the exclusive right to exercise the right under Section 11.1(a) above upon not less than three (3) Business Days' prior written notice (except that no prior written notice shall be required with respect to a Downgrade Event pursuant to clause (c) below) from the Lessee to the Lessor and Administrative Agent;

(c)   Replacement of Lender Due to Credit Rating Decline. If at any time any class of long-term senior unsecured debt issued by any Lender (a "Downgraded Lender") is rated BBB or lower by S&P or Baa2 or lower by Moody's (a "Downgrade Event"), then the Lessee may, subject to Section 12.1, at its sole cost and expense and effort, upon notice to such Downgraded Lender, the Administrative Agent and the Lessor, require such Downgraded Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12), all its interests, rights and obligations under this Participation Agreement and the other Operative Agreements to one or more Eligible Assignees that shall assume such obligations; provided that (i) the Lessee shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Downgraded Lender shall have received payment of an amount equal to the Loan Balance of its Notes, accrued Interest thereon, accrued fees and all other amounts payable to such Downgraded Lender hereunder and under the other Operative Agreements from such Assignee(s) (to the extent of such outstanding Loan Balance and accrued Interest and fees) or, the Lessee (in the case of all other amounts). A Downgraded Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Lessee to require such assignment and delegation cease to apply.

(d)   the Administrative Agent and the Lessor hereby agree to reasonably cooperate with the Lessee, at Lessee's sole cost and expense (provided that, with respect to any such cost or expense allocable to an Uncompleted Unit or Uncompleted Facility pursuant to Section 3.2(b) of this Participation Agreement, Lessee shall pay such amounts from the proceeds of Advances pursuant to the terms and subject to the conditions set forth in this Participation Agreement relating to Advances), in Lessee's efforts to arrange one or more Replacement Participants as contemplated by this Section 11.1.

Section 11.2   Release of PPL Corporation Guarantee. On such date as PPL Supply has received confirmation of the Required Credit Rating from S&P and Moody's of at least (1) BBB and Baa3, respectively, or (2) BBB- and Baa2, respectively, and so long as no Default or Event of Default shall have occurred and be continuing, upon the request of PPL Corporation to Administrative Agent and upon satisfaction of each of the conditions set forth below, PPL Corporation shall be released and discharged from its obligations under its Guarantee and its Guarantee shall be terminated. The release of PPL Corporation under its Guarantee shall be subject to the satisfaction of the following conditions: (i) receipt by Administrative Agent of a Responsible Officer's Certificate from each Guarantor, certifying that, as of the date of such certification, PPL Supply has achieved the Required Credit Rating, (ii) receipt by Administrative Agent of evidence reasonably required by Administrative Agent to confirm the existence of such Required Credit Rating, (iii) receipt by Administrative Agent and each Participant of a document in form and substance reasonably satisfactory to Administrative Agent whereby PPL Supply acknowledges the release of PPL Corporation from and the termination of its Guarantee and a reaffirmation by PPL Supply of its obligations under its Guarantee, and (iv) the receipt by Administrative Agent and each Participant of an opinion of counsel of PPL Supply in form and substance reasonably satisfactory to Administrative Agent, with respect to the due execution, authorization and enforceability of the acknowledgment and reaffirmation. Promptly upon the request of the Guarantor following such release, the Administrative Agent shall execute and deliver any releases or other instruments to evidence or better confirm the release, discharge and termination contemplated in this Section 11.2. Each Participant and Lessor, by entering into this Participation Agreement, authorizes Administrative Agent to undertake their respective obligations set forth in this Section 11.2, and consents to the release of PPL Corporation from, and the termination of, the PPL Corporation Guarantee.

ARTICLE XII
TRANSFERS OF PARTICIPANTS' INTERESTS

Section 12.1   Assignments.

(a)   All or any part of the interest of any Lender in, to or under this Participation Agreement, the other Operative Agreements, the Assets or the Notes may with the prior written consent of Lessee (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Event of Default has occurred and is continuing) be assigned or transferred by such Lender at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Loan Agreement (if applicable to such Lender); (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall not be less than $10,000,000 (or if less, the entire amount of such Participant's Commitment) and shall be an integral multiple of $1,000,000 (or such Participant's entire Commitment), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Administrative Agent shall have received from the assignee/transferee or the assignor/transferor a transfer fee in the amount of $3,500; (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); and (vi) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Agreements are its obligations, including the obligations imposed by this Section 12.1(a), the transferor and transferee Participant shall deliver to the Lessee, the Administrative Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit E and an Investor's Letter in substantially the form of Schedule II to Exhibit E, each executed by the assignee or transferee) and (B) represent and warrant to Lessor, Administrative Agent, each Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that:

(w)   it has the requisite power and authority to accept such assignment or transfer;

(x)   it will not transfer any Note unless the proposed transferee makes the foregoing representations and covenants;

(y)   it will not take any action with respect to such Note that would violate any applicable securities laws; and

(z)   it will not assign or transfer any interest in its Note except in compliance with this Section 12.1.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

(b)   Any Certificate Holder may with the prior written consent of Lessee (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Event of Default has occurred and is continuing) assign or transfer all or any part of its interest in, to and under this Participation Agreement, the other Operative Agreements and the Assets at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations, (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Certificate Holder being assigned pursuant to each such assignment shall not be less than $1,000,000 (or if less, the entire amount of such Participant's Commitment) and shall be an integral multiple of $500,000 (or such Participant's entire Commitment), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Administrative Agent shall have received from assignee/transferee or the assignor/transferor a transfer fee in the amount of $3,500; provided, however, that only one fee need be paid if transfers under both Section 12.1(a) and 12.1(b) are made concurrently, (v) each assignee or transferee shall have complied with the delivery requirements of Section 12.3(a); and (vi) each assignee or transferee (A) acknowledges that the obligations to be performed from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Agreements are its obligations, including the obligations imposed by this Section 12.1(b) (and the transferor and transferee Certificate Holder shall deliver to the Lessee, the Lessor and Administrative Agent an Assignment Agreement, in substantially the form of Exhibit E and an Investor's Letter in substantially the form of Schedule II to Exhibit E, executed by the assignee or transferee) and (B) further represents and warrants to the Lessee, the Lessor, Administrative Agent and each Participant as set forth in Section 8.1 that:

(v)   it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction;

(w)   it will not take any action with respect to its Certificate that would violate any applicable securities laws;

(x)   it will not assign or transfer any Certificate except in compliance with this Section 12.1(b); and

(y)   it will not transfer any Certificate unless the proposed transferee makes the foregoing representations and covenants.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

Section 12.2   Participations. Any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Sub-Participant") participating interests in all or a portion of its rights and obligations under this Participation Agreement, the other Operative Agreements, or its Notes or Certificates (including, without limitation, all or portion of the Rent owing to it); provided, however, that:

(a)   no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Agreement;

(b)   such Participant shall remain solely responsible for the performance of its Commitment and such other obligations;

(c)   the Lessee, the Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant's rights and obligations under this Participation Agreement and each of the other Operative Agreements;

(d)   each such Sub-Participant will make representations and warranties to the Participant that are consistent with Section 8.1, mutatis mutandis; and

(e)   no Sub-Participant, unless such Sub-Participant is an Affiliate of such Participant, or is itself a Participant, shall be entitled to require such Participant to take or refrain from taking any action hereunder or under any other Operative Agreement except to the extent any such action hereunder or thereunder would (A) reduce the principal or Certificate Amounts of or rate of Interest or Yield on or Fees in respect of any Loans or Certificate Amounts in which such Sub-Participant is participating or (B) postpone the date fixed for any payment of principal or Certificate Amounts (including extension of the Maturity Date or the date of any mandatory prepayment), Interest, Yield or Fees in respect of any Loans or Certificate Amounts in which such Sub-Participant is participating.

Section 12.3   Withholding Taxes; Disclosure of Information; Pledge Under Regulation A.

(a)   If any Participant or any assignee of, or Sub-Participant in, any Note or Certificate (each such assignee or Sub-Participant, a "Transferee") is organized under the laws of any jurisdiction other than the United States or any State thereof, then such Participant or Transferee, as applicable, shall (as a condition precedent to acquiring or participating in any Loan or Certificate) (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, for each taxable year of such Participant or Transferee during the Term, a properly completed and executed copy of either Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder, and (ii) provide to the Lessor, the Administrative Agent and the Lessee a new Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Transferee, and to comply at all times such Participant or Transferee shall beneficially own a Note or Certificate with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption. By its acceptance of a participation or assignment of a Participant's Note or Certificate, each Transferee shall be deemed bound by the provisions set forth in this Article XII and to represent on the date it becomes a Participant, that there is no applicable withholding requirement. Each Participant acknowledges that if any withholding ever applies to payments to such Participant, the Participant shall not be entitled to receive any additional interest or other payments to compensate the Participant for the amount withheld, other than as provided in Section 14.3.

(b)   Subject to Section 15.15 hereof, any Participant, Administrative Agent or the Lessor may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XII, disclose to the assignee or participant or proposed assignee or participant any information relating to the Lessee.

(c)   Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of the Notes or Certificates held by it to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

ARTICLE XIII
INDEMNIFICATION

Section 13.1   Indemnification.

(a)   General Indemnification. Subject to the application of Section 13.1(b) with respect to any Uncompleted Unit or Uncompleted Facility and except as excluded in the final paragraph of this Section 13.1(a), the Lessee shall, whether or not any of the transactions contemplated hereby shall be consummated, pay and assume liability for, and hereby agrees to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee), whether or not such Claim is covered by any other indemnification pursuant to this Article XIII, or such Indemnitee shall also be indemnified as to any such Claim by any other Person (but without duplication of any amounts received from any other Person), whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Expiration Date, in any way arising out of or relating to:

       (i)   any of the Operative Agreements or any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

       (ii)   the Assets, including the Equipment, the Facility Equipment, the Sites, the Site Improvements or any part or portion thereof or interest therein;

       (iii)   the purchase, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to the Lease or any of the Operative Agreements), return or other disposition of all or any part of any interest in any Asset and the Sites or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), (ii) loss of or damage to the environment (including, without limitation, investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from any Asset, including any Site and any other site at which Equipment subject to any Equipment Lease Supplement is installed, (v) any Claim resulting from or related to the purchase of the Equipment, acquisition of any Site, Construction of the Site Improvements or the performance of any of the Project Obligations at any Site, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Asset, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which is in effect at any time with respect to the Assets or any part thereof, (viii) any Claim for patent, trademark or copyright infringement, or (ix) Claims arising from any public improvements with respect to any Site resulting in any change or special assessments being levied against such Site or any plans to widen, modify or realign any street or highway adjacent to such Site, or any Claim for utility "tap-in" fees; or

       (iv)   the offer, issuance, sale, transfer or delivery of the Notes or the Certificates;

       (v)   the transactions contemplated hereby or by any other Operative Agreement, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

       (vi)   the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement; or

       (vii)   any agreement, including any Project Agreement, entered into or assumed by Lessee in connection with any Asset, any Site, the purchase, Acquisition or Construction of any Equipment or Site Improvements (including any Claims by any party to any agreement relating to or part of the Existing Warehouse Facility, with respect to or relating to any Site Acquisition or Ground Lease or relating to or arising from any sublease or assignment by Lessee or its entering into any operations agreement (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Indemnitee).

       (viii)   the license granted to Supervisory Agent to generate, transmit and sell test power as set forth in Section 2.4(c) of the Supervisory Agreement and all activities of Lessee or any other Person with respect thereto.

It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any remedy under, any Lease or any other Operative Agreement, but shall be subject to the final paragraph of this Section 13.1(a).

Notwithstanding the foregoing provisions of this Section 13.1(a), Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.1(a), and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(b)(ii) for any Claim to the extent that such Claim is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from: (i) the gross negligence or willful misconduct of such Indemnitee; (ii) the breach by such Indemnitee of its representations and warranties at Article VIII of this Participation Agreement or in any Investor Letter delivered by such Indemnitee pursuant to Section 12.1, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or in any other Operative Agreement to which such Indemnitee is a party; (iii) any Claim resulting from the imposition of any Lessor Lien for which such Indemnitee is responsible for discharging under the Operative Agreements; (iv) any Claim for the recovery of Asset Costs with respect to an Uncompleted Unit or Uncompleted Facility to the extent such Claim arises solely as a result of an Event of Default with respect to such Uncompleted Facility or Uncompleted Unit prior to the Applicable Base Term Commencement Date for such Uncompleted Unit or such Uncompleted Facility, the recovery of which shall be governed by Article V of the Supervisory Agreement and Article XVI of this Participation Agreement, (v) any Claim to the extent attributable to acts or events occurring after the Expiration Date or the return or remarketing of the Assets so long as Lessor or the Participants are not exercising remedies against Lessee in respect of the Operative Agreements as a result of the occurrence and continuance of an Event of Default and (vi) any Taxes (other than (x) Taxes under ERISA or under Code provisions relating to ERISA and (y) as necessary to pay any amount required hereunder on an After-Tax Basis); provided, however, that nothing in the foregoing clauses (i) through (vi) shall be deemed to exclude or limit (x) any Claim that any Indemnitee may have under any Operative Agreement or Applicable Laws for damages from the Lessee or Guarantors for breach by Lessee or either Guarantor of its respective representations, warranties or covenants made or deemed made by it in any Operative Agreement or (y) any remedy under or right to damages pursuant to Section 16.2 of this Participation Agreement, Article XVI of the Lease or Article V of the Supervisory Agreement.

(b)   Notwithstanding the foregoing Section 13.1(a), to the extent any Claim under Section 13.1(a) relates to any act or omission relating to an Uncompleted Unit or an Uncompleted Facility, then prior to the Applicable Base Term Commencement Date with respect to such Uncompleted Facility or Uncompleted Unit, (i) the Lessee shall only be obligated to indemnify Lessor pursuant to Section 13.1(a) for such Claims, provided that such Claims shall include any Claim for which Lessor has an obligation to indemnify any Person pursuant to clause (ii) of this Section 13.1(b), and; provided further, that, Lessee's obligations under Section 13.1(a) during such period shall exclude Claims resulting solely from a Nonrelated Project Claim, and (ii) Lessor shall indemnify and keep harmless each Participant Indemnitee, Qualified Project Indemnitee or Tax Indemnitee from such Claims; provided, however, that the indemnification given by Lessor to any Qualified Project Indemnitee shall be limited to only those Claims for which Lessor has an obligation to provide indemnification to such Qualified Project Indemnitee pursuant to the terms of the applicable Project Agreement.

(c)   Lessor Indemnity. Lessor's obligation to indemnify and hold harmless any Participant Indemnitee or, in the case of any Project Agreement, Qualified Project Indemnitee under Section 13.1(b)(ii) or Tax Indemnitee under Section 13.4(a):

(A)   is not an individual or personal obligation of Lessor or Trustee, and nothing herein shall be construed as creating any liability on Lessor or Trustee, individually or personally, to pay, indemnify or hold harmless any Participant Indemnitee under this Article XIII;

(B)   is not an obligation binding on Lessor or claim on the Trust Estate except to the extent of any payment received from Lessee or paid by either Guarantor on Lessee's behalf, pursuant to Section 13.1(b)(i) or Section 13.4(a); and

(C)   shall be paid and discharged solely and exclusively from amounts paid by Lessee or paid by either Guarantor on Lessee's behalf, received by Lessor pursuant to Section 13.1(b)(i) or Section 13.4(a), and it is expressly agreed by each Participant Indemnitee, Qualified Project Indemnitee and Tax Indemnitee that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under Section 13.1(b)(ii) or Section 13.4(a)(ii) shall be to such amounts paid by Lessee pursuant to Section 13.1(b)(i) and Section 13.4(a)(i); and

(D)   is the sole and exclusive right of each Participant Indemnitee, Qualified Project Indemnitee and Tax Indemnitee against Lessor or Trustee or the Trust Estate, and any right to proceed against Lessor or Trustee individually or otherwise or against the Trust Estate under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by this Section 13.1(b) or Section 13.4(b) is hereby expressly waived by each Participant Indemnitee, Qualified Project Indemnitee and Tax Indemnitee (other than claims that may be made against Lessor, individually or personally, for fraud, gross negligence or willful misconduct).

Except as otherwise set forth in this Section 13.1(c), nothing in this Article XIII is intended as or shall be construed as a limitation on the right of any Indemnitee or Qualified Project Indemnitee to make indemnification, contribution or other claims of any kind against Lessee, to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Claims of the type referred to in Section 13.1(a).

To the extent that any payments made pursuant to Section 13.1(b)(ii) or Section 13.4(a) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lessor to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Indemnitee or Qualified Project Indemnitee who received any such payments from Lessor (or any portion thereof) shall repay any such amounts to Lessor, or as may otherwise be directed by a court of competent jurisdiction.

The indemnification obligations of Lessor under Section 13.1(b)(ii) and 13.4(a)(ii)shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of Lessee.

The right of any Participant Indemnitee, Qualified Project Indemnitee or Tax Indemnitee to seek indemnification from Lessor under Section 13.1(b)(ii) or 13.4(b) is subject to and conditioned upon compliance by any such Indemnitee with the notice, cooperation, appointment of counsel, contest rights and other provisions in Section 13.3 and 13.4(b), unless waived by Lessee in writing, except that any reference in such Sections to Lessee shall be deemed to be a reference to Lessor.

Without limiting the foregoing, Lessor hereby, subject to the terms of this Section 13.1(c), grants to each Participant Indemnitee, each Tax Indemnitee and, to the extent provided for in the applicable Project Agreement or an agreement to be entered into pursuant to the last sentence of this paragraph, each Qualified Project Indemnitee a nonexclusive assignment of the right to enforce Lessor's indemnification rights under Sections 13.1(b)(i) and 13.4(a) with respect to Claims or Impositions of such Participant Indemnitees for which Lessor is indemnified under such Sections 13.1(b)(i) and 13.4(a). Lessee acknowledges and agrees that Lessor, (i) has indemnified the Participant Indemnitees and Tax Indemnitees under Sections 13.1(b)(ii) and 13.4(a), and (ii) has granted to such Participant Indemnitees a nonexclusive assignment of the right to enforce Lessor's indemnification rights under such Sections. Any Claim for indemnification to be made by any Participant Indemnitee or Tax Indemnitee by its exercise of the above described nonexclusive assignment will be brought on behalf of each Participant Indemnitee or Tax Indemnitee to be so indemnified by Administrative Agent following a demand by any such Participant Indemnitee or Tax Indemnitee, and solely for purposes of Section 13.3 and 13.4(b), Administrative Agent shall be deemed to be the Indemnitee or Tax Indemnitee as applicable. The agreements, acknowledgements and waivers required of each Qualified Project Indemnitee in this Section 13.1(c) shall be set forth in the writing to be executed by such Qualified Project Indemnitee as required in the definition of "Qualified Project Indemnitee."

Section 13.2   Nonconformance. If Lessee elects the Sale Option, an Event of Default occurs, or Lessee returns any Facility or Equipment Group to Lessor or Administrative Agent and after paying to Lessor, for the benefit of Participants, any amounts then due under the Operative Agreements with respect to such Equipment Group or Facility (including the Lease Supplement RVG Amount or the Lease Supplement Permitted Balance, as applicable) and the Lease Supplement Balance for any Facility or Equipment Group shall not have been reduced to zero, then Lessee shall promptly pay on the earlier of the Expiration Date or the date which is thirty (30) days following the delivery of the appraisal described below, an amount for each such Facility or Unit (the "Nonconformance Amount") not to exceed the applicable shortfall which such appraisal indicates is the result of any of the following events, circumstances, or conditions, whether or not permitted under the Lease: (i) the failure to maintain such Facility or Equipment Group as required by the Lease and the other Operative Agreements, in at least as good a condition as it was at the time of Substantial Completion for any Facility or the Unit Completion Date for a Unit, ordinary wear and tear excepted; (ii) the carrying out of or the failure to undertake any modifications, improvements, changes or Modifications to such Facility or Equipment Group whether or not permitted pursuant to the Operative Agreements or any change or modification to the Facility Plans and Specifications following the delivery of such Facility Plans and Specifications thereof pursuant to Article VI; (iii) any Modification to such Unit or Units in such Equipment Group following the Document Closing Date or any Modification to or restoration or rebuilding of such Facility or Equipment Group following the Facility Completion Date or Shipment Date, as applicable, whether or not permitted pursuant to the Operative Agreements; (iv) the existence of any environmental condition at or affecting such Facility or any Unit in the Equipment Group whether or not such condition existed on the Initial Advance Date; (v) any defect, exception, easement, restriction or other encumbrance on or title or ground lease interest to such Facility or any Unit in the Equipment Group, whether or not created or existing on the Initial Advance Date other than Permitted Liens of the type discussed in clauses (a) (other than such Liens relating to the rights and interests of Lessee), (b), (c) or (g) of the definition of Permitted Liens; (vi) the dependence of such Facility on any improvement or facility not fully located on a Site (other than government-provided utilities existing and benefiting such Facility as of the date hereof, the benefits of which are lost for reasons other than the fault of Lessee and which could not have been retained through the exercise by Lessee of commercially reasonable efforts to keep such utilities in place) and other than any improvement or facility which (x) if owned by Lessee, all of Lessee's rights and interest in and relating to such improvements or facilities are transferred to the purchaser under the Sale Option for such Facility or Equipment Group for the Gross Proceeds paid with respect thereto or if such Facility or any Unit in such Equipment Group is to be returned to Lessor that all such rights and interests are transferred without consideration to Administrative Agent or (y) if owed by a third party, the purchaser at such Sale Option or Administrative Agent, if such Facility or any Unit in such Equipment Group returned, is granted the indefeasible, right and interest to use such improvement, Units or facility in the same manner and scope for the same duration, and for such consideration on terms no less favorable, as was applicable to Lessee or its affiliates prior to such purchase or return); (vii) the failure by Lessee to comply with any Return Conditions or to cause all Facility Equipment to be in a condition to operate at Commercial Capacity at the date of any such appraisal hereunder; or (viii) the use of the Assets or any portion or part thereof by Lessee or any permitted sublessee, assign, operator or any PPL Group Member for any purpose or in any manner that adversely affected the Fair Market Value, utility, remaining useful life or residual value of any such Assets or portion or part thereof, other than ordinary wear and tear excepted. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than 10 Business Days prior to the consummation of a sale of each Facility and Equipment Group, at Lessee's sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance satisfactory to the Required Participants and using approved methods satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of each such Facility or Equipment Group as of the date of determination is less than the Fair Market Value anticipated for such date in the Initial Appraisal or Facility Appraisal, as applicable, originally delivered pursuant to Article VI of this Participation Agreement is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d)(i).

Section 13.3   Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify the Lessee of the commencement thereof provided that failure to notify Lessee shall not alter such Indemnitee's rights under this Section 13.3, except to the extent such failure increases the amounts payable by Lessee or precludes or materially impairs Lessee's ability to conduct a defense, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Required Participants, on behalf of the Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within 90 days following receipt of Indemnitee's notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee's notice of Claim, provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee after consultation with its counsel, (x) such action, suit or proceeding involves any risk of imposition of criminal liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Asset unless, in the case of civil liability, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), provided that the Indemnitee has taken reasonable steps to sever such Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee, unless the Indemnitee is fully released from such Claim and such Claim does not involve criminal liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1, as applicable, and Lessee shall reimburse the Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee and Guarantors shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1, without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee or the Guarantors in connection with such Claim, and uses reasonable efforts to advise the Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full of any Claim by the Lessee or the Guarantors pursuant to Section 13.1, to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

Section 13.4   General Tax Indemnity.

(a)   Indemnification. Subject to the application of the immediately following sentence of this Section 13.4(a) and without limitation on any other rights of any Tax Indemnitee to indemnification under this Article XIII, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Assets and each Tax Indemnitee, and hold the Assets and each Tax Indemnitee harmless against, all Impositions. Notwithstanding the foregoing, to the extent any such Impositions relate to any act or omission relating to an Uncompleted Unit or an Uncompleted Facility which arises prior to the Applicable Base Term Commencement Date for such Uncompleted Facility or Uncompleted Unit, (i) the Lessee shall only be obligated to indemnify Lessor for such Impositions, provided that such Impositions for which Lessee has an obligation to indemnify shall include any Imposition for which Lessor has an obligation to indemnify any Tax Indemnitee pursuant to clause (ii) hereof, and (ii) Lessor shall indemnify and keep harmless each Tax Indemnitee from such Impositions on an After Tax Basis.

(b)   Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within 15 days) notify the Lessee in writing (provided that failure to so notify the Lessee within 15 days shall not alter such Tax Indemnitee's rights under this Section 13.4, except to the extent such failure effectively precludes the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 30 days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 30-day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 10-day period.

The Lessee shall be entitled for a period of 30 days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest such Impositions, at the Lessee's expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in any of clause (x), (y) or (z) if the Tax Indemnitee determines in good faith that such contest by the Lessee is reasonably likely to have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, further, that in determining the application of clauses (x) and (y) of this sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Impositions for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Asset or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Impositions subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have provided the Tax Indemnitee with a written acknowledgement of liability if the contest shall prove unsuccessful (provided, however, that such acknowledgement shall not be binding if the contest is finally resolved on a basis from which it can be established that the Lessee would not have been liable to the Tax Indemnitee for an indemnity in the absence of such acknowledgment), (D) unless the Lessee shall have agreed to pay and shall pay (provided, that prior to the Applicable Base Term Commencement Date for such Facility or Equipment Group and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (E) if such contest shall involve the payment of the Impositions prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee). In addition, for Tax Indemnitee controlled contests, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $25,000 and (B) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Impositions (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment, provided, however, that if the Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Impositions subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the noncontrolling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee and the Guarantors shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to any Imposition if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Imposition is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect that it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

(c)   Payments. (i)   To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two Business Days prior to the date that the relevant Impositions are due. Any payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to an Imposition that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee's payment of such Imposition or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee. Notwithstanding the foregoing, the Lessee shall not be required to make any indemnity payments with respect to an Imposition that is being contested prior to the conclusion of the contest, subject to clauses (D) and (E) of Section 13.4(b).

(ii)   To the Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, credit, allocation or apportionment or otherwise) with respect to a Tax not indemnifiable hereunder which would not have been realized but for any Impositions with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Agreements, which benefit was not previously taken into account in determining the amount of the Lessee's payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee (1) an amount equal to the amount of such Tax benefit, increased by (2) the Tax savings realized by such Tax Indemnitee as a result of its payment of the amount specified in clauses (1) and (2) (and net of any additional Taxes actually borne by such Tax Indemnitee as a result of such payment), with such Tax savings being calculated utilizing the same tax rate assumptions as specified in the definition of "After Tax Basis" (with the amount determined under (2) hereinafter referred to as the amount necessary in order to make a payment on a "Grossed-Up Basis"); provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater than the amount of such Impositions in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

(y)   Upon receipt by a Tax Indemnitee of a refund or credit of all or part of any Impositions paid or indemnified against by the Lessee, which refund or credit was not previously taken into account in determining the amount of the Lessee's payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund or credit to the extent such refund or credit is greater than the amount of Impositions in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.

(d)   Reports. In the case of any report, return or statement required to be filed with respect to any Impositions that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee's expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than 15 days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

(e)   Withholding Taxes.

       (i)   The Lessor or its agent shall withhold any Taxes required by Applicable Laws to be withheld on any payment to any Participant. The amount payable to the Trustee, the Certificate Holders, the Lenders, any other Participant or any Sub-Participant shall be reduced by the amount of any withholding Taxes required to be withheld by the Lessor or its agent pursuant to the preceding sentence, and except with respect to such Taxes for which Lessee is liable pursuant to Section 14.3, the Lessee and the Trustee shall have no liability or obligation to the Lessor, the Certificate Holders or the Lenders with respect to any such withholding Taxes.

       (ii)   If and to the extent the Lessor or its agent has in good faith attempted to comply with its obligation to withhold Taxes in accordance with clause (i) and a claim regarding withholding Taxes is made against the Lessor or its agent (and Lessor or its agent, after good faith efforts, have been unable to recover from the Participant in accordance with clause (iii) below the Taxes that should have been withheld), as between the Lessee and the Lessor (or its agent), the Lessee shall be responsible for, and the Lessee shall indemnify (provided that, prior to the Applicable Base Term Commencement Date for any Facility or Equipment Group with respect to any payment required to be made by Lessee hereunder not arising as a result of an act or omission by Lessee, Guarantor or their respective Affiliates, then pursuant to the terms and conditions concerning Advances set forth in this Participation Agreement Lessee shall request an Advance the proceeds of which shall be used to fund such payment) and hold harmless the Lessor (and its agent) (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, such claim to the extent, but only to the extent, the Lessor or its agent has actually paid funds to a taxing authority with respect to such withholding taxes or receives a demand for such payment from any taxing authority and subject to the contest rights set forth in Section 13.4(b).

       (iii)   Each Participant agrees to reimburse the Lessor and Administrative Agent for any withholding Taxes for which the Lessor or Administrative Agent becomes liable as a result of payments made to such Participant and, except with respect to such Taxes for which Lessee is liable pursuant to Section 14.3, to reimburse the Lessee for any Taxes or other amounts paid by the Lessee (A) pursuant to clause (ii) hereof and (B) to the extent Lessee has otherwise paid funds to a taxing authority with respect to any withholding taxes or receives a demand for such payment from any taxing authority.

       (iv)   For purposes of this Section 13.4(e), it shall be assumed that each Lease constitutes a loan for United States federal income tax purposes (as is the parties' intention).

Section 13.5   After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an "original payment") and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis.

Section 13.6   Environmental Indemnity. Notwithstanding the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys' and/or paralegals' fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Assets or any portion thereof, including each Site and Equipment Site, or any clean-up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, "Environmental Claims"), arising in whole or in part, out of:

(a)   the presence on, under or around the Assets or any portion thereof, including any Site or Equipment Site, of any Hazardous Substance, or any releases or discharges of any Hazardous Substance on, under, from, onto or around the Assets, or any portion thereof or such Sites or Equipment Sites.

(b)   any activity, including, without limitation, construction (including construction of the Site Improvements), carried on or undertaken on or off the Assets or any portion thereof, including any Site or Equipment Site, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time are located or present on, under or around, or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Assets or any portion thereof, including any Site or Equipment Site, or any activity that aggravates or exacerbates existing environmental conditions or results in a violation of existing deed restrictions.

(c)   loss of or damage to any property or the environment arising from, or in any way related to, the Assets or any portion thereof, including any Site or Equipment Site, or Lessee or any of its Affiliates (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case arising from, or in any way related to, the Assets or any portion thereof, including any Site or Equipment Site, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof.

(d)   any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Assets or any portion thereof.

(e)   any residual contamination on or under any of the Assets or any portion thereof, including any Site or Equipment Site, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Assets or any portion thereof, including any Site or Equipment Site, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding the foregoing provisions of this Section 13.6, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.6 for any Claim to the extent that such Claim is attributable to (i) the gross negligence or willful misconduct of such Indemnitee.

ARTICLE XIV
CONTINGENT LIBOR AND OTHER COSTS

Section 14.1   LIBO Rate Lending Unlawful. If any Participant shall determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive and binding on the Lessee absent manifest error) that the introduction of or any change in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Loan or Certificate Amount that bears Interest or Yield based upon the LIBO Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Loan or Certificate Amount, as the case may be, shall, upon such determination, forthwith be suspended (provided that such Participant shall be obligated to make, continue or maintain any such Loan or Certificate Amount bearing Interest or Yield at the Alternate Base Rate as specified below) (unless such Participant determines in its sole discretion that it can continue to make any Loan or Certificate Amount based upon the LIBO Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify the Lessee and the Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Loans or Certificate Amounts, as the case may be, of such Participant shall automatically bear Interest or accrue Yield at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Loan or Certificate Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Loan or Certificate Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Loan or Certificate Amount, as the case may be, to such day thereto or sooner, if required by such law or assertion.

Section 14.2   Deposits Unavailable. If any of the Participants shall have determined that:

(a)   Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Participant in its relevant market; or

(b)   by reason of circumstances affecting such Participant's relevant market, adequate means do not exist for ascertaining the LIBO Rate applicable to such Participant's Loans or Certificate Amounts,

then, upon notice from such Participant to the Lessee and the other Participants, (i) the obligations of the Participants to make available Loans or Certificate Amounts, as the case may be, based on the LIBO Rate, shall be suspended and (ii) each outstanding Loan or Certificate Amount, as the case may be, shall begin to bear Interest or accrue Yield at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

Section 14.3   Increased Costs, Etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof increases or would increase the cost (other than in respect of Taxes, except for withholding taxes imposed on actual or constructive payments to a Participant as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the date the Participant acquires its Notes or Certificates, as the case may be, that prevents the Participant from being legally entitled to provide a statement or form evidencing such Participant's complete exemption from withholding as described in Section 12.3(a)(ii)), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) with respect to, any Loans or Certificate Amounts, as the case may be, then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay (provided, that prior to the Applicable Base Term Commencement Date for any Facility or Unit allocated to an Equipment Group and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay increased costs attributable to Advances which Funded such Uncompleted Facility or Uncompleted Unit) to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant's incurrence or sufferance thereof and such Participant's actual knowledge of the event giving rise to such Participant's rights under this section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error.

Section 14.4   Funding Losses. In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Loan or Certificate Amount, as the case may be) as a result of:

(a)   any conversion or repayment or prepayment of the principal amount of any Loans or Certificate Amounts, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto; or

(b)   any Loans or Certificate Amounts, as the case may be, not being made in accordance with the Advance Request therefor (unless such failure to make such Loans or fund such Certificate Amounts, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to the Lessee (with a copy to the Lessor), the Lessee shall, within five days of its receipt thereof, pay (provided, that prior to the Applicable Base Term Commencement Date for any Facility or Unit allocated to an Equipment Group and pursuant to the terms and conditions of this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay losses or out-of-pocket expenses attributable to Advances which Funded such Uncompleted Facility or Uncompleted Unit) directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant's standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent demonstrable error.

Section 14.5   Increased Capital Costs. If any Participant determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount of such capital is increased by or based upon the existence of such Participant's Commitment hereunder and other commitments of this type or the Loans or Certificate Amounts, then, within 30 days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), the Lessee shall pay (provided, that prior to the Applicable Base Term Commencement Date for any Facility or Unit allocated to an Equipment Group and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay capital costs attributable to Advances or Commitments which Fund or are available to Fund such Uncompleted Facility or Uncompleted Unit) to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant's Commitment hereunder or the Fundings made by such Participant hereunder, provided, that no Participant shall be entitled to demand such compensation more than one year following the later of such Participant's incurrence or sufferance thereof and such Participant's actual knowledge of the event giving rise to such Participant's rights under this Section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guidelines or request. A certificate as to such amounts submitted to the Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error.

Section 14.6   After Tax Basis. Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.

Section 14.7   Applicability of Certain Sections. The provisions of Sections 14.1 through 14.6 are applicable to the Lenders and the Certificate Holders in connection with any funding or maintenance thereof by reference to the LIBO Rate, and not otherwise.

Section 14.8   Funding Office. If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 14.1 to 14.3, to the extent applicable, then such Participant will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

Section 14.9   Replacement of Participants. If any Participant shall make demand for payment under Section 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of the Participants with respect to LIBO Rate Advances or shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants then within sixty (60) days of such demand, notice or refusal, Lessee may demand that such Participant assign in accordance with this Section 14.9 to one or more Eligible Assignees designated by the Lessee all (but not less than all) of such Participant's Commitment(s), Fundings and its Note and Certificate, as applicable, within the next 30 days but such Participant shall be entitled to any amount which would have been due to it under Section 14.4 hereof if such Fundings had been prepaid rather than assigned. If any such Eligible Assignee designated by the Lessee shall fail to consummate such assignment on terms acceptable to such Participant and as otherwise provided in Sections 12.1(a) and 12.1(b), or if the Lessee shall fail to designate any such Eligible Assignee for all of such Participant's Commitment or Fundings, then such Participant may assign such Commitment and Fundings to any other Eligible Assignee in accordance with this Section 14.9 and as otherwise provided in Sections 12.1(a) and 12.1(b) during such 30-day period.

ARTICLE XV
MISCELLANEOUS

Section 15.1   Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties' obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Participation Agreement and any of the other Operative Agreements, the transfer of any interest in the Assets as provided herein or in any other Operative Agreements (and shall not be merged into any conveyance or transfer document), any disposition of any interest of Lessor in the Assets or any portion thereof, the purchase and sale of the Notes or Certificates, payment therefor and any disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Agreements and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements.

Section 15.2   No Broker, Etc. Except for Lessee's dealing with First Union Securities, Inc., as Arranger, each of the parties hereto represents to the others that it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

Section 15.3   Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice.

Section 15.4   Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15.5   Amendments. Except as contemplated by Section 3.1 of the Supervisory Agreement or Section 15.23, no Operative Agreement nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Lessor, Administrative Agent, Lessee and the Required Participants; provided, however, that Sections 6.2(b) and 15.20 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a)   modify any of the provisions of this Section 15.5, change the definition of "Required Participants" or modify or waive any provision of an Operative Agreement requiring action by each Participant;

(b)   amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2 and 5.3 hereof or Sections 2.5, 2.6 or 2.7 of the Loan Agreement;

(c)   reduce, modify, amend or waive any Fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII, (except that any Person may consent to any reduction or waiver of any Fee or indemnity payable to it);

(d)   postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Agreements), any Loan or Certificate Amount, the Asset Balance, any Lease Supplement Permitted Balance, any Lease Supplement Balance, the Loan Balance, the Certificate Balance, the Aggregate C&A Recourse Amount, any Lease Supplement Recourse Amount, the Aggregate RVG Amount, any Lease Supplement RVG Amount, amounts due pursuant to Section 20.2 of the Lease, Interest or Yield or, subject to clause (c) above, any other amount payable to it under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Agreements), Loans or Certificate Amounts, the Asset Balance, any Lease Supplement Permitted Balance, any Lease Supplement Balance, the Loan Balance, the Certificate Balance, the Aggregate C&A Recourse Amount, any Lease Supplement Recourse Amount, the Aggregate RVG Amount, any Lease Supplement RVG Amount, Asset Costs, Participant Balance or any other definition which would reduce the amounts payable to the Participants or any Indemnitee under the Operative Agreements;

(e)   consent to any assignment of the Lease or any other Operative Agreement by the Lessee releasing the Lessee from its obligations in respect of the payments of Rent, Loan Balance, Certificate Balance, Asset Balance, Lease Supplement Balance, Aggregate Permitted Asset Balance, Lease Supplement Permitted Balance, Aggregate C&A Recourse Amount, any Lease Supplement Recourse Amount, Aggregate RVG Amount, any Lease Supplement RVG Amount or changing the absolute and unconditional character of such obligations; or

(f)   release of any Lien granted by the Lessee or the Lessor under the Operative Agreements, except as provided in the Operative Agreements, or except as provided for in Section 11.2 release either Guarantor under either Guarantee or amend, release or waive compliance with the terms of either Guarantee, except for representations and warranties at Section 14 and the covenants at Section 15 of the PPL Corporation Guarantee and, with respect to the PPL Supply Guarantee, as contemplated at Section 15 therein.

Section 15.6   Loan Agreement and Related Obligations. The Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than principal and Interest on the Loans which are payable to the extent otherwise required by the Operative Agreements) required to be paid by the Lessor under the Loan Agreement, any Security Instrument, the Equipment Contracts, any Facility EPC Agreement and any other Major Project Agreements; provided, however, that prior to the Applicable Base Term Commencement Date for any Facility or Equipment Group, Lessee's obligations herein shall be subject to Section 4.3(a).

Section 15.7   Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.8   Parties in Interest. Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Agreement, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Agreements without the prior written consent of the Required Participants. Except as provided in Section 12.1, the Participants shall not assign or transfer any of their respective rights or obligations under the Operative Agreements.

Section 15.9   GOVERNING LAW. THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION OF SECURITY INTERESTS AND THE PERFECTION OF LIENS IN THE CASH COLLATERAL ACCOUNT, ANY PROJECT COLLATERAL ACCOUNT AND AMOUNTS ON DEPOSIT THEREIN, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH CASH COLLATERAL ACCOUNT OR PROJECT COLLATERAL ACCOUNT IS LOCATED AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE.

Section 15.10   Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.11   Liability Limited. No Participant shall have any obligation to any other Participant or to the Lessee, the Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Agreements or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Agreements, except as otherwise so set forth.

Section 15.12   Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Agreements and the Overall Transaction, including, without limitation to establish, preserve, protect and perfect the title of Lessor in the Assets, the Lien of Lessor and Administrative Agent in the Collateral, and/or any Participant's rights under this Participation Agreement and the other Operative Agreements (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request to be filed or effected). The Lessee, at its own expense (provided, that prior to the Applicable Base Term Commencement Date for any Facility or Equipment Group and pursuant to the terms and conditions in this Participation Agreement concerning Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses attributable to such Facility or Equipment Group) and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Agreement.

Section 15.13   Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

(b)   consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 15.14  WAIVER OF JURY TRIAL. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 15.14 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE LESSEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE AGREEMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTICIPANTS ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH OTHER OPERATIVE AGREEMENT.

Section 15.15  Confidentiality. Each party hereto shall keep confidential, and shall not disclose, any information not otherwise publicly available it obtains about the Lessee, the Guarantor or the books and records of Lessee, Guarantor and each of their Affiliates or relating to the Assets, except that such party may disclose such information (i) as required by Applicable Laws, (ii) to its attorneys, auditors, accountants and other professional advisors which have been informed as to the confidential nature of such information, (iii) in connection with the enforcement of the Operative Agreements, (iv) to any transferee or potential transferee permitted by the Operative Agreements, provided such transferee or potential transferee agrees to the terms of this sentence, and (v) to any federal or state banking authority or other regulatory authority having jurisdiction over any Participant or Administrative Agent or any of their respective Affiliates, and to any of their officers, employees and agents.

Section 15.16  Limited Liability of Bank. The parties hereto agree that Bank shall have no personal liability whatsoever to Lessee, the Certificate Holders, the Lenders, Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Agreements or arising in any way from the Overall Transaction; provided, however, that Bank shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in its individual capacity in this Participation Agreement or in any certificate or document delivered pursuant hereto, or from the failure of Bank to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by Bank of any of its other covenants or obligations under any of the Operative Agreements, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Agreements.

Section 15.17  Limited Liability of Administrative Agent. The parties hereto agree that Administrative Agent, in its individual capacity, shall have no personal liability whatsoever to Lessee, the Certificate Holders, the Lenders, Lessor or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Agreements or arising in any way from the Overall Transaction; provided, however, that Administrative Agent shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Agreements and the Asset, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Agreement, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Agreements. It is understood and agreed that, except as provided in the preceding proviso, Administrative Agent shall have no personal liability under any of the Operative Agreements as a result of acting pursuant to and consistent with any of the Operative Agreements.

Section 15.18  Payment of Transaction Costs and Other Costs.

(a)   Transaction Costs and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Costs becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees) of Lessor, as Lessor under the Lease and Trustee under the Trust Agreement, with respect to the administration of the Trust Estate and Administrative Agent under the Operative Agreements, such Transaction Costs shall be paid by Lessee as Supplemental Rent.

(b)   Payment by Advances. Subject to the other provisions of this Section 15.18 and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance for the payment of any fees and expenses referenced in Section 15.18(a) or 15.18(c)(ii) payable or incurred prior to the Applicable Base Term Commencement Date for any Uncompleted Facility or Uncompleted Unit which shall be paid through Advances, and Lessee may seek reimbursement for Transaction Costs paid by Lessee prior to the Initial Advance Date for which Lessee has not been previously reimbursed, in each case to the extent there are Available Commitments and such Transaction Costs to be paid or reimbursed are reserved for in the Facility Budget for such Uncompleted Facility or the Equipment Group Budget for such Uncompleted Unit.

(c)   Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants, Lessor and Administrative Agent all reasonable costs and expenses (including reasonable legal fees and expenses of special counsel to Administrative Agent and Lessor and the document counsel for the Participants) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Agreement; (ii) any Event of Loss or termination of the Lease or any other Operative Agreement; (iii) the negotiation and documentation of any restructuring or "workout", whether or not consummated, of any Operative Agreement; (iv) the enforcement of the rights or remedies under the Operative Agreements; (v) any transfer by Lessor or a Participant of any interest in the Operative Agreements during the continuance of an Event of Default; or (vi) any Advance Date. Notwithstanding the foregoing, Lessee's obligation to make payments under this Section 15.18(c) prior to the Applicable Base Term Commencement Date for any Uncompleted Facility or Uncompleted Unit shall be subject to Section 16.3 with respect to clause (ii), (iv) or (v) above, Section 15.18(b) above with respect to clause (vi) above and Section 14.1 of the Lease with respect to clause (ii) above as it relates to an Event of Loss.

Section 15.19  Reproduction of Documents. This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of any Asset; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.19 shall not prohibit the Lessee, Guarantor or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.20  Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that First Union Securities, Inc. has acted as an "arranger" with respect to the Overall Transaction. The parties hereto acknowledge and agree that Arranger and its Affiliates, including First Union National Bank, have not made any representations or warranties concerning, and that they have not relied upon Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Agreements or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that Arranger has no duties, express or implied, under the Operative Agreements in its capacity as Arranger. The parties hereto further agree that Section 5.1, Section 15.2, the first proviso in the first sentence of Section 15.5, Section 15.18(a), Section 17.6, and this Section 15.20 are for the express benefit of Arranger, and Arranger shall be entitled to rely thereon as if it were a party hereto.

Section 15.21  Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Agreements to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant.

Section 15.22  Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer, an independent environmental consultant or other third party expert, Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee's cost and expense (which if incurred prior to the Applicable Base Term Commencement Date for any Uncompleted Facility or Uncompleted Unit and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses which are attributable to such Facility or Equipment Group), in accordance with the terms of the Operative Agreement calling for or requiring the appointment of such third party consultant.

Section 15.23   "One Form of Action; Antideficiency Rules" in Effect. In the event that a Site or an Equipment Site is located in a jurisdiction in which the "one form of action rule" or any restrictions apply to the right of Lessor or Administrative Agent to make claims for a deficiency, is in effect, the parties hereto shall enter into such amendments, execute such documents and give such waivers as the Administrative Agent shall reasonably deem necessary or advisable to enable the exercise of rights and remedies with respect to the Assets and claims against Lessee and the Guarantors, including without limitation an unsecured environmental indemnity, in form and substance reasonably acceptable to Administrative Agent, having terms substantially similar to those at Exhibit N hereto, with such modifications as may be appropriate to account for the application of the "one form of action rule" as in effect in such jurisdiction.

Section 15.24  Limitations on Transferees' Liability. In any action or proceeding involving any state law, any federal bankruptcy, insolvency or reorganization law, or any other law affecting the rights of creditors generally, if the obligations of Lessee or any assignee or sublessee of Lessee (a "Transferee") under the Operative Agreements would otherwise be held or determined to be voidable, invalid or unenforceable as a fraudulent transfer or otherwise as a result or on account of the amount of its liability under the Operative Agreements, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Lessee or such Transferee or any other Person, be automatically limited and reduced to the highest amount which is valid, enforceable and unavoidable.

Section 15.25  Transferees' Right to Subrogation and Reimbursement. In the event that any Assets, or the value thereof, are transferred or paid to Lessor or Administrative Agent in satisfaction of any Obligations of an Affiliate of Lessee or any Transferee (the "Affiliate Obligations"), Lessee or such Transferee shall be subrogated to Lessor's rights against the Guarantors under the Guarantees with respect to such Affiliate Obligations, and shall have a right to reimbursement from Guarantors with respect to such Affiliate Obligations; provided that such right of subrogation and right to reimbursement shall be subordinated in all respects to the rights of the Lessor under the Guarantees, including the right to payment in full of all amounts payable thereunder.

ARTICLE XVI
EVENTS OF DEFAULT

Section 16.1   Events of Default. The occurrence of any one or more of the following events (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute an "Event of Default":

(a)   the occurrence of a Payment Default; or

(b)   the Lessee shall fail to make payment of any Supplemental Rent (other than Supplemental Rent referred to in clause (a) of this Section 16.1) due and payable within fifteen (15) Business Days after receipt of notice thereof; or

(c)   (i) Lessee fails to apply any funds, including any Advance, paid by Lessor or Administrative Agent to Lessee or any other Person pursuant to an Advance Request to the payment of the appropriate Assets Costs, as applicable, in the manner and subject to the limitations set forth herein and in the other Operative Agreements or for the purposes set forth in the related Advance Request unless such funds are returned to the Administrative Agent or Lessee submits a new Advance Request for application of such Funds to another Asset Cost and in either case Lessee certifies that such funds were not required for the purposes specified in the original Advance Request; or there shall exist any other misapplication of funds relating to any Project Obligation or the Assets, including, but not limited to, fraud, illegal acts or willful misconduct by Lessee, its Affiliates or any other Lessee Person; or

(d)   Lessee shall fail to cause (i) Substantial Completion of any Facility to occur on or before the applicable Facility Outside Completion Date or (ii) the Unit Completion Date for all of the Units of any Equipment Group to occur prior to the applicable Equipment Group Outside Completion Date, subject in either case to Lessee's right to extend to the extent permitted and for the time period provided at Section 3.2(b) of the Supervisory Agreement; or

(e)   the Facility Budget for an Uncompleted Facility or Equipment Group Budget for an Uncompleted Equipment Group shall not be In Balance and such failure to be In Balance shall continue for a period of thirty (30) days after notification or certification of such condition by Lessee pursuant to the Supervisory Agreement or the Participation Agreement or Lessor's receipt from Administrative Agent of a notification of the determination by Administrative Agent of such failure pursuant to Section 5.4 of the Supervisory Agreement; or

(f)   any Major Project Agreement Default under any Project Agreement by any party thereto which is not cured within any applicable cure period provided under such Major Project Agreement to the extent such cure period is available for a default or breach; or

(g)   the Lessee shall fail to maintain insurance as and when required by Section 2.5(e) and Schedule 2.5(e) of the Supervisory Agreement or Article XIII of the Lease; or

(h)   any representation, warranty, certification or statement made or deemed made by Lessee or either Guarantor in any Operative Agreement to which the Lessee or either Guarantor is a party or any amendment thereof or in any certificate furnished by Lessee or either Guarantor pursuant to any such Operative Agreement shall prove to have been false in any material respect when so made, deemed made or furnished; or

(i)   unless the PPL Corporation Guarantee has been released by the Administrative Agent in accordance with Section 16 of the PPL Corporation Guarantee, the occurrence of any one or more of the following events:

     (a)   (i)   PPL Corporation shall fail to pay any principal or interest, regardless of amount, due in respect of any Debt in a principal amount in excess of $50,000,000.00, if such failure shall continue beyond any period of grace provided with respect to such Debt, or (ii) PPL Corporation shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt in a principal amount in excess of $50,000,000.00, if such failure shall continue beyond any period of grace or cure provided with respect to such Debt if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt, or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

     (b)   PPL Corporation shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 that is not stayed on appeal or otherwise being appropriately contested in good faith; or

     (c)   PPL Corporation shall fail to observe or perform any term, covenant or condition contained in Section 15.2, 15.5 or 15.8 of the PPL Corporation Guarantee.

(j)   the Lessee shall fail to observe or perform any material term, covenant or condition of the Lessee under the Lease or any other Operative Agreement (other than those described in any other clause of this Section 16.1) and such failure shall have continued for thirty (30) days after the earlier of receipt by Lessee of notice thereof and notification by Lessee of such event pursuant to Section 9.1(a); provided, however, that if such failure is capable of cure but cannot be cured by payment of money or cannot be cured by diligent efforts within such thirty (30)-day period, but such diligent efforts shall be properly commenced within such thirty (30)-day cure period and the Lessee is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for such period as may be reasonable to remedy such failure with all reasonable diligence up to a maximum period of ninety (90) days after the notice of such default as contemplated above, but not to extend beyond the Expiration Date; or

(k)   Lessee shall fail to comply with any of the Return Conditions as of such date on which the Return Conditions are required to be satisfied; or

(l)   any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of this Participation Agreement or any other Operative Agreement by Lessee, or either Guarantor shall fail to have been obtained or be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect; or

(m)   the occurrence of an Insolvency Event; or

(n)   (i)   if Lessee elects the Sale Option, Lessee shall fail to sell all of the Assets on the Expiration Date in accordance with and satisfy each of the terms, covenants, conditions and agreements set forth at Articles XX and XXI in connection with and following its exercise of the Sale Option, including each of Lessee's obligations at Sections 20.1 and 21.1 or (ii) Lessee gives a Purchase Notice pursuant to Article XVIII, and Lessee fails to purchase the applicable portion of the Assets subject to such Purchase Notice within the time period provided for at Article XVIII; or

(o)   any Operative Agreement or the security interest and lien granted under any Operative Agreement (except in accordance with its terms), in whole or in part, terminates, ceases to be effective or ceases to be the legal, valid and binding enforceable obligation of Lessee, either Guarantor or any of their respective Affiliates, as the case may be; Lessee, either Guarantor, or any of their respective Affiliates, directly or indirectly, contests in any manner in any court the effectiveness, validity, binding nature or enforceability thereof; or the security interest and lien securing Lessee's obligations under the Operative Agreements, in whole or in part, ceases to be a perfected first priority security interest and lien (subject only to Permitted Liens); or

(p)   Lessee shall fail to observe or perform any term, covenant or condition of Lessee contained in Section 9.1(l) or (o) or Section 9.2(b), (c) or (d) or the last sentence of Section 3.8(a) of this Participation Agreement; or

(q)   a Change of Control shall have occurred; or

(r)   unless the PPL Corporation Guarantee has been released by the Administrative Agent in accordance with Section 16 thereof, PPL Corporation shall fail to observe or perform any material term, covenant or condition of PPL Corporation under the PPL Corporation Guarantee (other than those described in any other clause of this Section 16.1) and such failure shall have continued for thirty (30) days after receipt by PPL Corporation of notice thereof; or

(s)   PPL Supply shall fail to observe or perform any covenant or agreement contained in Section 15.1(a), (b) or (c), clause (ii) of Section 15.5 or Sections 15.9, 15.10, 15.13, 15.14 and 15.15 of the PPL Supply Guarantee;

(t)   PPL Supply shall fail to observe or perform any covenant or agreement contained in Section 15.1(d) of the PPL Supply Guarantee for 10 days after any such failure; or

(u)   PPL Supply shall fail to observe or perform any covenant or agreement contained in the PPL Supply Guarantee (other than those described in any other clause of this Section 16.1) for 30 days after written notice thereof has been given to PPL Supply by the Administrative Agent; or

(v)   PPL Supply or any Restricted Subsidiary (as defined in the PPL Supply Guarantee) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(w)   any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000; or

(x)   PPL Supply or any of its Restricted Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against PPL Supply or any such Restricted Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 16.2   Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Lessor may, so long as such Event of Default is continuing, do one or more of the following as Lessor in its sole discretion shall determine, without limiting any other right or remedy Lessor may have on account of such Event of Default, but subject to the rights of Lessee to purchase the Assets pursuant to the terms and within the time periods as set forth in Section 18.1 of the Lease:

(a)   Without limiting any other remedies set forth in this Participation Agreement or in any of the other Operative Agreements, Lessor, Lessee and the Supervisory Agent agree that upon the occurrence of an Event of Default, Lessor shall have all the rights and may pursue any of the remedies provided to it in Section 16.1 of the Lease and Section 5.1 of the Supervisory Agreement, the terms and provisions of which Lease and Supervisory Agreement are incorporated herein by this reference; and Lessor may prepay or prefund any Project Agreement.

(b)   Lessor may sell all or any part of the Assets at public or private sale, as Lessor may determine, free and clear of any rights of Lessee with respect thereto, in which event Lessee's obligation to pay Basic Rent attributable to such Assets under the Lease for periods commencing after the date of such sale shall be terminated.

(c)   Lessor may demand, by written notice to Lessee, that Lessee pay to Lessor within twenty (20) days after receipt of such notice an amount equal to the Aggregate Permitted Asset Balance, and if such Aggregate Permitted Asset Balance is equal to the Asset Balance, Lessor shall convey the Assets to Lessee in accordance with Section 21.4 of the Lease. Lessor acknowledges and agrees that upon the declaration of an Event of Default, to the maximum extent permitted by law, and subject to the limitation on Lessor's obligations under Section 16.3, Lessee waives any right to contest that the payment of the amount described in the preceding sentence constitutes the correct liquidated recourse sum due upon acceleration of the Lease.

(d)   Upon the occurrence of the Event of Default described in Section 16.1(m), whether or not another Event of Default described in one or more other subsections of Section 16.1 shall have been or thereafter is declared, the Lease shall terminate immediately without notice and Lessee shall immediately pay to the Administrative Agent, on behalf of Lessor, as and for liquidated damages and without limitation on any other remedies provided for herein, an amount equal to the Aggregate Permitted Asset Balance.

(e)   To the maximum extent permitted by law, the Lessee hereby waives (x) the benefit of any appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale of the Assets or any interest therein and (y) any rights now or in the future conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Assets in mitigation of the Lessor's damages or which may otherwise limit or modify any remedy of damages.

(f)   Lessor shall be entitled to enforce payment of the Loan Balance and Certificate Amounts and the performance of the Obligations and to exercise all rights and powers under this Participation Agreement or under any of the other Operative Agreements or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Participation Agreement nor its enforcement, shall prejudice or in any manner affect Lessor's right to realize upon or enforce any security now or hereafter held by Lessor, it being agreed that Lessor shall be entitled to enforce this Participation Agreement and the Operative Agreements, and any security now or hereafter held by Lessor in such order and manner as Lessor may determine in its absolute discretion. No remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Operative Agreements to Lessor or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lessor. Without limiting the foregoing, each of the powers, rights and remedies as set forth or otherwise permitted pursuant to this Section 16.2 are independent of the provisions of Article XIII of this Participation Agreement and shall not be affected by any exclusion set forth at Section 13.1(b).

(g)   The proceeds derived from any sale of all or any part of the Assets after an Event of Default shall be distributed pursuant to Section 5.3(g). The amount realized by Lessor upon a sale of all or any part of the Assets shall be net of Lessor's sale expenses and other expenses reasonably and customarily incurred by Lessor in connection with Lessor holding and owning such Assets until such time as such Assets are sold.

(h)   If Lessor has possession of any Facility or Equipment Group but has neither sold nor foreclosed upon such Facility or Equipment Group within two (2) years after receipt of the Lease Supplement Permitted Balance for such Facility or Equipment Group, including pursuant to Section 16.2(d), Lessor will appoint a qualified independent sales agent to sell such Facility or Equipment Group, as the case may be, pursuant to the first bona fide offer received from a creditworthy offeror and for an all cash purchase price at the then fair market value of such Facility or Equipment Group, as the case may be, to the extent the conditions therefor are satisfied. Any proceeds resulting from the operation of this subsection (h) net of the costs and expenses of such sale and costs incurred to maintain the leased property will be applied in accordance with Section 5.3(g). Notwithstanding the foregoing in no event shall Lessor have any liability to Lessee for failure to sell all or any of the Assets pursuant to the foregoing criteria in this subsection (h) unless such failure is due to the gross negligence or willful misconduct of Lessor.

(i)   With respect to any Facility or Equipment Group, Lessor may require Supervisory Agent to (or Supervisory Agent shall be required to, if an Insolvency Event has occurred) immediately pay to Administrative Agent, on behalf of Lessor, as an amount for liquidated damages, an amount equal to the Lease Supplement Permitted Balance with respect to such Facility or Equipment Group and Supervisory Agent may at its election and provided an Insolvency Event has not occurred and Supervisory Agent has paid in full the foregoing amounts, within 10 Business Days after delivery by Lessor of notice of an Event of Default, exercise the option to purchase such Facility or Equipment Group from Lessor by paying immediately (but in any event within five (5) days after such 10 Business Day period) an amount equal to the excess of the (x) Lease Supplement Balance with respect to such Facility or Equipment Group as of the date of such payment over (y) the foregoing amounts paid by the Supervisory Agent. Unless Supervisory Agent shall have so exercised its purchase option, Lessor may cause such Facility or Equipment Group, as the case may be, to be sold in accordance with Section 16.2(b) or 16.2(g). If Supervisory Agent shall have so exercised its purchase option (and made all applicable payments in respect thereof, subject to the foregoing limitations and conditions), Lessor shall convey title to such Facility or Equipment Group to Supervisory Agent or its designee in accordance with Section 21.4 of the Lease assuming for these purposes that said Section of the Lease is then applicable.

Section 16.3   Limitation on Recourse Liability Prior to Applicable Base Term Commencement Date and With Respect to Certain Certifications and Representations.

(a)   (i)      Notwithstanding any other provision set forth in this Participation Agreement or any of the other Operative Agreements, in the event of the occurrence and continuance of an Event of Default relating to a Lease Supplement for an Uncompleted Facility or Uncompleted Equipment Group which occurs prior to the Applicable Base Term Commencement Date solely with respect to such Uncompleted Facility or an Uncompleted Unit in such Equipment Group, Lessee or the Supervisory Agent, as the case may be, shall not be required to pay more than the Lease Supplement Recourse Amount with respect to such Uncompleted Facility or Uncompleted Unit in such Equipment Group on a recourse basis with respect to any damages (which shall include Breakage Costs) arising from such Event of Default; and; provided, however, that if an Event of Default with respect to a Completed Facility or affecting an entire Completed Equipment Group is caused or arises solely as a result of a Force Majeure Event that also constitutes a Construction Period Event of Default under any of Section 16.1(d), (e) or (f) relating to an Uncompleted Facility or Uncompleted Equipment Group giving rise to an Uninsured Loss, unless Lessee gives a Purchase Notice to purchase the affected Uncompleted Facility or Uncompleted Unit, then Lessee's recourse liability under Section 16.2 of the Lease with respect to the Lease Supplement Balance applicable to the Lease Supplement for such Completed Facility or Completed Equipment Group affected by such Event of Default shall not exceed the applicable Lease Supplement Recourse Amount; provided, further, that the foregoing limitation on Lessee's recourse liability shall not apply as to any such Completed Facility or Completed Unit or serve to limit Lessor's right to demand and receive payment from Lessee on a recourse basis of the full Lease Supplement Permitted Balance with respect to such Facility or Equipment Group with respect to any other Event of Default then existing or thereafter arising.

     (ii)   Notwithstanding the foregoing, if, following the Applicable Base Term Commencement Date with respect to any Completed Facility, Lessor declares an Event of Default under Section 16.1(h) solely as a result of a breach of a certification given by Lessee with respect to the satisfaction of the condition precedent at Section 6.2(m) hereof or a breach of the representation or warranty at Section 14.4(b) of the PPL Supply Guarantee, or under Section 16.1(v)(ii) solely as a result of a Material Debt Agreement Limited Recourse Event, Lessee's recourse liability under Section 16.2 solely with respect to the Lease Supplement Balance applicable to the Lease Supplement for each such Completed Facility will not exceed the Lease Supplement RVG Amount for each such Completed Facility.

(b)   The limitations on Lessee's recourse liability set forth in Section 16.3(a) shall not apply (i) with respect to any Event of Default arising in whole or in part as a consequence of any Full Recourse Interim Event, (ii) with respect to the rights of parties to seek all damages or the recovery of any portion of each Lease Supplement Balance in excess of the applicable Lease Supplement Recourse Amount, or in the case of a Completed Facility or Completed Equipment Group, any portion of each Lease Supplement Balance in excess of the Lease Supplement RVG Amount, without regard to such limitations on Lessee's recourse liability, from the proceeds of such Uncompleted Facility or Uncompleted Equipment Group or in the case of such Completed Facility or Completed Equipment Group the proceeds of such Assets and any other Completed Facility or the Units of an Equipment Group which has achieved the Unit Completion Date, as the case may be, or, in either case, any other Collateral, or (iii) to any Claim for indemnity under Article XIII, subject in the case of Section 13.1 only to the limitations if applicable in the final paragraph of Section 13.1(a), or (i) any amounts for which Lessee is obligated to pay on a recourse basis pursuant to Section 4.3(a). Without limiting the foregoing, the limitations at Section 16.3(a)(ii) shall not apply if, at any time an Event of Default of the type described in Section 16.3(a)(ii) occurs or exists, an Event of Default (including under Section 16.1(h) or 16.1(v)(ii)) arises with respect to any event, condition, matter or breach other than as specifically referred to in Section 16.3(a)(ii).

ARTICLE XVII
THE ADMINISTRATIVE AGENT

Section 17.1   Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as the Agent of such Participant under this Participation Agreement and the other Operative Agreements, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Agreements and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Agreements, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Agreements, or any fiduciary relationship with any Participant or any other party to the Operative Agreements, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Agreement or otherwise exist against the Administrative Agent.

Section 17.2   Delegation of Duties. The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of its agents or attorneys-in-fact selected by it with reasonable care.

Section 17.3   Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Agreement, except for its or such Person's own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any of the Participants or any other party to the Operative Agreements for any recitals, statements, representations or warranties made by the Lessor or the Lessee or any officer thereof contained in this Participation Agreement or any other Operative Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Agreement or for any failure of the Lessor or the Lessee to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender or any other party to the Operative Agreements to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Agreement, or to inspect the properties, books or records of the Lessor or the Lessee.

Section 17.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, Certificate, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note or Certificate as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Loan Agreement or the Trust Agreement, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Agreement unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Agreements in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future holders of the applicable Notes or Certificates. Wherever in the Operative Agreements the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.

Section 17.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Participant or the Lessor referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, the Lessor and the Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.

Section 17.6   Non-Reliance on Administrative Agent and Other Participants. Each Participant expressly acknowledges that neither the Administrative Agent nor the Arranger, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Arranger hereinafter taken, including any review of the affairs of the Lessor or the Lessee, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Participant. Each Participant represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessor and the Lessee and made its own decision to enter into this Participation Agreement. Each Participant also represents that it will, independently and without reliance upon the Administrative Agent or the Arranger or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Participation Agreement and the other Operative Agreements, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessor and the Lessee. Except for notices, reports and other documents expressly required to be furnished to the Participants by the Administrative Agent, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessor or the Lessee which may come into the possession of the Administrative Agent or the Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 17.7   Administrative Agent in its Individual Capacity. FUNB and any of its Affiliates, if acting as a holder of a Note and/or Certificate Holder, shall have the same rights and powers under any Note and/or Certificate, this Participation Agreement and the other Operative Agreements as any other Participant as though FUNB were not the Administrative Agent; and the term "Certificate Holder," "Lender" or "Participant" shall, unless otherwise expressly indicated, include FUNB in its individual capacity or any such Affiliate, and FUNB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Lessee, either Guarantor and any Subsidiary of Lessee or either Guarantor and any Person who may do business with or own securities of Lessee or either Guarantor or any Subsidiary of Lessee or either Guarantor, all as if FUNB were not the Administrative Agent and without and without any duty to account therefore to the Participants.

Section 17.8   Indemnification. The Participants agree to indemnify the Administrative Agent, ratably according to the respective aggregate principal and Certificate Amounts of the Notes and/or Certificates held by each Participant, as the case may be (or if the Notes and Certificates have been fully repaid and retired or if any Notes or Certificates are held by Persons which are not Participants, ratably according to either (i) the respective aggregate amounts of their Commitments, or (ii) if all such Commitments have terminated, the respective amounts of the Commitments so terminated), from and against any and all losses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Participation Agreement, any other Operative Agreement or any action taken or omitted by Administrative Agent under this Participation Agreement or any other Operative Agreement, provided, that no Participant shall be liable to the Administrative Agent for any portion of such losses resulting from the Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Participant agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Participation Agreement or any other Operative Agreement to the extent that the Administrative Agent is not reimbursed for such expenses by the Lessee.

Section 17.9   Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Required Participants' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Participants, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of "Eligible Assignee" and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Participation Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article XVII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing if no Event of Default and no Default, shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 17.9 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PPL LARGE SCALE DISTRIBUTED GENERATION II, LLC, as Lessee

By: Name: Title:

LARGE SCALE DISTRIBUTED GENERATION II STATUTORY TRUST, a Connecticut statutory trust, as Lessor

By:State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as Trustee under the Second Amended and Restated Trust Agreement dated as of July __, 2001

By: Name: Title:

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly stated herein, but solely as Trustee

By: Name: Title:

FIRST UNION NATIONAL BANK, not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent

By: Name: Title:

CERTIFICATE HOLDERS: FIRST UNION NATIONAL BANK, as Certificate Holder

By: Name: Title:

BARCLAYS BANK PLC, as Certificate Holder

By: Name: Title:

CITICORP USA, INC., as Certificate Holder

By: Name: Title:

CSL LEASING, INC., as Certificate Holder

By: Name: Title:

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as Certificate Holder

By: Name: Title:

By: Name: Title:

LENDERS: FIRST UNION NATIONAL BANK, as Class A and Class B Lender

By: Name: Title:

BANK ONE, NA, as Class A and Class B Lender

By: Name: Title:

BARCLAYS BANK PLC, as Class A and Class B Lender

By: Name: Title:

CITICORP USA, INC., as Class A and Class B Lender

By: Name: Title:

THE BANK OF NOVA SCOTIA, as Class A Lender

By: Name: Title:

THE CHASE MANHATTAN BANK, as Class A and Class B Lender

By: Name: Title:

THE INDUSTRIAL BANK OF JAPAN, LIMITED, as Class A and Class B Lender

By: Name: Title:

TORONTO DOMINION (TEXAS), INC., as Class A and Class B Lender

By: Name: Title:

UNION BANK OF CALIFORNIA, N.A., as Class A and Class B Lender

By: Name: Title:

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as Class A and Class B Lender

By: Name: Title:

By: Name: Title:

APPENDIX 1
to
Participation Agreement

DEFINITIONS

APPENDIX 2
to
Participation Agreement

CONDITIONS PRECEDENT TO second DOCUMENT CLOSING DATE

(a)  Authorization, Execution and Delivery of Documents; No Default. The Participation Agreement, the Lease, the Supervisory Agreement, the Trust Agreement, the Reaffirmations, the Fee Letters, the Loan Agreement, Certificates and the Notes shall have been duly authorized, executed and delivered by each of the other parties thereto, shall (to the extent the form and substance thereof shall not be prescribed hereby) be in form and substance satisfactory to each Participant and an executed counterpart of each thereof (except for the Certificates and the Notes, originals of which shall only be delivered to the applicable Participant, and for each Fee Letter, originals and copies of which shall only be delivered to the parties thereto) shall have been received by each of the Participants, the Administrative Agent and the Lessor. Each Participant shall have received an original, duly executed Note and Certificate registered in such Participant's name. Each of the Operative Agreements listed in this clause (a) shall be in full force and effect as to all other parties and no Default or Event of Default shall have occurred or be continuing.

(b)  Approval and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery or performance by Lessee of this Participation Agreement and the Operative Agreements to which it is a party other than as may be required to be obtained, given, accomplished or renewed at any time or from time to time after the Second Document Closing Date.

(c)  Fees and Expenses.Lessee shall have paid or duly provided for payment from proceeds of the Advance on the Second Document Closing Date to the Persons entitled thereto, Transaction Expenses and Fees accrued as of the Second Document Closing Date (including the Upfront Fees payable to the new Participants) pursuant to and as set forth in Section 4.4 and in the second sentence of Section 3.2.

(d)  Opinions of Counsel to Lessee and Guarantor. The Lessee shall have delivered to the Administrative Agent, Lessor and each Participant the opinions of the Senior Counsel to Lessee and each Guarantor as to the matters set forth in Exhibit B-2, the opinion of Orrick, Herrington & Sutcliffe LLP, special counsel to Lessee and each Guarantor, as to the matters set forth in Exhibit B-3, and an opinion from Orrick, Herrington & Sutcliffe or another counsel to Lessee reasonably acceptable to Administrative Agent with respect to the creation, perfection and validity of Lessor's and Administrative Agent's security interest in the Collateral, which opinions shall be reasonably acceptable in form and substance to the Participants.

(e)  Opinion of Special Counsel to Lessor. The Administrative Agent shall have received an opinion of Bingham Dana LLP special counsel to the Lessor and Trustee, as to the matters set forth in Exhibit B-1, which opinion shall be reasonably acceptable in form and substance to the Participants.

(f)  Offeree Letter. Administrative Agent and Lessee shall have received a certificate, substantially in the form of Exhibit S, from the Arranger, dated the Second Document Closing Date, with respect to offerees of the Notes and the Certificates (the "Offeree Letter").

(g)  No Defaults, etc. There shall not have occurred and be continuing any Event of Default or any event or circumstance which could reasonably give rise to an Uninsured Loss.

(h)  Representations and Warranties. The representations and warranties of Lessee and Guarantor herein and in each of the other Operative Agreements shall be true and correct in all material respects as though made on and as of the Second Document Closing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(i)  Real Estate Documents. The Lessee shall have delivered to the Administrative Agent the Memorandum of Ground Lease, Ground Lease Mortgage and Mortgage, which shall be attached to this Participation Agreement as Exhibits K, L and M, respectively, the Memorandum of Lease Supplement which shall be attached to the Lease as Exhibit C thereto and the Project Agreement Contractual Provisions (as referred to in Section 2.3(a) of the Supervisory Agreement) which shall be attached to the Supervisory Agreement as Exhibit C thereto, such agreements which shall be in form and substance satisfactory to the Administrative Agent.

(j)  Insurance Schedule. The Lessee shall have delivered to the Administrative Agent Schedule 2.5(e) to the Supervisory Agreement, such Schedule which shall be in form and substance satisfactory to the Administrative Agent and the Participants.

(k)  Appraisal Reliance Letter. The Lessee shall have delivered to the Administrative Agent a letter from the Appraiser, dated as of the Document Closing Date, addressed to the Lessor, each Participant and the Administrative Agent stating that all such Persons and their successors and assigns may rely on the Initial Appraisal, such letter to be in form and substance reasonably satisfactory to the Administrative Agent.

(l)  Virginia Opinion. The Lessee shall have delivered to the Administrative Agent, Lessor and each Participant an opinion of local counsel to Lessee who shall be admitted to practice law in the state of Virginia with respect to the creation, perfection and validity of Lessor's and Administrative Agent's security interest in the Collateral, which opinion shall be reasonably acceptable in form and substance to the Administrative Agent.

(m)  EWG Application. The Lessee will have submitted an application to FERC seeking status as an "exempt wholesale generator" within the meaning of Section 32 of the Public Utility Holding Company Act of 1935, as amended ("PUHCA").

(n)  GE Consent. Lessee shall have delivered to Administrative Agent an executed consent from GE to the assignment by PPL Large Scale Distributed Generation II, LLC to Lessor of the Existing Turbine Contract, which consent shall be in form and substance mutually satisfactory to GE and the Administrative Agent.

(o)  Filings and Recordings. All filings or recordings, including any amendments, necessary or advisable or reasonably requested by Administrative Agent to perfect the rights, titles and interests of Lessor, the Participants and Administrative Agent intended to be created by the Operative Agreements shall have been made in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect Lessor's interest in the Assets and any other property and interests included in the Trust Estate and Administrative Agent's interest in the Security Collateral.

All documents and instruments required to be delivered on the Second Document Closing Date shall be delivered at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019-5820, Attn: Michael Sloyer, Esq., or at such other location as the Administrative Agent and Lessee may agree.

SCHEDULE I
TO
PARTICIPATION AGREEMENT

CERTIFICATE HOLDERS' COMMITMENTS

Certificate Holders	Certificate Commitment	Commitment Percentage	Noneligible Accrued Amounts Commitment Percentage
First Union National Bank	$15,267,458.54	1.016700902%	33.890030051%
Citicorp USA, Inc.	$15,267,458.54	1.016700902%	33.890030051%
Barclays Bank PLC	$ 6,313,097.00	0.420406016%	14.013533853%
Westdeutsche Landesbank Girozentrale	$ 6,313,097.00	0.420406016%	14.013533853%
CSL Leasing, Inc.	$ 1,888,888.92	0.125786164%	4.192872192%

Total Certificate Holders' Commitments:	$45,050,000.00	3.000000000%	100%

SCHEDULE II
TO
PARTICIPATION AGREEMENT

LENDERS' COMMITMENTS

Lenders	Loan Commitment	Allocation of Loan Commitment to Class A Notes	Allocation of Loan Commitment to Class B Notes	Commitment Percentage
First Union National Bank	$142,559,966.46	$120,676,048.54	$ 21,883,917.92	13.624628554%
Citicorp USA, Inc.	$142,559,966.46	120,676,048.54	21,883,917.92	13.624628554%
Barclays Bank PLC	$151,514,328.00	132,575,037.00	18,939,291.00	14.480407726%
Westdeutsche Landesbank Girozentrale	$151,514,328.00	132,575,037.00	18,939,291.00	14.480407726%
Bank One, NA	$110,000,000.00	95,352,480.42	14,647,519.58	10.512833147%
The Industrial Bank of Japan, Limited	$ 66,666,667.00	57,789,382.36	8,877,284.64	6.371414029%
The Bank of Nova Scotia	$ 25,000,000.00	25,000,000.00	---	2.389280261%
Toronto Dominion (Texas), Inc.	$150,000,000.00	130,026,109.66	19,973,890.34	14.335681565%
The Chase Manhattan Bank	$ 42,555,556.08	36,888,889.34	5,666,666.74	4.067086006%
Union Bank of California, N.A.	$ 32,579,188.00	28,240,967.14	4,338,220.86	3.113632432%

Total Loan Commitments:	$1,014,950,000.00	$879,800,000.00	$135,150,000.00	97.000000000%

SCHEDULE III
TO
PARTICIPATION AGREEMENT

NOTICE INFORMATION, PAYMENT OFFICES
AND APPLICABLE LENDING OFFICES

Lessee:

Notice Information:

PPL Large Scale Distributed Generation II, LLC
11350 Random Hills Road
Suite 400
Fairfax, VA 22030
Attention: Ralph Daley
Telephone: (703) 293-2626
Facsimile: (703) 293-2659

Payment Office (Address for Wires):

All payments to the Lessee with respect to the Operative Agreements shall be made by wire transfer of immediately available funds to an account designated by the Lessee in advance.

Guarantor:

Notice Information:

PPL Corporation
2 North 9th Street
Allentown, PA 18101
Attention:	James E. Abel
Title:	VP - Finance and Treasurer
Telephone:	(610) 774-5151
Facsimile:	(610) 774-5235

PPL Energy Supply, LLC
Two Ninth Street
Allentown, PA 18101
Telephone:	(610) 774-
Facsimile:	(610) 774-5235

Lessor:

Notice Information:

Large Scale Distribution Generation II Statutory Trust
c/o State Street Bank and Trust Company of Connecticut
National Association
225 Asylum Street, Goodwin Square
Hartford, CT 06103
Attention:	Corporate Trust Department
Telephone:	(860) 244-1800
Facsimile:	(860) 244-1889

with a copy to:

State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111

Attention:	Corporate Trust Department
Telephone:	(617) 662-1802
Facsimile:	(617) 662-1465

Payment Office (Address for Wires):

Bank:	State Street Bank and Trust Company
Address:	Boston, MA
ABA Routing No:	011000028
Account No:	99039901
Account Name:	Corporate Trust
Reference:	PPL Large Scale Distribution Generation II
Statutory Trust

Administrative Agent:

First Union National Bank
Structured Products Loan Administration
201 S. College Street (CP-7)
Charlotte, North Carolina 28288
Attention:	Mark Mullis
Telephone:	(704) 374-6981
Facsimile:	(704) 383-7989

Payment Office (Address for Wires):

Bank:	First Union National Bank
Address:	Charlotte, NC
ABA Routing No:	053000219
Account No:	5000000021657
Attention:	Structured Products Loan Administration
Reference:	PPL Energy Supply, LLC

Certificate Holders:

First Union National Bank

Notice Information:

First Union National Bank
301 South College Street (TW-10)
Charlotte, NC 28288

Attention:	Jim Sharp
Title:	Associate
Telephone:	(704) 715-1540
Facsimile:	(704) 383-9106

Credit:

Attention:	Mike Kolosowsky
Title:	Director
Telephone:	(704) 383-8225
Facsimile:	(704) 383-9106

Payment Office (Address for Wires):

Bank:	First Union National Bank
Address:	Charlotte, NC
ABA Routing No:	053000219
Account No:	5000000021657
Attention:	Structured Products Loan Administration
Reference:	PPL Energy Supply, LLC

Barclays Bank PLC

Notice Information:

Barclays Bank PLC, New York Branch
222 Broadway
New York, NY 10038

Credit:

Attention:	Sydney Dennis
Phone:	(212) 412-2470
Facsimile:	(212) 412-7511

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Barclays Bank PLC
Address:	222 Broadway, New York, NY
ABA Routing #:	026 002 574
Account #:	050-019104
Account Name:	Clsd Control Account
Reference:

Citicorp USA, Inc.

Notice Information:

388 Greenwich Street
21st Floor
New York, NY 10013
Attention:	Robert J. Harrity, Jr.
Phone:	(212) 816-8554
Facsimile:	(212) 816-8098

Credit:

Attention:	Gus Rigas
Phone:	(212) 816-8605
Facsimile:	(212) 816-8098

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Citibank NA
ABA Routing #:	021000089
Account #:	39087254
Account Name:	PPL Energy Supply
Attn:	Karen Riley
Reference:	PPL Energy Supply

CSL Leasing Inc.

Notice Information:

The Chase Manhattan Bank
270 Park Avenue
23rd Floor
New York, NY 10017
Attention:	Robert M. Bowen
Phone:	(212) 270-4215
Facsimile:	(212) 270-3089

Credit:

Attention:	Robert M. Bowen
Phone:	(212) 270-4215
Facsimile:	(212) 270-3089

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Chase Manhattan Bank
Address:	New York, NY 10017
ABA Routing #:	021000021
Account #:	9420
Account Name:	CMLN Dept.
Attention:	Doug Catron
Reference:	PPL Energy Supply, LLC

Westdeutsche Landesbank Girozentrale

Notice Information:

Westdeutsche Landesbank Girozentrale, New York Branch
1211 Avenue of the Americas
New York, NY 10036

Business/Credit Contact:

Attention:	Transaction Management Department
Global Structured Finance/Americas
Phone:	(212) 597-1412
Facsimile:	(212) 921-5947

Payment Office (Address for Wires) and Applicable Lending Office

Bank:	Chase Manhattan Bank, New York
Address:	One Chase Manhattan Plaza
New York, NY 10081
ABA Routing #:	021-000-121
Account #:	9201 06 0663
Account Name:	Westdeutsche Landesbank Girozentrale,
New York Branch
Attention:	Phil Green/Arcadio Diaz
Reference:	PPL Synthetic; PPL Supply 364; PPL Supply 3 Year;
PPL Electric 364

Lenders:

First Union National Bank

Notice Information:

First Union National Bank
301 South College Street (TW-10)
Charlotte, NC 28288

Attention:	Jim Sharp
Title:	Associate
Telephone:	(704) 715-1540
Facsimile:	(704) 383-9106

Credit:

Attention:	Mike Kolosowsky
Title:	Director
Telephone:	(704) 383-8225
Facsimile:	(704) 383-9106

Payment Office (Address for Wires):

Bank:	First Union National Bank
Address:	Charlotte, NC
ABA Routing No:	053000219
Account No:	5000000021657
Attention:	Structured Products Loan Administration
Reference:	PPL Energy Supply, LLC

Bank One, NA

Notice Information:

Bank One, NA
(Main Office-Chicago)
1 Bank One Plaza
Suite IL1-0363
Chicago, IL 60670
Attention:	Bridget Bollero
Title:	Customer Service Officer
Phone:	(312) 732-2332
Facsimile:	(312) 732-3055

Credit:

Attention:	Madeleine N. Pember
Title:	Vice President
Phone:	(312) 732-9727
Facsimile:	(312) 732-3055

Payment Office (Address for Wires) and Applicable Lending Office

Bank:	Bank One, NA
Address:	Chicago, IL
ABA Routing #:	071000013
Account #:	4811-5286-0000
Account Name:	LS2 OSD Money Transfers Incoming
Reference:	PPL Energy Supply, LLC
PL Electric Utilities Corporation

Barclays Bank PLC

Notice Information:

Barclays Bank PLC, New York Branch
222 Broadway
New York, NY 10038

Credit:

Attention:	Sydney Dennis
Phone:	(212) 412-2470
Facsimile:	(212) 412-7511

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Barclays Bank PLC
Address:	222 Broadway, New York, NY
ABA Routing #:	026 002 574
Account #:	050-019104
Account Name:	Clsd Control Account
Reference:

Citicorp USA, Inc.

Notice Information:

388 Greenwich St.
21st Floor
New York, NY 10013
Attention:	Robert J. Harrity, Jr.
Phone:	(212) 816-8554
Facsimile:	(212) 816-8098

Credit:

Attention:	Gus Rigas
Phone:	(212) 816-8605
Facsimile:	(212) 816-8098

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Citibank NA
ABA Routing #:	021000089
Account #:	39087254
Account Name:	PPL Energy Supply
Attn:	Karen Riley
Reference:	PPL Energy Supply

The Bank of Nova Scotia

Notice Information:

The Bank of Nova Scotia
One Liberty Plaza
26th Floor
New York, NY 10006
Attention:	Randy Crath
Phone:	(212) 225-5231
Facsimile:	(212) 225-5090

Credit:

Attention:	Randy Crath
Phone:	(212) 225-5231
Facsimile:	(212) 225-5090

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	The Bank of Nova Scotia
Address:	New York, NY
ABA Routing #:	026002532
Account #:	GENRL 70
Account Name:	Loan Accounting
Reference:	PPL Energy Supply

The Chase Manhattan Bank

Notice Information:

The Chase Manhattan Bank
270 Park Avenue
23rd Floor
New York, NY 10017
Attention:	Robert M. Bowen
Phone:	(212) 270-4215
Facsimile:	(212) 270-3089

Credit:

Attention:	Robert M. Bowen
Phone:	(212) 270-4215
Facsimile:	(212) 270-3089

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Chase Manhattan Bank
Address:	New York, NY 10017
ABA Routing #:	021000021
Account #:	9420
Account Name:	CMLN Dept.
Attention:	Doug Catron
Reference:	PPL Energy Supply, LLC

The Industrial Bank of Japan, Limited

Notice Information:

The Industrial Bank of Japan, Limited
1251 Avenue of the Americas
New York, NY 10020-1104
Attention:	Jun Shimmachi
Phone:	(212) 282-3413
Facsimile:	(212) 282-4488

Credit:

Attention:	Jun Shimmachi
Phone:	(212) 282-3413
Facsimile:	(212) 282-4488

Payment Office (Address for Wires) and Applicable Lending Office

Bank:	The Industrial Bank of Japan, Limited
Address:	New York, New York
ABA Routing #:	026008345
Account #:	N/A
Attention:	Christine Francese - CAD
Reference:	PPL Energy Supply/PPL Electric Utilities

Toronto Dominion (Texas), Inc.

Notice Information:

Toronto Dominion (Texas), Inc.
909 Fannin Street
17th Floor
Houston, Texas 77010
Attention:	Carolyn Faeth
Phone:	(713) 427-8520
Facsimile:	(713) 951-9921

Credit:

Attention: Philip Ghali
The Toronto-Dominion Bank
31 West 52nd Street
18th Floor
New York, NY 10019
Phone:	(212) 827-7710
Facsimile:	(212) 827-7264

Payment Office (Address for Wires) and Applicable Lending Office:

Bank:	Bank of America, New York
ABA Routing #:	026009593
Account #:	6550-6-52270
Account Name:	Toronto Dominion Bank, Houston
Reference:	PP&L Large Scale Dist II

Union Bank of California, N.A.

Notice Information:

Union Bank of California, N.A.
Energy Capital Services
445 S. Figueroa Street
15th Floor
Los Angeles, CA 90071
Attention:	Gohar Karapetyan/Ruby Gonzalez
Commercial Loan Operations
Phone:	(323) 720-2679/7055
Facsimile:	(323) 724-6198

Credit:

Attention:	David Musicant
Title:	Senior Vice President
Phone:	(213) 236-5023
Facsimile:	(213) 236-4096

Payment Office (Address for Wires) and Applicable Lending Office

Bank:	Union Bank of California, N.A.
Address:	1980 Saturn Street
Monterey Park, CA 91754
ABA Routing #:	122-000-496
Account #:	070-196431
Reference:	PPL Energy

Westdeutsche Landesbank Girozentrale

Notice Information:

Westdeutsche Landesbank Girozentrale, New York Branch
1211 Avenue of the Americas
New York, NY 10036

Credit:

Attention:	Transaction Management Department
Global Structured Finance/Americas
Phone:	(212) 597-1412
Facsimile:	(212) 921-5947

Payment Office (Address for Wires) and Applicable Lending Office

Bank:	Chase Manhattan Bank, New York
Address:	One Chase Manhattan Plaza
New York, NY 10081
ABA Routing #:	021-000-121
Account #:	9201 06 0663
Account Name:	Westdeutsche Landesbank Girozentrale,
New York Branch
Attention:	Phil Green/Arcadio Diaz
Reference:	PPL Synthetic; PPL Supply 364; PPL Supply 3 Year;
PPL Electric 364

SCHEDULE 6.1(j)

GOVERNMENTAL ACTIONS; FILINGS AND RECORDINGS
AS OF DOCUMENT CLOSING DATE

UCC Filings

Connecticut

	Debtor	Secured Party	Type of Filing	Filing Jurisdiction

1.	Lessee	Lessor	UCC-1	Secretary of State

2.	Lessee	Lessor, assigned to Administrative Agent	UCC-2 (Amendment)	Secretary of State

3.	Lessee/ Lessor	Administrative Agent	UCC-1	Secretary of State

Virginia

1.	Lessee	Lessor	UCC-1	Secretary of State

2.	Lessee	Lessor, assigned to Administrative Agent	UCC-2 (Assignment)	Secretary of State

3.	Lessee/ Lessor	Administrative Agent	UCC-1	Secretary of State

4.	Lessee/ Lessor	Administrative Agent	UCC-1	Fairfax County

Texas

1.	Lessee	Lessor	UCC-1	Secretary of State

2.	Lessee	Lessor, assigned to Administrative Agent	UCC-2 (Assignment)	Secretary of State

3.	Lessee/ Lessor	Administrative Agent	UCC-1	Secretary of State

Schedule 6.3(f)

FILINGS AND RECORDINGS

The following documents, as applicable, will be recorded in each jurisdiction where a Site is located:

1.  Deed

2.  Memorandum of Ground Lease

3.  Facility Lease Supplement

4.  Mortgage

5.  Ground Lease Mortgage

In addition to the foregoing, new UCC filings or amendments to existing UCC filings reasonably requested by Administrative Agent will be filed with the Secretary of State of Delaware.

[Other Governmental Actions, Filings and Recordings to be added once location of Site is determined]

Schedule 16.3(a)(ii)

CERTAIN MATERIAL DEBT AGREEMENT EVENTS OF DEFAULT

Montana Facility

Section 7(c) - violation of reps and warranties

Section 7(d) - violation of covenants

Section 7(e) - violation of additional covenants

Exclusions from 7d above:

Section 6.01 - Indebtedness

Section 6.02 - Liens

Section 6.04 - Asset Sales

Section 6.09 - Fiscal Year

Section 6.12 - Debt to Capital Ratio

PPL Credit Agreements

Section 7.01(c) - violation of certain covenants

Section 7.01(d) - violation of 6.01(d).

Section 7.01(e) - violation of all other covenants

Section 7.01(f) - violation of any representation

Section 7.01(l) - violation of Parent Guarantee

Exclusions from 7.01(c) above:

Section 6.13 - Consolidated Debt to Consolidated Capitalization Ratio

Section 6.14 - Interest Coverage Ratio

Section 6.15 - Indebtedness

Existing Warehouse Facility

Section 6.01(b) - violation of any rep

Section 6.01(c) - violation of certain agreements

Section 6.01(d) - violation of covenant

Section 6.01 (n) - an event of default under any other Operative Agreement

Section 6.01 (o)(ii) - cross default provision

Exclusions from above:

Section 8(b)(i)(2) and 8(b)(ii) of the Warehouse Parent Guarantee - Mergers

Section 8d of the Warehouse Parent Guarantee - Consolidated Indebtedness

EXHIBIT A
TO PARTICIPATION AGREEMENT

Form of Advance Request

EXHIBIT B-1
TO PARTICIPATION AGREEMENT

Form of Opinion of Special Counsel to Lessor and Trustee

EXHIBIT B-2
TO PARTICIPATION AGREEMENT

Forms of Opinion of Senior Counsel to Lessee and each Guarantor

EXHIBIT B-3
TO PARTICIPATION AGREEMENT

Form of Opinion of Orrick, Herrington & Sutcliffe LLP,

Special Counsel to Lessee and each Guarantor

EXHIBIT C-1
TO PARTICIPATION AGREEMENT

Form of Lessee's Initial Advance Date Certificate

EXHIBIT C-2

TO PARTICIPATION AGREEMENT

Form of Supervisory Agent's Certificate with respect to the Initial Construction Advance

EXHIBIT D-1
TO PARTICIPATION AGREEMENT

Form of Responsible Officer's Certificate of Lessee

EXHIBIT D-2
TO PARTICIPATION AGREEMENT

Form of Responsible Officer's Certificate of Supervisory Agent due on Facility Completion Date

EXHIBIT D-3
TO PARTICIPATION AGREEMENT

Form of Responsible Officer's Certificate of Guarantor

EXHIBIT E
TO PARTICIPATION AGREEMENT

Form of Assignment Agreement

EXHIBIT F
TO PARTICIPATION AGREEMENT

EPC Contractor Completion Certificate

EXHIBIT G-1
TO PARTICIPATION AGREEMENT

Form of Officer's Certificate of Lessee

EXHIBIT G-2
TO PARTICIPATION AGREEMENT

Form of Officer's Certificate of Guarantor

EXHIBIT H
TO PARTICIPATION AGREEMENT

Form of Collateral Assignment

EXHIBIT I
TO PARTICIPATION AGREEMENT

Pro Forma Budget

EXHIBIT J
TO PARTICIPATION AGREEMENT

Form of Ground Lease

EXHIBIT K
TO PARTICIPATION AGREEMENT

Form of Memorandum of Ground Lease

EXHIBIT L
TO PARTICIPATION AGREEMENT

Form of Ground Lease Mortgage

EXHIBIT M
TO PARTICIPATION AGREEMENT

Form of Mortgage

EXHIBIT N
TO PARTICIPATION AGREEMENT

Form of Hazardous Materials Indemnity

EXHIBIT O
TO PARTICIPATION AGREEMENT

Form of PPL Supply Guarantee

EXHIBIT P
TO PARTICIPATION AGREEMENT

Phase I Environmental Site Assessment Preliminary Findings Report

EXHIBIT Q-1
TO PARTICIPATION AGREEMENT

Form of New Party Supplement (Lender)

EXHIBIT Q-2
TO PARTICIPATION AGREEMENT

Form of New Party Supplement (Certificate Holder)

EXHIBIT R
TO PARTICIPATION AGREEMENT

Form of Participant Increase Supplement

EXHIBIT S
TO PARTICIPATION AGREEMENT

Form of Offeree Letter

EXHIBIT T
TO PARTICIPATION AGREEMENT

Form of Project Collateral Account Agreement

EXHIBIT U
TO PARTICIPATION AGREEMENT

Form of Project Agreement Indemnity

EXHIBIT V
TO PARTICIPATION AGREEMENT

Form of General Contractor Assignment

EXHIBIT W
TO PARTICIPATION AGREEMENT

Form of Reaffirmation

EXHIBIT X
TO PARTICIPATION AGREEMENT

Form of Lessee Subordinated Mortgage

APPENDICES

APPENDIX 1	-	Definitions
APPENDIX 2	-	Conditions Precedent to Document Closing Date

SCHEDULES

SCHEDULE I	-	Certificate Holders' Commitments
SCHEDULE II	-	Lenders' Commitments
SCHEDULE III	-	Notice Information, Payment Offices and Applicable Lending Offices
SCHEDULE 6.1(j)	-	Governmental Actions; Filings and Recordings as of Document Closing Date
SCHEDULE 6.3(f)	-	Filings and Recordings
SCHEDULE 16.3(a)(ii)	-	Certain Material Debt Agreement Events of Default

EXHIBITS

EXHIBIT A	-	Form of Advance Request
EXHIBIT B-1	-	Form of Opinion of Special Counsel to Lessor and Trustee
EXHIBIT B-2	-	Form of Opinion of Senior Counsel to Lessee and Guarantor
EXHIBIT B-3	-	Form of Opinion of Orrick, Herrington & Sutcliffe LLP, Special Counsel to Guarantor and Lessee
EXHIBIT C-1	-	Form of Lessee's Initial Advance Date Certificate
EXHIBIT C-2	-	Form of Supervisory Agent's Certificate with respect to the Initial Construction Advance
EXHIBIT D-1	-	Form of Responsible Officer's Certificate of Lessee
EXHIBIT D-2	-	Form of Responsible Officer's Certificate of Supervisory Agent due on Facility Completion Date
EXHIBIT D-3	-	Form of Responsible Officer's Certificate of Guarantor
EXHIBIT E	-	Form of Assignment Agreement
EXHIBIT F	-	EPC Contractor Completion Certificate
EXHIBIT G-1	-	Form of Officer's Certificate of Lessee
EXHIBIT G-2	-	Form of Officer's Certificate of Guarantor
EXHIBIT H	-	Form of Collateral Assignment
EXHIBIT I	--	Pro Forma Budget
EXHIBIT J	-	Form of Ground Lease
EXHIBIT K	-	Form of Memorandum of Ground Lease
EXHIBIT L	-	Form of Ground Lease Mortgage
EXHIBIT M	-	Form of Mortgage
EXHIBIT N	-	Form of Hazardous Materials Indemnity
EXHIBIT O	-	Form of PPL Supply Guarantee
EXHIBIT P	--	Phase I Environmental Site Assessment Preliminary Findings Report
EXHIBIT Q-1	--	Form of New Party Supplement (Lender)
EXHIBIT Q-2	--	Form of New Party Supplement (Certificate Holder)
EXHIBIT R	--	Form of Participant Increase Supplement
EXHIBIT S	--	Form of Offeree Letter
EXHIBIT T	--	Form of Project Collateral Account Agreement
EXHIBIT U	-	Form of Project Agreement Indemnity
EXHIBIT V	-	Form of General Contractor Assignment
EXHIBIT W	-	Form of Reaffirmation
EXHIBIT X	-	Form of Lessee Subordinated Mortgage

Execution Version

APPENDIX 1
TO
AMENDED AND RESTATED PARTICIPATION AGREEMENT

PPL 2001 Lease Financing

DEFINITIONS AND INTERPRETATION

a)  Interpretation. In each Operative Agreement, unless a clear contrary intention appears:

    (i)  the singular number includes the plural number and vice versa;

    (ii)  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Agreements, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

    (iii)  reference to any gender includes the other gender;

    (iv)  reference to any agreement (including any Operative Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Agreements, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

            (i)  reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

            (ii)  reference in any Operative Agreement to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

            (iii)   "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Agreement as a whole and not to any particular Article, Section or other provision thereof;

            (iv)   "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

            (v)   relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

a)  Accounting Terms. In each Operative Agreement, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

b)  Conflict in Operative Agreements. If there is any conflict between any Operative Agreements, such Operative Agreement shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

c)  Legal Representation of the Parties. The Operative Agreements were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

d)  Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Agreement.

"Acceleration" is defined in Section 5.2(a) of the Loan Agreement.

"Acknowledgment of and Consent to Assignment" means an Acknowledgment of and Consent to Assignment in the form of Exhibit B to the Supervisory Agreement.

"Acquisition" means the supervision by Lessee of the manufacturing of and the acquisition and shipment of Equipment.

"Actual Knowledge" means, with respect to the Lessee or any PPL Group Member, the actual knowledge of any of the following persons: (i) with respect to facts or occurrences relating to the Assets, employees of the Lessee or any PPL Group Member regularly engaged in supervising the acquisition, construction, use, maintenance or operation of any of the Assets, and (ii) with respect to facts or occurrences unrelated to the Assets, any Responsible Officer of the Lessee or either Guarantor, as applicable.

"Adjusted Aggregate Available Commitment" means, as of the date of determination, the then Aggregate Available Commitment less the Unfunded Future Payment Amounts at such time.

"Adjusted Allocated Purchase Amount" means with respect to any Facility or Equipment Group the sum of (i) the applicable Lease Supplement Permitted Balance or with respect to any Uncompleted Facility or Uncompleted Equipment Group for which a Construction Period Event of Default has occurred which is not a Full Recourse Interim Event, the applicable Lease Supplement Recourse Amount plus (ii) any accrued amounts or amounts otherwise due and payable under Article XIII, and following the Applicable Base Term Commencement Date for a Facility or a Unit, amounts under Article XIV of the Participation Agreement.

"Administrative Agent" means First Union National Bank, or any successor pursuant to the terms of the Operative Agreements.

"Advance" means an advance by Lessor to Lessee of amounts Funded by the Participants pursuant to Article III of the Participation Agreement.

"Advance Date" means the Document Closing Date and any Business Day on which Advances are made under the Participation Agreement in accordance with Section 3.3 thereof.

"Advance Request" shall mean a written request by Lessee for an Advance pursuant to Section 3.3(a) of the Participation Agreement or a written notification by Administrative Agent pursuant to Section 3.3(c) of the Participation Agreement.

"Affected Ground Lessor" is defined in Section 3.8(a) of the Supervisory Agreement.

"Affiliate" means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For this purpose, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

"Affiliate Obligations" is defined in Section 15.25 of the Participation Agreement.

"After Tax Basis" means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes assuming for this purpose that the recipient of such payment is subject to taxation at the highest Federal and applicable state and local marginal rates applicable to widely held corporations for the year in which such income is taxable) required to be paid by the recipient (less any Tax savings realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, and the present value of any Tax savings projected, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, to be realized by the recipient as a result of the payment of the indemnified amount or the event giving rise to the payments) with respect to the receipt by the recipient o f such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

"Aggregate Available Commitment" means, as of the date of determination, the amount of the Commitments that have not been Funded.

"Aggregate Commitment Amount" means One Billion Sixty Million Dollars ($1,060,000,000), as such amount may be increased pursuant to Section 3.11 of the Participation Agreement or reduced pursuant to Section 3.10 of the Participation Agreement.

"Aggregate C&A Recourse Amount" means, as of the date of determination, an amount equal to the sum of all of the Lease Supplement Recourse Amounts.

"Aggregate Permitted Asset Balance" means, as of the date of determination, an amount equal to the sum of all of the Lease Supplement Permitted Balances.

"Aggregate RVG Amount" means, as of the date of determination, an amount equal to the sum of all of the Lease Supplement RVG Amounts.

"Allocated Existing Transaction Costs" means, for each Unit for which contract rights are purchased by Lessor under the Existing Warehouse Facility, an amount equal to: Turbines ($30,727.85); SCR's ($4,071.50), Transformers ($2,155.50) and Spare Engines ($13,555.70).

"Allocated Purchase Amount" means (i) with respect to any Facility or Equipment Group, the product of the Purchase Amount and the Purchase Percentage applicable to such Facility or Equipment Group and (ii) with respect to any Unit in an Equipment Group, the Unit Fraction of the Allocated Purchase Amount for such Equipment Group.

"Alternate Base Rate" means, on any date with respect to any Loan or Certificate Amount, a fluctuating rate of interest per annum equal to the higher of (A) the rate of interest most recently announced by First Union National Bank in the United States from time to time as its corporate base rate for calculating interest on certain loans, which need not be the lowest interest rate charged by First Union National Bank, and (B) the Federal Funds Effective Rate most recently determined by Administrative Agent plus .50% per annum, plus the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Document Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee, Guarantors or the Lessor, as of the effective time of each change.

"Applicable Assignee" means, with respect to any Lease Supplement, the PPL Group Member which takes assignment of such Lease Supplement pursuant to Article VI of the Lease.

"Applicable Base Term Commencement Date" means, with respect to any Facility, the Base Term Commencement Date for such Facility and with respect to any Unit allocated to an Equipment Group, the Base Term Commencement Date for such Unit.

"Applicable Contractor" is defined in Section 10.2 of the Participation Agreement.

"Applicable Laws" at any time means all then existing applicable laws, rules, regulations (including Environmental Laws) statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands)).

"Applicable Lending Office" means, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Loans or Certificate Amounts, as applicable, accruing Interest or Yield, as applicable, at the LIBO Rate are made available and maintained.

"Applicable Maintenance Programs" means recommended Manufacturer maintenance programs, or another maintenance program(s) adopted by Lessee which (i) provide for standards and practices consistent with the assumptions set forth in the applicable Appraisal, (ii) are approved by the Independent Engineer as complying with maintenance standards and practices consistent with Prudent Industry Practice, and (iii) are as required to maintain in effect the applicable Manufacturers' warranties.

"Applicable Margin" means at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Loans	Applicable Margin for Certificate Amounts	Applicable Margin for Available Commitment Fee
1	1.125%	2.000%	.250%
2	1.375%	2.250%	.300%
3	1.625%	2.500%	.350%
4	2.250%	3.000%	.500%

provided, that a change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Moody's Rating or the S&P Rating; provided, however, that such Applicable Margin shall be increased to the percentages set forth in the Syndication Letter under the heading "Post Syndication Period Rate" while the provisions in the Syndication Letter under such heading which adjust the Applicable Margin, are applicable.

Until such time as PPL Supply achieves a senior unsecured long-term debt rating from S&P or Moody's, the Applicable Margin for the Available Commitment Fee and the Applicable Margin for the Loans and Certificate Amounts shall be based on the Applicable Rating Level 2.

"Applicable Material Debt Agreements" means each of the PPL Supply Credit Agreements, the Montana Facility and the Existing Warehouse Facility Agreement.

"Applicable Project Agreement" is defined in Section 10.2 of the Participation Agreement.

"Applicable Rate" is defined at Section 4.8 of the Participation Agreement.

"Applicable Rating Level" shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody's Rating as follows:

S&P Rating/Moody's Rating	Applicable Rating Level
One of the following ratings shall be in effect: S&P Rating BBB+ or higher or Moody's Rating Baa1 or higher	1
One of the following ratings shall be in effect: S&P Rating BBB or higher or Moody's Rating Baa2 or higher	2
One of the following ratings shall be in effect: S&P Rating BBB- or higher or Moody's Rating Baa3 or higher	3
One of the following ratings shall be in effect: S&P Rating lower than BBB- or Moody's Rating lower than Baa3 or unrated	4

In the event that none of Applicable Rating Levels 1, 2, 3, or 4 shall be applicable, or neither a S&P Rating nor a Moody's Rating shall be in effect, then the Applicable Rating Level shall be Applicable Rating Level 4. The Applicable Rating Level shall be redetermined on the date of announcement of a change in the S&P Rating or the Moody's Rating.

Notwithstanding the above, if at any time there is a split in ratings between S&P and Moody's of one level, the applicable percentage shall be determined by the higher of the two ratings and if at any time there is a split between S&P and Moody's of two or more levels, the applicable level shall be one level above (i.e., one level lower pricing than) the lower of the S&P or Moody's rating.

Until such time as PPL Supply achieves a long-term unsecured debt rating from S&P or Moody's, Applicable Margin for the Available Commitment Fee and the Applicable Margin for the Loans and Certificate Amounts shall be based on the Applicable Rating Level 2.

"Applicable Termination Payment Amounts" is defined in Section 10.2 of the Participation Agreement.

"Applicable Utility" is defined in Section 3.8(a) of the Supervisory Agreement.

"Appraisals" means the Equipment Appraisal and the Facility Appraisals.

"Appraiser" means American Appraisal Associates, Inc. or another independent MAI appraiser selected by Administrative Agent and reasonably acceptable to Lessee.

"Arranger" means First Union Securities, Inc.

"Arranger Fee" means the fee payable to Arranger pursuant to the Syndication Letter.

"Asset Balance" means, as of any date of determination, an amount equal to the sum of the Loan Balance, the Certificate Balance and all other amounts owing by the Lessee or Lessor under the Operative Agreements (including without limitation, but without duplication, accrued and unpaid Rent).

"Asset Costs" means the costs incurred to purchase or install the Equipment, to construct the Site Improvements, to acquire the Sites and fund amounts accruing under the Ground Leases, including the aggregate all Facility Costs, Equipment Costs, Equipment Contract Purchase Amounts and all amounts payable under any Project Agreement and all Capitalized Costs and Transaction Costs.

"Asset Records" means those maintenance and other records relating to any of the Assets in the possession of Lessee.

"Assets" means, collectively, all of the Facilities, the Equipment Groups and all Turbines and any other Assets allocated to a Proposed Site then subject to the Lease or otherwise being financed under the Equipment Tranche or the Facility Tranche.

"Assignment" means that certain Assignment, dated as of April 30, 2001, between Large Scale Distributed Generation Statutory Trust and Lessor.

"Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement, dated as of April 30, 2001, between Large Scale Distributed Generation Statutory Trust and Lessor.

"Authorized Officer" means any officer of Lessor who shall be duly authorized to execute the Operative Agreements.

"Available Commitment" means (i) with respect to each Certificate Holder, the excess of (A) its Certificate Commitment, over (B) its aggregate Certificate Amounts outstanding, and (ii) with respect to each Lender, the excess of (A) its Loan Commitment, over (B) its aggregate Loans outstanding.

"Available Commitment Fee" is defined at Section 4.4(b)(ii) of the Participation Agreement.

"Bank" is defined in the preamble to the Trust Agreement.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended.

"Bankruptcy Default" means an Insolvency Event without regard to the cure or grace periods provided for within the definition of "Insolvency Event."

"Base Term" is defined in Section 2.3 of the Lease.

"Base Term Commencement Date" means the date which is the earlier of (i) with respect to each Facility, the Facility Completion Date therefor, (ii) with respect to any Unit allocated to an Equipment Group and each Unit which is included in the Post-Completion Assets described at Section 9.1(p) of the Participation Agreement, the Unit Completion Date for such Unit, or (iii) with respect to all Lease Supplements, the date an Insolvency Event occurs.

"Base Term Extension Effective Date" is defined at Section 4.7 of the Participation Agreement.

"Base Term Extension Request" is defined at Section 4.7 of the Participation Agreement.

"Base Term Extension Response Date" is defined at Section 4.7 of the Participation Agreement.

"Basic Rent" means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Interest and Yield payable under the Operative Agreements on such date on the Notes and the Certificates in respect of the applicable Interest Period.

"Beneficiary" and "Beneficiaries" is defined in Section 1 of each Guarantee.

"Benefitted Lender" is defined in Section 8.6 of the Loan Agreement.

"Benefitted Participant" is defined in Section 5.4 of the Participation Agreement.

"Bill of Sale" means a bill of sale in the form attached to the applicable Equipment Contract.

"Borrower" means Lessor, in its capacity as borrower under the Loan Agreement.

"Breakage Costs" means any costs or expenses incurred by any Agent, Lessor or any Participant in connection with the termination of an Equipment Contract, any Facility EPC Agreement or any of the other Project Agreements following the occurrence of an Event of Default, including all Termination Payments.

"Break Costs" means an amount equal to the amount, if any, required to compensate any Certificate Holder or any Lender for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by any Certificate Holder or any Lender to fund its obligations under the Operative Agreements) it may reasonably incur as a result of (x) the Lessee's payment of Basic Rent other than on a Payment Date, (y) any Advance not being made on the date specified therefor in the applicable Advance Request (other than as a result of a breach by such Certificate Holder or such Lender, as the case may be, of its obligation under Section 3.1, 3.2 or 3.3, as the case may be, of the Participation Agreement to make Advances to the Lessee or make Certificate Amounts or Loans available to the Lessor) or (z) as a result of any conversion of the LIBO Rate during an Interest Period pursuant to and in accordance with the Operative Agreements. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by any Certificate Holder or any Lender, as the case may be, to the Lessee, shall be presumed correct absent demonstrable error.

"Business Day" means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Charlotte, North Carolina or New York, New York, are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

"Capitalized Contingent Costs" means all Contingent Costs due and payable to any Participant, Administrative Agent, or Lessor accruing during and for the period commencing on the Document Closing Date and ending on or before the Applicable Base Term Commencement Date for each Facility and each Unit allocated to an Equipment Group to the extent such amounts relate to or are reasonably allocable to such Assets, but excluding any Contingent Costs or other amounts for which Lessee has an obligation to pay directly as set forth in the proviso to the final sentence of Section 4.3(a) of the Participation Agreement.

"Capitalized Costs" means collectively Capitalized Interest, Capitalized Yield, Capitalized Fees and Capitalized Contingent Costs.

"Capitalized Fees" means all Fees allocated to and accruing during and for the period commencing on the Document Closing Date and ending on or before the Applicable Base Term Commencement Date for each Facility and each Unit allocated to an Equipment Group to the extent such amounts relate to or are reasonably allocable to such Assets.

"Capitalized Interest" means, with respect to the principal amounts under the Notes, all interest accruing on the portion of such principal attributable to Advances made during the period commencing on the Document Closing Date and ending on or before the Applicable Base Term Commencement Date for each Facility and each Unit allocated to an Equipment Group to the extent such amounts relate to or are reasonably allocable to such Assets. Interest accruing during such Interest Periods on the portion of principal under the Notes attributable to such Advances shall be treated as Capitalized Interest.

"Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

"Capital Lease Obligations" means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

"Capitalized Yield" means, with respect to the Certificate Amounts, all Yield accruing on the portion of such Certificate Amounts attributable to Advances made during and for the period commencing on the Document Closing Date and ending on or before the Applicable Base Term Commencement Date for each Facility and each Unit allocated to an Equipment Group to the extent such amounts relate to or are reasonably allocable to such Assets. Yield accruing during such Interest Periods on the portion of Certificate Amounts attributable to such Advances shall be treated as Capitalized Yield.

"Caribou Joint Venture" means the transactions involving the contribution of certain assets related to, and interests in, the Martins Creek Units 1 and 2 generating facilities (including any associated common facilities), the Keystone and Conemaugh facilities, the Holtwood and Wallenpaupack facilities and the Griffith facilities to a subsidiary of PPL Supply, and the financing and other transactions related thereto.

"Cash Collateral Account Agreement" means the account agreement entered into by the Administrative Agent with the financial institution or trust company at which the Cash Collateral Account is maintained, in form and substance reasonably satisfactory to the Administrative Agent.

"Cash Collateral Account" has the meaning specified in Section 3.8 of the Participation Agreement.

"Cash Collateralization Date" means the fifth anniversary of the Document Closing Date.

"Casualty" means an event of damage or casualty relating to any portion of the Asset.

"Certificate" is defined at Section 2.1 of the Trust Agreement.

"Certificate Amount" means, with respect to any Certificate Holder as of any date of determination, the aggregate amount advanced by such Certificate Holder for the purchase of Certificates pursuant to Section 3.1 of the Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

"Certificate and Loan Transfer Instructions" means escrow or other instructions reasonably acceptable to Initial Lenders and Initial Certificate Holders for the transfer of (i) a portion of the outstanding Loans held by Initial Lenders and the related Commitments to the new Lenders and (ii) a portion of the outstanding Certificates held by the Initial Certificate Holders and the related Commitments to the new Certificate Holders and the payment for such Loans and Certificates in immediately available funds.

"Certificate Balance" means as of any date of determination an amount equal to the sum of the outstanding Certificate Amounts of all Certificate Holders, together with all accrued and unpaid Yield thereon.

"Certificate Commitment" means the Commitment of the Certificate Holders to make available Certificate Amounts in an aggregate principal amount set forth on Schedule I to the Participation Agreement.

"Certificate Holder" has the meaning set forth in the preamble to the Trust Agreement.

"Certificate Holders' Share" means a fraction, expressed as a percentage, the numerator of which is the aggregate Certificate Commitments of the Certificate Holders (including the Defaulting Certificate Holder's Certificate Commitment) and the denominator of which is equal to the Aggregate Commitment Amount.

"Certificate Holders' Unfunded Amount" means, at any date of determination, the Certificate Holders' Share of the Unfunded Future Payment Amounts.

"Certificate Register" is defined in Section 2.8(a) of the Trust Agreement.

"Change of Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of PPL Corporation or its successors or (ii) the failure at any time of PPL Corporation or its successors to own 80% or more of the outstanding shares of the Voting Stock in PPL Supply.

"Change Order" means, with respect to any Equipment Contract, any Facility EPC Agreement, or with respect to any other Project Agreement, any change order as defined in or contemplated by such contractor agreement.

"Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

"Class A Noteholders" has the meaning specified in the Loan Agreement.

"Class A Notes" has the meaning specified in the Loan Agreement.

"Class B Noteholders" has the meaning specified in the Loan Agreement.

"Class B Notes" has the meaning specified in the Loan Agreement.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

"Collateral" means all of Lessee's right, title and interest in (i) the Assets, (ii) the Equipment Contracts, (iii) the Facility EPC Agreements, (iv) each other Project Agreement, (v) contracts and warranties relating to the Assets, (vi) the Lessor's interest in the Sites and Ground Leases, (vii) the Cash Collateral Account, Project Collateral Accounts (and all amounts on deposit therein and investments with respect thereto), Project Collateral Account and Indemnity Agreements, and all other Project Collateral, (viii) the Mortgaged Property, (ix) any rights to Liquidated Damages, rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, including any Manufacturer under the Equipment Contracts, the EPC Contractors under the Facility EPC Agreements, and the General Contractors under any other Project Agreement and all rights to Rebates, (x) all insurance policies required to be maintained pursuant to the Lease or the Supervisory Agreement, (xi) all insurance and condemnation proceeds and awards relating to the Assets and all Other Available Amounts, and (xii) all products, excess successions, subleases, rents, issues, profits, products, returns, income, awards and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee hereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

"Collateral Agent" has the meaning specified in Section 3.8(a) of the Participation Agreement.

"Collateral Assignment" means the Collateral Assignment of Project Collateral, dated as of April 30, 2001, from Lessee to Lessor.

"Commercial Capacity" means operating at the Manufacturers' designed and intended capacity upon completion of appropriate testing by such Manufacturer as of the date of acceptance under the applicable Equipment Contract, subject to any reduction (i) resulting from such Manufacturer's failure to satisfy applicable performance standards for which such Manufacturer has paid liquidated damages in accordance with the applicable Equipment Contract and (ii) as such capacity may be reduced over time for normal wear and tear and degradation, but in the case of a reduction under this clause (ii), not more than three percent (3%) in the aggregate from capacity as of such acceptance.

"Commercial Operation" means the operation of the Equipment at Commercial Capacity other than sales of energy in connection with or incidental to start-up, commissioning, debugging or testing of such Equipment or the Facility at which such Equipment is installed.

"Commitment" means (i) as to any Lender, its Loan Commitment, and (ii) as to any Certificate Holder, its Certificate Commitment.

"Commitment Fees" is defined in Section 4.4(b) of the Participation Agreement.

"Commitment Percentage" means, as to any Participant, the percentage set forth opposite such Participant's name under the heading "Commitment Percentage" on Schedule I to the Participation Agreement, with respect to the Certificate Holders, or Schedule II to the Participation Agreement, with respect to the Lenders.

"Commitment Period" means a period commencing on the Document Closing Date and ending on June 30, 2003.

"Commitment Reduction Notice" has the meaning specified in Section 3.10 of the Participation Agreement.

"Commitment Shortfall" means, at any date of determination, (i) with respect to the Lenders, the amount, if any, by which the Lenders' Unfunded Amount exceeds the Lenders' aggregate Available Commitments after deducting the Defaulted Lender's Available Commitment and (ii) with respect to the Certificate Holders, the amount, if any, by which the Certificate Holders' Unfunded Amount exceeds the Certificate Holders' aggregate Available Commitments after deducting the Defaulted Certificate Holder's Commitment Amount.

"Completed Equipment Group" means an Equipment Group for which the Unit Completion Date has occurred for all of the Units in such Equipment Group.

"Completed Facility" means a Facility for which the Facility Completion Date has occurred.

"Completed Unit" means a Unit for which the Applicable Base Term Commencement Date has occurred.

"Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Assets or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have "occurred" on the earliest of the dates that use or title is taken or transferred.

"Consolidated Capitalization of PPL Corporation" means the sum of (A) the Consolidated Indebtedness of PPL Corporation and (B)(i) the consolidated shareowners' equity (determined in accordance with GAAP) of the common, preferred stockholders of PPL Corporation and (ii) the aggregate amount of Hybrid Preferred Securities of PPL Corporation, except that for purposes of calculating the Consolidated Capitalization of PPL Corporation, Consolidated Indebtedness of PPL Corporation shall exclude Non-Recourse Indebtedness of PPL Corporation and Consolidated Capitalization of PPL Corporation shall exclude that portion of shareholder equity attributable to assets securing Non-Recourse Indebtedness of PPL Corporation.

"Consolidated Indebtedness of PPL Corporation" means the consolidated Indebtedness of PPL Corporation (determined in accordance with GAAP), except that for purposes of this definition (1) Consolidated Indebtedness of PPL Corporation shall exclude Non-Recourse Indebtedness of PPL Corporation and (2) Consolidated Indebtedness of PPL Corporation shall exclude any Hybrid Preferred Securities of PPL Corporation.

"Consolidated Net Worth" means common shareholders equity as determined in accordance with GAAP, and reported on each Guarantor's financial statements.

"Construction" means with respect to any Facility, the construction of the Site Improvements of any Facility and, where indicated in the Operative Agreements, the installation and testing of the Facility Equipment.

"Construction Advance" means an Advance Funded by the Participants pursuant to Article III of the Participation Agreement for the purpose of funding any Facility Costs provided for in the Facility Budget for a Facility.

"Construction Agreements" means each Facility EPC Agreement and each of the other agreements and documents entered into by Lessee, as Supervisory Agent, or by Lessor, at Lessee's request, to undertake or provide for Site Obligations, including the Construction.

"Construction Commencement Deadline" means the date with respect to each Proposed Site by which Lessee must commence Construction on such Proposed Site as identified in the Pro Forma Budget under the column "Construction Commencement Deadline".

"Construction Costs" means, with respect to any Facility, all of the costs incurred to complete Construction with respect to such Facility, including (a) Soft Costs and all Capitalized Costs and Transaction Costs allocated thereto pursuant to Section 3.2 of the Participation Agreement, (b) the costs of the equipment, component parts and construction materials for such Facility (other than Facility Equipment Costs), (c) the costs of all (i) utilities, (ii) insurance, (iii) real estate, property and excise tax assessments, (iv) transfer and document taxes arising from a transfer or release of any Assets prior to the Applicable Base Term Commencement Date or a transfer or release pursuant to Section 3.8 of the Supervisory Agreement, and (v) sales and use taxes on materials used in or otherwise incurred with respect to the Construction of such Facility, (d) Internal Costs, (e) without duplication of any of the foregoing, all amounts deposited in the Project Collateral Accounts, (f) the fees and costs and expenses incurred by Lessee and Lessor in connection with the Project Letters of Credit and (g) all Interconnection Land Costs.

"Construction Period" means (i) with respect to any Unit of Equipment comprising part of an Equipment Group, the date of the initial Equipment Advance for such Unit of Equipment and ending on the Unit Completion Date for such Unit and (ii) with respect to any Facility, the earlier to occur of (a) the commencement of Site Preparation (other than the erection of fencing and other temporary facilities) and (b) the date of the Initial Construction Advance for such Facility, and ending on the Facility Completion Date for such Facility.

"Construction Period Event of Default" means an Event of Default relating solely to an Uncompleted Facility or Uncompleted Unit, which Event of Default is of the type described at subsections 16.1(d), 16.1(e), 16.1(f), 16.1(j) (but only to the extent failure arises with respect to the Supervisory Agreement) or 16.1(l) of Article XVI of the Participation Agreement but in no event shall a Construction Period Event of Default include any Event of Default arising from or relating to a Full Recourse Interim Event.

"Construction Schedule" means a construction schedule, in critical path form, which details and schedules all material events necessary to control the Site Obligations, including the Construction, in the form delivered to and approved by the Participants prior to the initial Advance for Construction Costs for the applicable Facility, as it may be amended or modified in accordance with the terms of the Project Agreements and the Supervisory Agreement.

"Construction Site" means any Site for which (i) a Site Acquisition Date has occurred and (ii) the conditions precedent set forth at Section 6.4 of the Participation Agreement have been satisfied or waived.

"Contingency Reserve" means the Equipment Budget, Facility Budget or Pro Forma Budget line item identified as the "contingency reserve".

"Contingent Costs" means amounts payable to any Indemnitee pursuant to Sections 14.3, 14.4 and 14.5 of the Participation Agreement or which become due and payable to any Person pursuant to any provisions of Section 11.1(c), 15.12, 15.18(c) or 15.22 of the Participation Agreement.

"Corporate Trust Department" means the principal corporate trust office of the Trustee, Attention: Corporate Trust Administration, or at such other office at which the corporate trust business of the Trustee shall be administered which the Trustee shall have specified by notice in writing to Lessee, each Certificate Holder, Administrative Agent and each Lender.

"Corporation" means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

"Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person with respect to deposits or advances of any kind, (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all Guaranties by such Person of Debt of others, (v) all Capital Lease Obligations and Synthetic Leases of such Person, (vi) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof) and (vii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances; provided, however, that "Debt" of such Person does not include (a) obligations of such Person under any installment sale, condi tional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a "financial" or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business, (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease or (e) obligations associated with the Caribou Joint Venture.

"Default" means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Default Completion Costs" means, with respect to any Facility (including any Proposed Site) or Equipment Group, all costs incurred by Administrative Agent, Lessor or the Participants in completing the Acquisition and/or Construction of any of the Assets subject to the Lease Supplement for such Facility or Equipment Group following an Event of Default in excess of those set forth in the applicable Facility Budget, Equipment Group Budget or Pro Forma Budget, including, without limitation, costs of removal and restoration of defective work, shut down and startup costs for any party under any of the Project Agreements, redesign, rebidding, repermitting and other costs incurred following such Event of Default in connection with any revision of any Facility Plans and Specifications, construction supervision costs, carry during any period of delay in the completion of the Site Improvements or the Shipment of a Unit beyond the applicable Facility Outside Completion Date or Equipm ent Group Outside Completion Date, together with any amounts paid by Supervisory Agent as Prepaid Rent for such costs pursuant to the Supervisory Agreement or any other funds used at the direction of Administrative Agent or Lessor for such purpose, including funds from the Project Collateral Accounts.

"Defaulted Certificate Holder Commitment Amount" is defined in Section 3.6(b) of the Participation Agreement.

"Defaulted Lender Commitment Amount" is defined in Section 3.5(b) of the Participation Agreement.

"Defaulting Certificate Holder" is defined in Section 3.6(a) of the Participation Agreement.

"Defaulting Lender" is defined in Section 3.5(a) of the Participation Agreement.

"Designated Office" means the office of the Lessor located at the address set forth on Schedule III to the Participation Agreement as its Designated Office.

"Document Closing Date" means May 3, 2001.

"Dollars" and "$" means dollars in lawful currency of the United States of America.

"Downgrade Event" has the meaning specified in Section11.1(c) of the Participation Agreement.

"Downgraded Lender" has the meaning specified in Section11.1(c) of the Participation Agreement.

"Early Termination Option" means the Lessee's option to purchase the Assets in accordance with the provisions of Section 18.1 of the Lease.

"Electric Interconnect Agreement" means an Interconnect Agreement of the type described in clause (i) of the definition of "Interconnect Agreement", including any development or construction agreement entered into in connection therewith.

"Eligible Accrued Costs" means, with respect to an Uncompleted Facility or Uncompleted Equipment Group from time to time as of any date of determination thereof, an amount equal to (i) the aggregate amount of accrued Asset Costs (but without duplication of any costs comprising such accrued Asset Costs) including those that have been paid or which are due and payable, and including all amounts which Lessor or Administrative Agent prefunds or prepays under any Project Agreement, and following an Event of Default, any Default Completion Costs, Termination Payments or Breakage Costs relating to any Project Agreement, in the case of an Uncompleted Facility or Equipment Contract, with respect to an Uncompleted Equipment Group, which may become payable, at any time prior to the Facility Completion Date or Unit Completion Date for each Unit in such Equipment Group, as applicable, as well as all costs incurred subsequent thereto for Final Completion Work, whether or not paid, including any amounts payable pursuant to the Project Collateral Account and Indemnity Agreements or into the Project Collateral Accounts and any Capitalized Costs accruing on the portion of any Advance deposited into the Project Collateral Accounts, but excluding all Noneligible Accrued Amounts, all Non-Capitalized Costs allocated to such Uncompleted Facility or Uncompleted Unit in an Uncompleted Equipment Group pursuant to Section 3.2(b) of the Participation Agreement, less (ii) all Force Majeure Losses applicable to such Uncompleted Facility or Uncompleted Unit, plus (iii) to the extent that the amounts in clause (i) are reduced by Force Majeure Losses in clause (ii) hereof, the amounts expended by Lessor, Administrative Agent, or Lessee from available insurance proceeds or Other Available Amounts to remedy the effects of such loss.

"Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its general arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; or (v) any Participant; provided, however, that (A) any such Person described in clause (i), (ii), (iii) or (iv) above shall also have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a Participant hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes.

"Entire Ground Lessor Land" is defined in Section 3.8(b)(ii) of the Supervisory Agreement.

"Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-97 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of a Site and any additional environmental assessments requested by the Required Participants in good faith, including, without limitation, a Phase II environmental site assessment if recommended by the Phase I environmental site assessment.

"Environmental Claims" is defined in Section 13.6 of the Participation Agreement.

"Environmental Laws" means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Hazardous Substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes.

"Environmental Violation" means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

"EPC Contractor" means a contractor entering into a Facility EPC Agreement with Lessor or Lessee, as Supervisory Agent.

"Equipment" means, collectively, all of the Units being financed under either Tranche or subject to an Equipment Lease Supplement or Facility Lease Supplement.

"Equipment Acquisition Date" means, with respect to any Equipment Group or Unit of Equipment in such Equipment Group, the first date on which Lessor acquires any interest, including an interest in an Equipment Contract, in a Turbine to be included in such Equipment Group.

"Equipment Advance" means an Advance by Lessor of amounts Funded by the Participants pursuant to Article III of the Participation Agreement for the purpose of funding Equipment Costs.

"Equipment Appraisal" is defined in Section 6.2(t) of the Participation Agreement.

"Equipment Completion Date" means, with respect to any Equipment Group, the date on which a Unit Completion Date has occurred for all of the Turbines included in such Equipment Group.

"Equipment Contract Purchase Amounts" means the amounts paid by Lessor to the lessor under the Existing Warehouse Facility for the purchase of contract rights for one or more Units under an Existing Equipment Contract, which may include amounts to reimburse the transferor lessor for installment payments previously paid to the applicable Manufacturer for such Units and outstanding interest, yield, fees and the applicable Allocated Existing Transaction Costs which have been funded or capitalized under the Existing Warehouse Facility with respect to such Units, which amounts shall be set forth in a schedule to an Advance Request requesting Equipment Contract Purchase Amounts for such Units, which schedule will be substantially similar and based on calculations using the same methodology set forth in the schedule describing such amounts attached to the Advance Request delivered by Lessor on the Initial Advance Date.

"Equipment Contracts" means the Existing Equipment Contracts, and all other contracts to be entered into by or on behalf of Lessor, Lessee, and the manufacturer for any Equipment in accordance with the Participation Agreement and the Supervisory Agreement.

"Equipment Costs" means, with respect to Equipment allocated to any Equipment Group, all of the costs incurred in connection with the maintenance, purchase and shipment of such Equipment, including all transfer and sales taxes and all payments which become due and payable under the Equipment Contracts with respect to such Equipment, including, without limitation, all options, bonuses, charges and costs of Change Orders which are to be paid in connection with the Equipment Contracts, together with Capitalized Costs and Transaction Costs accrued prior to the Applicable Base Term Commencement Date for the Equipment Lease Supplement for such Equipment Group and allocated thereto pursuant to Section 3.2(b) of the Participation Agreement.

"Equipment Group" means Units (including Uncompleted Units) financed under the Equipment Tranche which are allocated by Lessee to an Equipment Lease Supplement and listed on the Schedule to such Lease Supplement; provided, however, an Equipment Group shall include all Turbines which under the Existing Equipment Contract or any other Equipment Contract are scheduled to be Shipped within any consecutive 90-day period following the Document Closing Date, and provided further, that the Spare Engines will be deemed together a separate Equipment Group to which no other Units will be allocated.

"Equipment Group Budget" has the meaning specified in Section 6.5(b)(i) of the Participation Agreement.

"Equipment Group Outside Completion Date" means, with respect to any Equipment Group, the date which is the earlier of (i) the outside date of the Unit Completion Dates for all the Units in an Equipment Group as set forth in the applicable Equipment Group Budget and (ii) the Outside Completion Date.

"Equipment Lease Supplement" means, with respect to each Equipment Group, an Equipment Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto.

"Equipment Obligations" is defined at Section 2.1(a)(i) of the Supervisory Agreement.

"Equipment Records" means those maintenance and other records relating to the Equipment in the possession of the Lessee.

"Equipment Site" means a site owned or leased by a PPL Group Member on which such PPL Group Member operates an electrical generating facility and at which a Unit of an Equipment Group subject to an Equipment Lease Supplement is installed, or in the case of Spare Engines, are stored.

"Equipment Tranche" means the portion of the Aggregate Commitment Amount comprised of the Commitments, and the Advances made or to be made pursuant to such Commitments, allocated to the acquisition of Units in an Equipment Group pursuant to Section 6.5 of the Participation Agreement and, as of the date of determination, have not been allocated by the Lessee to a Facility or a Proposed Site.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a "commonly controlled entity" within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

"ERISA Group" means PPL Supply and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with PPL Supply, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

"ERISA Termination Event" means (i) a Reportable Event occurs with respect to a Plan, or (ii) if Guarantor or any of its ERISA Affiliates become at any time participants or a participating employer in a Multiemployer Plan, the withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan or from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or a Multiemployer Plan under Section 4041 or 4041A of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or a Multiemployer Plan by the PBGC, or (v) failure of any Plan to satisfy the minimum funding standards set forth in Section 412 of the Code, or (vi) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any ERISA Pla n or Multiemployer Plan.

"Estimated Facility Completion Date" means, with respect to any Uncompleted Facility, the date set forth in the initial Advance Request for such Facility by which Supervisory Agent has estimated it will complete Project Obligations and achieve Substantial Completion.

"Event of Default" is defined at Section 16.1 of the Participation Agreement.

"Event of Loss" means (i) a casualty, condemnation or Force Majeure Event affecting any Uncompleted Facility or Unit in an Equipment Group for which a Unit Completion Date has not occurred and which gives rise to an Uninsured Loss with respect to such Facility or Unit or (ii) any Significant Casualty, Significant Condemnation or Significant Environmental Violation.

"Excepted Costs" means, with respect to a Proposed Site, all Construction Costs, if any, relating to Site Preparation of such Proposed Site or for the procurement of equipment, component parts and materials for the applicable Facility, Soft Costs and Facility Equipment Costs with respect to such Proposed Site (including the Turbines allocated thereto), Transaction Costs related thereto, Capitalized Costs accruing thereon and with respect to the Proposed Sites identified as of the Second Document Closing Date, the General Transaction Costs and Fees payable on the Initial Advance Date and the Advance Date occurring on the Second Document Closing Date.

"Excepted Interconnect Agreement" means an Electric Interconnect Agreement or Gas Interconnect Agreement in which the utility that is party thereto agrees (in addition to the matters required by the Supervisory Agreement) that any claim by it against the Trust shall exclude the Assets constituting part of any Equipment Group or Facility other than the Facility to which such Interconnect Agreement relates.

"Excepted Payments" means:

(a)  all indemnity payments (including indemnity payments made pursuant to Article XIII of the Participation Agreement and to which the Lessor, any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled);

(b)  any amounts (including payments of the Aggregate C&A Recourse Amount or Lease Supplement Recourse Amount, Aggregate Permitted Asset Balance, Lease Supplement Permitted Balance or amounts payable by Lessee pursuant to Section 15.2 or Articles XVI, XVIII, XIX or XX of the Lease), other than Basic Rent, payable to Lessor, any Participant or Indemnitee under any Operative Agreement or to reimburse the Lessor, any Participant or any of their respective Affiliates (including the reasonable expenses of the Lessor, any Participant or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Agreement;

(c)  any amount payable to any Participant by any transferee permitted under the Operative Agreements of the interest of any Participant as the purchase price of the Participant's interest (or a portion thereof);

(d)  any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies, other than such proceeds or payments payable to any Participant, Administrative Agent or the Lessor;

(e)  any insurance proceeds under policies maintained by the Lessor or any Participant in accordance with Section 13.4 of the Lease;

(f)  Transaction Costs or other amounts or expenses, Contingent Costs or Fees paid or payable to or for the benefit of the Lessor or any Participant;

(g)  any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above.

"Excess Collateral Amount" is defined in Section 3.8(b) of the Participation Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended from time to time.

"Existing Equipment Contracts" means collectively, the Existing Turbine Contract and the SCR Contract.

"Existing Turbine Contract" means the Purchase and Sale Agreement (66 Gas Turbine Generator Sets), dated as of September 29, 2000, entered into by and between Large Scale Distributed Generation Statutory Trust, a Connecticut statutory trust, as buyer, and GE, as seller.

"Existing Warehouse Facility" means the lease financing facility provided for in the Amended and Restated Participation Agreement dated as of November 30, 2000 among PPL Large Scale Distributed Generation, LLC, a Delaware limited liability company, as contract agent and lessee, Large Scale Distributed Generation Statutory Trust, as the trust, State Street Bank and Trust Company of Connecticut, National Association, as trustee, the noteholders named therein, the certificate holders named therein and Citibank, N.A., as agent (the "Existing Warehouse Facility Agreement"), the Parent Guarantee dated November 30, 2000 (the "Warehouse Parent Guarantee") and each of the other agreements entered into in connection therewith, all as amended, supplemented or otherwise modified from time to time.

"Existing Warehouse Facility Agreement" is defined in the definition of "Existing Warehouse Facility."

"Expiration Date" means June 30, 2008, as such date may be extended pursuant to Section 4.7 of the Participation Agreement.

"Facility" means (i) the Lessor's interest in a Site, (ii) all Site Improvements to be constructed on such Site and any interconnection improvements unless owned by a utility or otherwise transferred or released pursuant to Section 3.8 of the Supervisory Agreement and (iii) all Facility Equipment to be installed at such Site and which is allocated to the applicable Facility Lease Supplement pursuant to Section 6.4 of the Participation Agreement and such term shall also be deemed to include any Uncompleted Facility.

"Facility Appraisal" is defined at Section 6.4(b)(iii) of the Participation Agreement.

"Facility Budget" means, with respect to any Facility, the Facility Budget for such Facility delivered to the Administrative Agent pursuant to Section 6.4(b)(ii) of the Participation Agreement as approved by the Administrative Agent, as amended from time to time as permitted by the Operative Agreements.

"Facility Completion Date" means, with respect to any Facility, the date Substantial Completion is achieved.

"Facility Costs" means collectively the Site Acquisition Costs, the Construction Costs, and Facility Equipment Costs incurred with respect to a Facility.

"Facility EPC Agreement" or "EPC Agreement" means an engineering, procurement and construction agreement with respect to and providing for the Construction at one or more Facilities, as permitted by the Operative Agreements including, each such agreement for the management for such Construction.

"Facility Equipment" means, with respect to each Facility or Proposed Site, the Equipment allocated to such Facility or Proposed Site pursuant to Section 6.4 or 6.2(p) of the Participation Agreement and which becomes subject to the Facility Lease Supplement for such Facility or Proposed Site.

"Facility Equipment Costs" means, with respect to Facility Equipment allocated to any Facility or Proposed Site, all payments which become due and payable by Lessor under the Equipment Contracts (including any Equipment Contract Purchase Amounts) with respect to such Facility Equipment, including without limitation, all options, bonuses and changes which are to be paid in connection with the Equipment Contracts, together with Capitalized Costs and Transaction Costs accrued prior to the Applicable Base Term Commencement Date for a Facility and with respect to a Proposed Site, including with respect to any Unit reallocated from a Lease Supplement to another Lease Supplement pursuant to Section 3.1(e) of the Supervisory Agreement, any and all amounts advanced and allocated to the Assets subject to a Lease Supplement prior to the date of such reallocation.

"Facility Insurable Amount" means, with respect to any Facility, an amount equal to the greater of (i) the "as-built" Fair Market Value of the Facility (including the Site Improvements, Facility Equipment and, if applicable, the Site) set forth in the Facility Appraisal and (ii) the aggregate amount of the Facility Budget for such Facility.

"Facility Lease Supplement" means, with respect to any Facility, a Facility Lease Supplement substantially in the form of Exhibit B to the Lease together with all attachments and schedules thereto.

"Facility Materials" is defined in Recital B of the Supervisory Agreement.

"Facility Outside Completion Date" means, with respect to any Facility, the date which is the earlier of (i) the outside date for the Facility Completion Date set forth in the applicable Facility Budget and (ii) the Outside Completion Date.

"Facility Plans and Specifications" means, with respect to each Facility, the plans and specifications for the Construction of the Site Improvements for such Facility in the form delivered to and approved by the Administrative Agent pursuant to Section 6.4(b)(i) of the Participation Agreement as amended from time to time to reflect change orders permitted under the Supervisory Agreement.

"Facility Tranche" means the portion of the Aggregate Commitment Amount comprised of the Commitments and the Advances made or to be made pursuant to such Commitments that have been allocated by Lessee to a Facility pursuant to Section 6.4 of the Participation Agreement or a Proposed Site pursuant to Section 6.2(p) of the Participation Agreement.

"Facility Turbine Fraction" means, for purposes of determining the purchase price of a Turbine and the ancillary or related Units to be purchased pursuant to Section 18.1(g) of the Lease, a fraction the numerator of which is one and the denominator of which is the aggregate number of Turbines, including the Turbine to be purchased pursuant to Section 18.1(g) of the Lease, allocated to the applicable Facility.

"Fair Market Value" means with respect to the Assets or any portion thereof, as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by an independent appraiser chosen by Lessor (at the direction of the Administrative Agent) and reasonably acceptable to Lessee that would be obtained in an arm's-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, Administrative Agent or Lessee or any Affiliate thereof, for the purchase of the Assets or such portion thereof, as applicable. Such fair market value shall be calculated assuming that the Assets are in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes of evaluating the items described in the Indemnity at Section 1 3.2 of the Participation Agreement, in which case this assumption shall not be made).

"Federal Funds Effective Rate" means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such date (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

"Fee Letters" means, collectively, the Syndication Letter, the Trustee Fee Letter and the Citicorp USA, Inc. fee letter referred to in Section 4.4(c)(iv) of the Participation Agreement.

"Fees" is defined in Section 4.4 of the Participation Agreement.

"Final Completion Date" means, with respect to a Facility, the date upon which all performance (other than performance relating to warranty obligations) required under the Equipment Contracts for all Facility Equipment allocated to such Facility, the Facility EPC Agreements and all other Project Agreements and all Equipment Obligations relating to such Facility Equipment have been fully performed including the completion of all punchlist items and Final Completion Work, and all payments required thereunder have been made with respect to such Facility.

"Final Completion Work" means, with respect to a Facility, any work that, subsequent to Substantial Completion, needs to be performed to achieve the Final Completion Date, or with respect to any Unit in an Equipment Group, to cause such Unit to be put In Service.

"Force Majeure Event" means, with respect to Construction of the Site Improvements or the Acquisition of a Unit in an Equipment Group, any event occurring following the commencement of the applicable Construction Period and prior to the Applicable Base Term Commencement Date for a Facility or a Unit in an Equipment Group (the existence of which at the date of the commencement of the applicable Construction Period was not known, or would not reasonably have been expected to be discovered through the exercise of commercially reasonable due diligence, by the Lessee, either Guarantor, or Lessee Person on Lessee's behalf, as applicable, taking into account the contemplated use of the Site Improvements at the Facility or the Equipment Group and the Acquisition or Construction thereof) beyond the control of Lessee, Guarantor or any other Lessee Person, including, but not limited to, general strikes (but not any strike or other job action involving employees of the Lessee, includi ng in its capacity as Supervisory Agent, either Guarantor, or any Lessee Person), acts of God, government activities or inactivities directly interfering with the Construction of the Site Improvements or the Acquisition of a Unit in an Equipment Group, any general inability to obtain labor or materials, civil commotion and enemy action; but excluding in all cases (i) any event, cause or condition that results from an act or omission of Lessee, either Guarantor or any other Lessee Person, a breach by Lessee, either Guarantor or any Lessee Person of its obligations, representations or warranties under the Operative Agreements or any other agreements to which it is a party, from any Lessee Person's financial condition or failure to pay, (ii) any event, cause or condition which could have been avoided or which could be remedied or mitigated through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds (which expenditure of funds, in the case of such an even t, cause or condition arising on or after the Initial Advance Date, would have been paid with Funds available under the Facility Budget for such Facility or the Equipment Budget for such Equipment Group or Other Available Amounts) or other commercially reasonable action, election or arrangement which would correct or resolve the impact of such event, cause or condition on the Construction of the Site Improvements or the Acquisition of the Equipment Group, or (iii) any event, cause or condition which Lessee certifies does not constitute a Force Majeure Event.

"Force Majeure Loss" means the actual construction costs (including all Soft Costs) necessary to repair and restore damage caused by a Force Majeure Event with respect to the Site Improvements (or portion thereof) for any Facility or Units of an Equipment Group, as applicable, to the condition of such Site Improvements of a Facility or Units of any Equipment Group immediately prior to such Force Majeure Event (but excluding (i) all Capitalized Costs and other collateral costs and carrying costs whenever accrued, (ii) any amounts which Lessor or Administrative Agent prefunds or prepays or otherwise deposits or pays to the Manufacturer with respect to any Project Agreement, and (iii) provided that Lessor has not terminated the applicable Equipment Contract solely as a result of the condition or event giving rise to a termination of Supervisory Agent's rights under Section 3.6 of the Supervisory Agreement prior to the date Lessor or Assignor assigns its interes ts in such Equipment Contract to any other Person, any other losses or costs arising from such termination pursuant to Section 3.6 of the Supervisory Agreement or from an event or condition which gives rise to or upon which such a termination is based) as determined by the insurance company in assessing any such claim under any policy of insurance, or if such loss is not insured or is less than the deductible under the applicable policy of insurance, as determined by a nationally recognized independent appraiser selected by Administrative Agent.

"FPA" means the Federal Power Act.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Full Recourse Interim Event" means an event arising in whole or in part as a consequence of any of the following:

    (i)  any fraudulent act or omission of Lessee, either Guarantor or any other Lessee Person in connection with (x) the negotiation, execution, delivery, consummation and/or performance of any Operative Agreement or either Project Agreement or Equipment Contract; or (y) the acquisition, design, construction, installation or operation of any Facility, including the Site Improvements and the Facility Equipment, or the Acquisition of any Units in any Equipment Group;

    (ii)  the misapplication of any Advance or any portion thereof or any other funds made available to Lessee, either Guarantor or any other Lessee Person under any Operative Agreement, including pursuant to Section 3.1(d)(iii) of the Participation Agreement;

    (iii)  an Insolvency Event; or

    (iv)  Lessee, either Guarantor or any other Lessee Person shall willfully breach any of their respective obligations, covenants, representations or warranties under any Operative Agreement, any Project Agreement, any Equipment Contract or any other contractual agreement or Governmental Action relating to any Facility, Equipment Group, Proposed Site or the Construction thereon or Acquisition thereof.

"Fund," "Funded" or "Funding" means each funding by a Participant of a portion of the principal under its Note or a portion of its Certificate Amount (as the case may be) constituting a portion of any Advance as described in Article III of the Participation Agreement.

"Future Value" means the future value of any prior payment increased at the Lessee's Incremental Borrowing Rate from the date of payment to (a) for purposes of the calculation of any Lease Supplement Recourse Amount, the date of determination and (b) for purposes of the calculation of any Lease Supplement RVG Amount, the last day of the Base Term.

"GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

"Gas Interconnect Agreement" means an Interconnect Agreement of the type described at clause (ii) of the definition of "Interconnect Agreements" and any Construction Agreement or development agreement entered into in connection therewith.

"GE" means GE Packaged Power, Inc., a Connecticut corporation.

"GE Documents" has the meaning specified in Section 6.1(q) of the Participation Agreement.

"GE Letter" means that certain letter, dated April 30, 2001, from First Union Securities, Inc. to GE.

"General Contractor" means each Person entering into a Major Project Agreement with Lessor, Lessee, as Supervisory Agent, or any other PPL Group Member.

"General Contractor Assignment" means a General Contractor Assignment substantially in the form of Exhibit V to the Participation Agreement, pursuant to which Lessor assigns its right to enforce a Project Agreement Indemnity or a Project Letter of Credit, as applicable.

"General Indemnitee" or "Tax Indemnitee" means each Participant, the Lessor and the Trustee (in its individual capacity and as trustees), the Administrative Agent (in its individual capacity and as agent), the Arranger, First Union Securities, Inc., as Sole Book Manager, Citibank, N.A., as Syndication Agent, any additional, separate or co-trustee or co-agent appointed in accordance with the terms of the Trust Agreement or the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Guarantor or any of their Affiliates be a General Indemnitee or Tax Indemnitee.

"General Transaction Costs" means Transaction Costs which are not clearly allocable (i.e., costs of a type identified in any Facility Budget or Equipment Budget as being solely Construction Costs, Equipment Costs, Facility Equipment Costs or Site Acquisition Costs) to any of the Construction Costs, Equipment Costs, Facility Equipment Costs or Site Acquisition Costs for any Uncompleted Facility or Uncompleted Equipment Group.

"Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use and operation of the Assets or any portion thereof.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Grantee" is defined in the caption of the Security Agreement, to mean the Administrative Agent.

"Grantor" is defined in the caption of the Security Agreement to mean the Lessor and, to the extent of its interests, Lessee.

"Gross Proceeds" is defined in Section 20.1(l) of the Lease.

"Grossed-Up Basis" is defined in Section 13.4(c)(ii) of the Participation Agreement.

"Ground Lease" means any ground lease entered into between any PPL Group Member pursuant to which any Site is leased to Lessor, in form and substance reasonably acceptable to the Administrative Agent, Lessor and Lessee.

"Ground Lease Mortgage" means a mortgage dated as of the Site Acquisition Date for any Site subject to a Ground Lease, executed by the PPL Group Member owning such Site, for the benefit of Large Scale Distributed Generation II Statutory Trust and Administrative Agent substantially in the form of Exhibit L to the Participation Agreement.

"Ground Lessor Awards" means, with respect to any condemnation award or proceeds paid, which expressly include an amount to compensate the owner of a Site subject to a Ground Lease for its interest in such Site, an amount not to exceed the net present fair market value of the owner's reversionary interest in the Site, without regard to any improvements thereon, but in no event greater than Owner's depreciated cost basis, such amount to be determined by the Appraiser. Such PPL Group Member will be responsible for the cost of such Appraisal.

"Guarantees" means both of and "Guarantee" means either of, the PPL Supply Guarantee, the PPL Corporation Guarantee and/or the Participant Guarantee.

"Guaranty" of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Debt of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course o f business.

"Guarantors" means both of, and "Guarantor" means either of, PPL Supply, its successors and assigns, and any resulting or surviving corporation, and until such time as the PPL Corporation Guarantee is released pursuant to Section 11.2 of the Participation Agreement and Section 16 of the PPL Corporation Guarantee, PPL Corporation, its successors and assigns, and any resulting or surviving corporation.

"Hazardous Materials Indemnity" means a Hazardous Materials Indemnity Agreement substantially in the form attached as Exhibit N to the Participation Agreement.

"Hazardous Substance" means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons; or is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States or the state in which the Site is located or any political subdivision of either of the foregoing and also including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs") and radon gas.

"Highest Lawful Rate" is defined in Section 4.6(b) of the Participation Agreement.

"Hybrid Preferred Securities of PPL Corporation" means (1) the preferred securities and subordinated debt described in the Prospectus dated as of April 3, 1997 of PP&L Capital Trust and PPL Electric Utilities Corporation (collectively, the "Existing TOPrS") and (2) any additional preferred securities and subordinated debt (with a maturity of at least twenty years) similar to the Existing TOPrS and in an aggregate amount not to exceed $100,000,000 issued by business trusts, limited liability companies, limited partnerships (or similar entities) (i) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly-owned Subsidiaries) at all times by PPL Electric Utilities Corporation, (ii) that have been formed for the purpose of issuing hybrid preferred securities and (iii) substantially all the assets of which consist of (A) subordinated debt of PPL Electric Utilities Corporation or a S ubsidiary or PPL Electric Utilities Corporation, as the case may be, and (B) payments made from time to time on the subordinated debt.

"Impositions" shall have the same meaning as Taxes, except that Impositions shall neither mean nor include:

(i)  Taxes imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to any Asset or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the gross or net income or gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax) imposed on a Participant, Sub-Participant, or any holder of a Note or Certificate by reason of owning or holding a Note or Certificate; provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if the payment is otherwise required to be so made;

    (ii)  any Tax to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of any Lease Supplement (but not any Tax that relates to any period prior to the termination of such Lease Supplement with respect to the Assets to which such Tax relates);

    (iii)  any Tax for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee's obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

    (iv)  any Taxes imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in any Asset or any part thereof, or any interest therein or any interest or obligation under the Operative Agreements or any Note or Certificate, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of any Asset by the Lessee or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting any Asset or (4) any assignment, sublease, modification or addition of or to any Asset by the Lessee);

    (v)  any Taxes imposed on a Tax Indemnitee to the extent such Tax Indemnitee actually receives a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

    (vi)  any Taxes imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee;

    (vii)  Taxes imposed on or payable by a Tax Indemnitee to the extent such Taxes would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, agreements, warranties or covenants set forth in the Operative Agreements (unless such breach is caused by the Lessee's breach of its representations, agreements, warranties or covenants set forth in the Operative Agreements);

    (viii)  Taxes to the extent resulting from such Tax Indemnitee's failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure effectively precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by the Lessee's breach of its obligations);

    (ix)  Taxes which are included in Asset Costs if and to the extent actually paid and such Taxes are provided for in any Facility Budget or Equipment Budget;

    (x)  Taxes imposed on or with respect to or payable as a result of activities of a Tax Indemnitee unrelated to the Overall Transaction;

    (xi)  Taxes which are imposed with respect to an Uncompleted Facility or Uncompleted Equipment Group prior to the Applicable Base Term Commencement Date and arise solely as a result of a Nonrelated Project Event for such Facility or Equipment Group other than a Tax to the extent it is imposed on or relates to any Unit (or the Overall Transaction as it relates to such Unit) for which a Unit Completion Date has occurred;

    (xii)  Penalties, additions to Tax or interest imposed on a Tax Indemnitee attributable to such Indemnitee's failure to comply with any reporting, filing, or registration requirements (other than any such reports, filings, or registrations which the Lessee is required to file in accordance with Section 13.4(d) of Participation Agreement);

    (xiii)  Taxes or penalties imposed under Section 4975 of the Code or under Subtitle B of Title I of ERISA (unless imposed due to a Lessee misrepresentation); and

    (xiv)  Subject to Section 13.4(e) and 14.3 of the Participation Agreement, any withholding Tax imposed because the Tax Indemnitee is not a U.S. person within the meaning of Section 7701 of the Code.

Notwithstanding the foregoing, the exclusions from the definition of "Impositions" set forth in clauses (i), (ii), (iv) and (x) shall not apply (but the other exclusions shall apply) to any increase in Taxes imposed on a Tax Indemnitee net of any decrease in Taxes realized by such Tax Indemnitee, that in each case would not have occurred if on each Advance Date the Lessor and the Participants had advanced funds to the Lessee in the form of a loan secured by the Assets in an amount equal to the Asset Costs funded on such Advance Date, providing for debt service payments in timing and amount equal to the Basic Rent payable on each Payment Date with respect to the amount advanced and having a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Loans and Certificate Amounts.

"In Balance" means, with respect to an Uncompleted Facility or Uncompleted Equipment Group, that: (1) the undisbursed portion of the Facility Budget or the Equipment Group Budget shall be sufficient to achieve Substantial Completion for the applicable Facility or Shipment for each Uncompleted Unit in the Equipment Group pursuant to the Project Agreements and the Facility Materials, as applicable, prior to the applicable Facility Outside Completion Date or Equipment Group Outside Completion Date, and to pay all Asset Costs, and (2) the undisbursed portion of each item described in the Facility Budget or the Equipment Group Budget, plus the reserve, if any, for that item, plus the Contingency Reserve (to the extent such reserve or Contingency Reserve has not theretofore been set aside by Supervisory Agent for the payment of overruns in other cost categories or change orders or amendments pursuant to Section 3.1 of the Supervisory Agreement) shall be sufficient to pay in full the costs to which each such amount in the Facility Budget or the Equipment Group Budget is allocated and to complete the Project Obligations including the Construction and Acquisition of each such item in accordance with the Project Agreements and the Facility Materials with respect to such Uncompleted Facility and the Equipment Contracts with respect to each Uncompleted Unit and prior to the Outside Completion Date.

"In Balance Calculation" is defined at Section 5.4 of the Supervisory Agreement.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person with respect to deposits or advances of any kind, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or asset purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding any trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed but shall not include any obligations that are withou t recourse to such Person, (g) all guarantees by such Person, (i) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances.

"Indemnitee" means any of a Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.

"Independent Engineer" means DAI Management Consultants, Inc. or any successor selected by Administrative Agent and reasonably acceptable to Lessee.

"Initial Advance" means the Advance made on the Initial Advance Date.

"Initial Advance Date" has the meaning specified in Section 3.1(d)(ii) of the Participation Agreement.

"Initial Appraisal" is defined at Section 6.1(i) of the Participation Agreement.

"Initial Certificate" means a Certificate issued by Lessor to any Initial Certificate Holder prior to the Second Document Closing Date.

"Initial Certificate Holders" means the Certificate Holders which entered into the Original Participation Agreement.

"Initial Construction Advance" has the meaning specified in Section 6.4 of the Participation Agreement.

"Initial Equipment Advance" has the meaning specified in Section 6.5 of the Participation Agreement.

"Initial Lender Loans" means the Loans made by the Initial Lenders prior to the Second Document Closing Date.

"Initial Lenders" means the Lenders which entered into the Original Participation Agreement.

"Initial Participants" means, collectively, the Initial Certificate Holders and the Initial Lenders.

"Initial Trust Agreement" is defined in Section 1.1 of the Trust Agreement.

"In Service" means that acceptance of the Equipment has occurred and the Equipment is in Commercial Operation.

"Insolvency Event" means Lessee, either Guarantor or PPL Electric shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Lessee, either Guarantor or PPL Electric seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 120 days, or any of the a ctions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Lessee, either Guarantor or PPL Electric shall take any corporate action to authorize or to consent to any of the actions set forth above in this definition.

"Inspecting Parties" is defined in Section 4.2(a) of the Lease.

"Insurance Requirements" means all terms and conditions of any insurance policy required by the Lease or the Supervisory Agreement to be maintained by the Lessee.

"Intended Use" means, with respect to each Unit, as a key component of a gas-fired electric power generation facility.

"Interconnect Agreement" means any agreements entered into by the Lessee, as Supervisory Agent, Lessor or any PPL Group Member with (i) an electric utility or independent system operator or other third party for the interconnection of any Facility to the electric transmission system of such electric utility of independent system operator or for transmission system upgrades of improvements necessary to provide transmission service for the electrical output of such Facility; (ii) a natural gas supplier or transporter for interconnection of such Facility to the supply of transportation systems of such natural gas supplier or transporter of or other third party for upgrades or improvements to a natural gas supplier or transporter's systems necessary to provide natural gas service to such Facility; or (iii) water and sewer system operators for the interconnection of such Facility to water and/or sewer system upgrades or improvements necessary to provide water and sewer ser vice to such Facility.

"Interconnection Improvements" is defined in Section 3.8(a) of the Supervisory Agreement.

"Interconnection Land" is defined in Section 3.8(a) of the Supervisory Agreement.

"Interconnection Land Costs" is defined in Section 3.8(b) of the Supervisory Agreement.

"Interest" means the interest accruing on the Loans as computed and payable in accordance with the terms of the Loan Agreement (including, without limitation, in accordance with Section 2.5 of the Loan Agreement).

"Interest Period" means, with respect to any amounts outstanding under the Notes and the Certificates that are funded on any Advance Date, the period beginning on (and including) the date on which an Advance is made or continued pursuant to Section 4.8 of the Participation Agreement and Sections 2.5 and 2.6 of the Loan Agreement and (a) at any time that the Applicable Rate is determined by reference to the LIBO Rate, shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), other than with respect to the Interest Periods outstanding as of the Business Day immediately preceding the Second Document Closing Date, which outstanding Interest Periods shall end on (but exclude) the Second Document Closing Date, and (b) at any time that the Applicable Rate is determined by reference to the Alternate Base Rate, cont inuing indefinitely until such time as (i) the Alternate Base Rate is converted to the LIBO Rate pursuant to Section 4.9 of the Participation Agreement or (ii) the LIBO Rate becomes available after having been suspended pursuant to Section 14.1 or 14.2 of the Participation Agreement, in either case as the Lessee may select in a written notice to the Administrative Agent pursuant to Section 4.8 of the Participation Agreement and Section 2.2 of the Loan Agreement; provided, however, that:

(a)  the Lessee shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four different dates;

(b)  [Intentionally deleted]

(c)  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(d)  no Interest Period may end later than the Maturity Date.

"Interest Rate" means with respect to each Loan the interest rate calculated pursuant to Section 2.5(a) of the Loan Agreement.

"Interest Rate Protection Agreement" means any agreement providing for an interest rate swap, cap or collar, or for any other financial arrangement designed to protect against fluctuations in interest rates.

"Interest Reset Date" means the first day of each Interest Period.

"Internal Costs" means internal costs and expenses incurred by the Supervisory Agent (or any PPL Group Member, on its behalf) in its capacity as Supervisory Agent under the Supervisory Agency Agreement directly attributable to (i) the negotiation, execution, delivery and, except with respect to the Project Agreements, administration and performance of the Operative Agreements with respect to any Uncompleted Facility, (ii) the planning and development of each Uncompleted Facility and the negotiation, execution and delivery of the Project Agreements for each such Uncompleted Facility, (iii) the administration and performance of the obligations of the Lessor under the applicable Facility EPC Agreement and Project Agreements for each Uncompleted Facility, and (iv) the performance of project management, procurement, architectural, engineering, construction and environmental services directly relating to the Construction of each Uncompleted Facility.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

"Investor's Letter" is defined at Section 2.8(a) of the Trust Agreement.

"Land" means collectively, each of the Sites.

"Lease" means the Amended and Restated Master Facility and Equipment Lease dated as of July 17, 2001, between Lessor and Lessee.

"Lease Supplement" means either an Equipment Lease Supplement or a Facility Lease Supplement, as the case may be.

"Lease Supplement Balance" means, with respect to any Lease Supplement, an amount equal to the sum of the amount of the Loan Balance and the Certificate Balance attributable to Advances made in connection with the Facility or Equipment Group subject to such Lease Supplement including all Capitalized Costs and Transaction Costs and other amounts allocated to such Facility or Equipment Group pursuant to Section 3.2(b) of the Participation Agreement plus the ratable share based upon such Lease Supplement Balance and the Asset Balance of all other costs for Obligations of Lessee under the Operative Agreements (including, without limitation, but without duplication, accrued and unpaid Rent), all as determined by the Administrative Agent, in the exercise of its reasonable judgment.

"Lease Supplement Permitted Balance" means, with respect to any Lease Supplement, the Lease Supplement Balance minus the amount of any Force Majeure Loss arising from a Force Majeure Event relating to the Facility or a Unit within an Equipment Group (other than a Unit which Lessee has purchased or for which Lessee has given a Purchase Notice) occurring prior to the Applicable Base Term Commencement Date, with respect to the Facility or Unit within an Equipment Group subject to such Lease Supplement, plus the amount of proceeds of Other Available Amounts used to fund Asset Costs or otherwise applied to the remediation of such Force Majeure Loss.

"Lease Supplement Recourse Amount" means, from time to time, with respect to an Uncompleted Facility (including any Proposed Site) or Uncompleted Equipment Group, an amount to be determined as of the date of determination thereof equal to (i) (x) with respect to any Uncompleted Facility (including any Proposed Site), 89.9% of the Eligible Accrued Costs for such Facility plus 100% of Site Acquisition Costs and Interconnect Land Costs, if any, or (y) with respect to an Uncompleted Equipment Group, 89.9% of the Eligible Accrued Costs allocable to each Uncompleted Unit in such Equipment Group plus 100% of the Asset Costs allocable to each Unit in such Equipment Group for which the Applicable Base Term Commencement Date has occurred, plus (ii) all accrued Non-Project Default Costs relating to the Assets subject to the applicable Lease Supplement minus (iii) the Present Value, as of such date of determination, of unconditional obligations of Supervisory Agent which have bec ome payable by it with respect to such Facility or Equipment Group prior to the Applicable Base Term Commencement Date and that are not reimbursable by Lessor under the Operative Agreements, minus (iv) the sum of the Future Value of (A) Prepaid Rent paid by Lessee with respect to such Lease Supplement, and (B) Other Unreimbursed Lessee Funded Amounts provided that the payments or amounts Funded by Lessee for Other Unreimbursed Lessee Funded Amounts shall not serve to reduce the amounts in item (i) or (ii) above to the extent such payment arose from a Full Recourse Interim Event.

"Lease Supplement RVG Amount" means, as of any date of determination, with respect to each Lease Supplement (i) the product obtained by multiplying (x) the Lease Supplement Permitted Balance with respect to such Lease Supplement, by (y) eighty three percent (83%) less (ii) the Future Value of (A) Prepaid Rent, if any, paid by Lessee with respect to the Assets in such Lease Supplement, and (B) Other Unreimbursed Lessee Funded Amounts; provided that the payments or amounts funded by Lessee for Other Unreimbursed Lessee Funded Amounts shall not serve to reduce the amounts in item (i) above to the extent such payments arose from a Full Recourse Interim Event.

"Lease Supplement Specific Event of Default" means an Event of Default of the type described at subsections 16.1(d), 16.1(e), 16.1(f), 16.1(j) or 16.1(l) of Article XVI of the Participation Agreement relating to one or more Facilities or Equipment Groups but not all of the Assets.

"Lenders" means, collectively, each of the financial institutions named on Schedule II to the Participation Agreement.

"Lenders' Policy" is defined in Section 6.3(e) of the Participation Agreement.

"Lenders' Share" means a fraction, expressed as a percentage, the numerator of which is the aggregate Loan Commitments of the Lenders (including the Defaulting Lender's Loan Commitment) and the denominator of which is equal to the Aggregate Commitment Amount.

"Lenders' Unfunded Amount" means, at any date of determination, the Lenders' Share of the Unfunded Future Payment Amounts

"Lessee" means PPL Large Scale Distributed Generation II, LLC, a Delaware limited liability company, in its capacities as Lessee under the Lease and other Operative Agreements and as Supervisory Agent under the Supervisory Agreement.

"Lessee Obligated Asset Costs" means, with respect to any Uncompleted Facility or Uncompleted Equipment Group, Asset Costs of the types described in the Facility Budget or Equipment Group Budget for such Uncompleted Facility or Uncompleted Equipment Group aggregating not more than $15,000,000 at any date of determination, unless otherwise approved in writing by Administrative Agent prior to such date of determination, for all Equipment Groups and Facilities (including all Proposed Sites), and (x) which, unless otherwise approved in writing by Administrative Agent prior to such payment, are for the payment of Asset Costs not arising under any Equipment Contract, EPC Facility Agreement or Interconnect Agreement relating to electricity or natural Gas, and (y) with respect to Section 3.2(a)(iii) of the Participation Agreement, for which Lessee, individually and not in its capacity as Supervisory Agent, has a direct contractual or legally enforceable obligation to pay to a Person other than another PPL Group Member but excluding any amounts payable by Lessee or any other PPL Group Member under any Project Collateral Agreement or amounts payable by Lessee under Section 4.3(a) of the Participation Agreement.

"Lessee Person" means Lessee, any other PPL Group Member and any contractor or other person for which Lessee, or any other PPL Group Member has direct or indirect supervisory responsibility, including each manufacturer and General Contractor and any other contractor or subcontractor or other Person directly or indirectly performing work or providing services or materials on any Site, or relating to the Construction of any of the Assets or the manufacture or Acquisition of the Equipment (regardless of when such Person commenced performing such work or providing such services of materials, including any period prior to the Document Closing Date), and all of their respective officers, directors, shareholders, partners, employees, agents, consultants (relating to the Acquisition or on any Site with respect to the Construction), service-providers (relating to the Acquisition or on any Site with respect to the Construction), successors and assigns, and any Person controlled by a ny of the foregoing.

"Lessee's Incremental Borrowing Rate" means the rate used by the Lessee in calculating the 90% cost recovery test under FASB 13.

"Lessee Subordinated Mortgage" shall mean a mortgage in the form of Exhibit X to the Participation Agreement, securing Lessor's obligation to convey a Facility to Lessee following a purchase by Lessee pursuant to Sections 18.1(a) or 19.1(a) of the Lease or Section 3.4 of the Supervisory Agreement.

"Lessor" means Large Scale Distributed Generation II, Statutory Trust, a Connecticut statutory trust, as Lessor under the Lease.

"Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's interest under each Lease to the extent such Lease is a security agreement.

"Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor, Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Agreements, (b) any act or omission of the Lessor, Administrative Agent or any Participant which is not required or permitted by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against the Lessor, Administrative Agent or any Participant with respect to Taxes or Transaction Costs against which Lessee is not required to indemnify the Lessor, Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against the Lessor or Administrative Agent arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Assets or the Operative Agreements other t han the transfer of title to or possession of the Assets by the Lessor pursuant to and in accordance with the Operative Agreements, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Note or Certificate, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Note, in accordance with the Loan Agreement.

"Liabilities" is defined in Section 1 of each Guarantee.

"LIBO Rate" means with respect to any Interest Period at any time, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period; or if no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the rate equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Administrative Agent from Telerate Page 3750; or if Telerate Page 3750 is not available, the applicable LIBO Rate for the relevant Interest Period shall be the rate determined by the Administrative Agent to be the arithmetic average of the rates at which First Union National Bank offers to place deposits in U.S. dollars with first-class banks in the Londo n interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of First Union National Bank's or its Affiliate's relevant portion of the aggregate outstanding principal amount of the Notes and Certificate Amounts and having a maturity approximately equal to such Interest Period.

"LIBO Rate (Reserve Adjusted)" means, relative to any Loan or Certificate Amount for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate
1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period will be determined by the Administrative Agent, on the basis of the LIBOR Reserve Percentage in effect on, and the applicable LIBO Rate obtained by the Administrative Agent, two Business Days before the first day of such Interest Period.

"LIBOR Reserve Percentage" means, relative to any Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

"Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, declaration or servitude of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded.

"Liquidated Damages" means the payment by any manufacturer of any liquidated damages pursuant to any Equipment Contract, the payment by any EPC Contractor of any liquidated damages pursuant to any Facility EPC Agreements or under any other Project Agreement or any other similar payments made to Lessor, Administrative Agent, Lessee, any Lessee Person, or their Affiliates.

"Loan Agreement" means the Amended and Restated Loan Agreement dated as of July 17, 2001, among Lessor, as Borrower thereunder, Administrative Agent, and the Lenders, as amended or modified from time to time.

"Loan Agreement Event of Default" is defined in Section 5.1 of the Loan Agreement.

"Loan Balance" means, as of any date of determination, an amount equal to the sum of the outstanding Loans of all Lenders, together with all accrued and unpaid Interest thereon.

"Loan Commitment" means the Commitments of the Lenders to make Loans to the Borrower on an Advance Date in an aggregate principal amount set forth on Schedule II to the Participation Agreement.

"Loan Documents" means the Loan Agreement and the Notes.

"Loans" means the Loans made by each Lender under and pursuant to Article II of the Loan Agreement.

"Major Project Agreement" means (i) each of the Equipment Contracts (including any rights assigned under any such agreement to purchase one or more Units being manufactured under such agreement), (ii) each Facility EPC Agreement, (iii) each of the Interconnect Agreements, (iv) each Project Agreement for the performance of civil, structural, mechanical or electrical work with respect to an Uncompleted Facility other than a subcontract entered into with the General Contractor who is required to provide such service under its Project Agreement unless such subcontract would otherwise constitute a Major Project Agreement pursuant to clauses (i), (ii), (v) or (vi) of this definition, (v) each Project Agreement for the manufacture or construction of a control electrical building(s) and (vi) each other Project Agreement calling for payments of $10,000,000 or more during the term of this Agreement or, upon full performance thereof, without regard to any Change Orders ther eunder.

"Major Project Agreement Default" means any material breach or default under any Major Project Agreement which could, or with notice and the passage of time could, result in a termination of, or permit the nondefaulting party to such Major Project Agreement to terminate, such Major Project Agreement.

"Manufacturer" or "Manufacturers" means each contractor or manufacturer party to an Existing Equipment Contract or any other Equipment Contract with Owner, Lessee, Lessor or, with respect to the Units, the lessor or lessee under the Existing Warehouse Facility.

"Material Adverse Effect" means a material adverse effect to (i) either of the Guarantors and their respective Subsidiaries taken as a whole, (ii) the ability or authority of Lessee or either of the Guarantors to perform its obligations under any of the Operative Agreements, (iii) the occurrence of the Facility Completion Date for any Facility or Unit Completion Date with respect to any of the Units of an Equipment Group on or prior to the earlier of the last date scheduled for such completion provided for in the applicable Facility Budget or Equipment Group Budget or the Outside Completion Date, for the amounts set forth in such Budget, (iv) the validity or enforceability of any of the Operative Agreements or any rights or remedies under any thereof, (v) the rights or interests of Administrative Agent, Lessor, or any Participant in the Assets or (vi) the Fair Market Value, use, utility, useful life or residual value of the Assets or any Unit.

"Material Debt" means each of the PPL Supply Credit Agreements and any other Debt of PPL Supply and/or one or more of its Restricted Subsidiaries in an a principal or face amount exceeding $40,000,000.

"Material Debt Agreement Limited Recourse Event" means (i) an "Event of Default" (as that term is defined in the Applicable Material Debt Agreements) under Section 7.01(f) of either PPL Supply Credit Agreement, Article VII(c) of the Montana Facility, or Section 6.01(b) of the Existing Warehouse Facility Agreement, provided that such Event of Default relates solely to a breach by a PPL Group Member of a certification, representation or warranty given by it pursuant to Section 4.02(e) or Section 5.04(c) of either PPL Supply Credit Agreement, Section 3.04(c) or Section 5.02(d) of the Montana Facility, Section 3.01(m) of the Existing Warehouse Facility Agreement, or Section 7(d) of the Warehouse Parent Guarantee or (ii) any other Event of Default listed at Schedule 16.3(a)(ii) to the Participation Agreement if (A) the Participants, in their capacity as Lenders under the Applicable Material Debt Agreement, requested or approved the declaration of such E vent of Default and (B) Lessee demonstrates that the Participants, in the exercise of their judgment as to whether such Event of Default occurred, failed to exercise such judgment in a commercially reasonable manner (it being understood that Lessee shall bear the burden of proof of such matter).

"Material Environmental Violation" is defined in Section 14.3 of the Lease and Section 3.3 of the Supervisory Agreement.

"Material Impairment" means an impairment, reduction, event, effect or condition which materially impacts or effects (i) the ability or authority of Lessee or either Guarantor to perform its obligations under any of the Operative Agreements, (ii) the occurrence of the Facility Completion Date for a Facility or the Unit Completion Date for Units of an Equipment Group on or prior to the earlier of the last date provided for in the applicable Facility Budget or Equipment Group Budget or the Outside Completion Date, for the amounts set forth in the Facility Budget or Equipment Budget, (iii) the validity or enforceability of any of the Operative Agreements or any rights or remedies under any thereof, (iv) the rights or interests of Administrative Agent, Lessor, or any Participant in any Facility or the Units of any Equipment Group or (v) the Fair Market Value, use, utility, useful life or residual value of the Assets or any Unit.

"Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

"Maturity Date" means the Expiration Date, as extended from time to time.

"Memorandum of Ground Lease" means a Memorandum of Ground Lease in form and substance reasonably acceptable to the Administrative Agent and the Lessor.

"Memorandum of Lease Supplement" means the Memorandum of Lease Supplement and Supervisory Agreement; Mortgage in substantially the form of Exhibit C to the Lease, to be executed, acknowledged and delivered to Administrative Agent pursuant to Section 6.3(a)(ii) of the Participation Agreement.

"Minimum Coverage Amount" means with respect to each Equipment Group or Facility, an amount (such amount, including the amounts in clauses (x) and (y) of item (ii) below, to be estimated by Administrative Agent in the exercise of its reasonable judgment using information delivered to Administrative Agent under the Operative Agreements) equal to the product of (i) three (3) and (ii) the difference between (x) the aggregate amount of Advances which Administrative Agent estimates will be made with respect to such Equipment Group or Facility, including Capitalized Costs and all other amounts allocated to such Equipment Group or Facility pursuant to Section 3.2(b) of the Participation Agreement and (y) the estimated Lease Supplement RVG Amount.

"Modifications" is defined in Section 10.1 of the Lease.

"Montana Facility" means the Credit Agreement dated as of November 16, 1999, among PPL Montana, LLC, as Borrower, The Chase Manhattan Bank, as Administrative Agent, and the other lenders named therein.

"Moody's" means Moody's Investors Services, Inc. or any successor thereto.

"Moody's Rating" means the senior unsecured long-term debt rating of PPL Supply from Moody's.

"Mortgaged Property" means, as applicable, the property and rights and interests defined as "Encumbered Property" in the Mortgages.

"Mortgage" means a Mortgage, Deed of Trust or Deed to Secure Debt (as applicable), Security Agreement and Fixture Filing Statement, dated as of the date of a Site Acquisition for any Site, executed by Lessor and Lessee for the benefit of the Administrative Agent.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"New Class A Notes" means Class A Notes which refinanced the Repaid Class A Notes pursuant to Section 3.9 of the Participation Agreement.

"New Class A Noteholders" means Class A Noteholders whose notes, the proceeds of which are used to repay the Repaid Class A Noteholders, are issued pursuant to Section 3.9 of the Participation Agreement.

"New Party Supplement" means a supplement to the Participation Agreement substantially in the form of Exhibit Q-1 or Exhibit Q-2 to the Participation Agreement and executed and delivered pursuant to Section 3.11 of the Participation Agreement.

"Non-Capitalized Costs" means, without duplication, Non-Capitalized Transaction Costs and Non-Eligible Equipment Amounts.

"Non-Capitalized Transaction Costs" means the Transaction Costs (other than Allocated Existing Transaction Costs) of the type described at clauses (a), (b), (c) to the extent relating to legal opinions or the preparation of filings relating to the Operative Agreements, (d), (f), (g) with respect to fees or premiums payable on the Lender's Policy, (m) of the definition of "Transaction Costs".

"Nonconformance Amount" is defined in Section 13.2 of the Participation Agreement.

"Non-Consenting Participant" is defined at Section 4.7 of the Participation Agreement.

"Non-Curable Defaults" is defined at Section 16.B of the Ground Leases.

"Non-Defaulting Certificate Holder" is defined in Section 3.6(b) of the Participation Agreement.

"Non-Defaulting Lender" is defined in Section 3.5(b) of the Participation Agreement.

"Noneligible Accrued Amounts" means the (i) Transaction Costs which are payable directly to any Participant if such Participant or an Affiliate of such Participant is also a Certificate Holder and (ii) Yield; provided, however, that in no event shall "Noneligible Accrued Amounts" include any Transaction Costs payable to any trustee, agent, representative or outside counsel of any Participant (provided such Transaction Costs are not payable to a Person that is considered an Affiliate of a Certificate Holder).

"Noneligible Accrued Amounts Commitment Percentage" means, as to each of the Certificate Holders, the percentage set forth opposite each such Certificate Holder's name under the heading "Noneligible Accrued Amounts Commitment Percentage" on Schedule I to the Participation Agreement (as such schedule may be amended from time to time in accordance with the Participation Agreement).

"Non-Eligible Equipment Amounts" means, with respect to any Unit for which Lessor has purchased contract rights from the lessor under the Existing Warehouse Facility, the portion of Equipment Contract Purchase Amounts relating to outstanding yield and fees funded by or capitalized by the Certificate Holders under the Existing Warehouse Facility and the Allocated Existing Transaction Costs relating to such Units.

"Non-Project Default Costs" means, with respect to any Uncompleted Unit or Uncompleted Facility following an Event of Default, all legal fees and costs and any other reasonable costs of negotiation, enforcement, termination, or any other action or proceeding in connection with any Project Agreements, or any act or agreement described in the definition of "Default Completion Costs".

"Non-Recourse Indebtedness of PPL Corporation" means (a) indebtedness that is nonrecourse to PPL Corporation, PPL Electric Utilities Corporation, PPL Capital Funding, Inc. or any of PPL Electric Utilities Corporation's Subsidiaries and (b) any transition bonds issued by PP&L Transition Bond Company LLC, a subsidiary of PPL Electric Utilities Corporation, or any similar special purpose company organized for the purpose of issuing bonds payable from revenues associated with intangible transition property created under the Pennsylvania Electricity Generation Customer Choice and Competition Act or other assets of PP&L Transition Bond Company LLC or any such other special purpose company, provided that (i) such bonds are nonrecourse to PPL Electric Utilities Corporation or any of its subsidiaries (other than PP&L Transition Bond Company LLC or any such other special purpose company) and (ii) the aggregate amount of such transition bonds shall not exceed $2,85 0,000,000.

"Nonrelated Project Claim" means any Claim arising as a direct or indirect consequence of any Nonrelated Project Event.

"Nonrelated Project Event" means, with respect to any Uncompleted Facility or Uncompleted Unit, any act or omission occurring prior to the Facility Completion Date for such Facility or Unit Completion Date with respect to such Unit (i) to the extent such act or omission is attributable to a Person, who is not a Lessee Person or an Affiliate thereof, or (ii) that would not constitute a breach by Lessee or either Guarantor of any of their respective obligations under any of the Operative Agreements, any Project Agreement or for which the Lessee does not otherwise have responsibility under the Supervisory Agreement.

"Nonseverable" means a Modification or part of a Modification which cannot be readily removed from any Site Improvements or any Unit without causing material damage to or materially impairing the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal for such Site Improvements or Unit delivered on or prior to the initial Advance Date for such Facility or Equipment Group, as reduced for any Liquidated Damages paid by any manufacturer under any Equipment Contract as compensation for diminution in Fair Market Value of the Equipment.

"Note Register" is defined in Section 2.8 of the Loan Agreement.

"Notes" is defined in Section 2.3 of the Loan Agreement.

"Notice of Partial Assignment" means that certain Notice of Partial Assignment, dated April 30, 2001 from Large Scale Distributed Generation Statutory Trust and acknowledged by GE Packaged Power, Inc.

"Obligations" means all obligations (monetary or otherwise) of the Lessee and the Guarantors arising under or in connection with any of the Operative Agreements.

"OECD" means the Organization for Economic Cooperation and Development.

"Operative Agreements" means the following:

a)  the Participation Agreement;

b)  the Lease;

c)  the Lease Supplements;

d)  the Loan Agreement;

e)  the Notes;

f)  the Certificates;

g)  the Equipment Contracts;

h)  the Security Instruments;

i)  the Trust Agreement;

j)  the Guarantees;

k)  the Fee Letters;

l)  the Supervisory Agreement;

m)  the Syndication Letter;

n)  the Facility EPC Agreements;

o)  the Memorandum of Lease Supplements;

p)  the Ground Leases;

q)  the Memorandum of Ground Leases;

r)  the Assignment and Assumption Agreement;

s)  the Trust Agreement;

t)  the Trustee Parent Guarantee;

u)  the GE Documents;

v)  the Project Collateral Agreements; and

w)  the Project Collateral Account and Indemnity Agreements.

"Original Executed Counterpart" is defined in Section 25.9 of the Lease.

"Original Lease" means the Master Facility and Equipment Lease dated as of April 30, 2001, between Lessor and Lessee.

"Original Loan Agreement" means the Loan Agreement dated as of April 30, 2001, among Lessor, as Borrower thereunder, Administrative Agent, and the Lenders, as amended or modified from time to time.

"Original Operative Agreements" means the Original Participation Agreement, Original Lease, Original Supervisory Agreement, Original PPL Corporation Guarantee, Original PPL Supply Guarantee, Original Loan Agreement and Original Trust Agreement.

"Original Participation Agreement" means the Participation Agreement dated as of April 30, 2001 among the Lessee; the Lessor; Large Scale Distributed Generation II Statutory Trust, not in its individual capacity, except as expressly set forth therein, but solely as Trustee; the Persons listed on Schedule I thereto, as Certificate Holders; the Persons listed on Schedule II thereto, as Lenders and the Administrative Agent

"Original PPL Corporation Guarantee" means the PPL Corporation Guarantee dated as of April 30, 2001, issued by PPL Corporation.

"Original PPL Supply Guarantee" means the PPL Supply Guarantee dated as of April 30, 2001, issued by PPL Supply.

"Original Supervisory Agreement" means the Master Supervisory Agreement (Equipment Groups and Facilities), dated as of April 30, 2001, between Lessor and Lessee, as Supervisory Agent.

"Original Trust Agreement" means the Amended and Restated Trust Agreement dated as of April 30, 2001, among Trustee and the Certificate Holders.

"Other Available Amounts" means any insurance proceeds available under related insurance policies maintained by or on behalf of the Lessee, Lessor or Administrative Agent, damages payable by a Person other than a PPL Group Member, including liquidated damages, letter of credit proceeds, proceeds under surety bonds, proceeds from condemnation or eminent domain proceedings or other similar proceedings and similar proceeds consisting of available cash which are payable to the Lessee, Lessor or Administrative Agent in settlement of a claim or other loss or for use in the Construction of the Facilities, the loss of the Site or the Construction or Acquisition of the Equipment.

"Other Unreimbursed Lessee Funded Amounts" means, as of any date of determination, with respect to any Lease Supplement, amounts, for which Lessee has not been reimbursed by Advances or Other Available Amounts, equal to the sum of (A) any amount funded by Lessee for Asset Costs under Section 3.2(c) of the Supervisory Agreement to restore a Unit in the applicable Uncompleted Equipment Group or Financed Improvements for the applicable Uncompleted Facility subject to such Lease Supplement or for Default Completion Costs for such Uncompleted Unit or Uncompleted Facility, (B) amounts paid by Lessee under a Project Agreement Indemnity or under a reimbursement agreement to an issuer of a Project Letter of Credit following a draw on such Project Letter of Credit, and (C) Cash Collateral actually distributed to the Participants pursuant to Section 3.8 of the Participation Agreement to the extent such amounts are allocable to and applied to reduce such Lease Supplement Per mitted Balance.

"Outside Completion Date" means June 30, 2003.

"Overall Transaction" means all the transactions and activities referred to in or contemplated by the Operative Agreements.

"Overdue Rate" means, with respect to any Loan or Certificate Amount, the Alternate Base Rate for such Loan or Certificate Amount plus 2.0% per annum.

"Owner" is defined at Section 2.1(a) of the Supervisory Agreement.

"Owner's Policy" is defined in Section 6.3(e) of the Participation Agreement.

"Parent Permitted Liens" means (a) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings for which PPL Corporation has provided appropriate reserves for the payment thereof in accordance with GAAP; (b) pledges or deposits in the ordinary course of business to secure obligations under worker's compensation laws or similar legislation; (c) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to PPL Corporation; (d) Liens imposed by law such as materialmen's, mechanics', carriers', workers' and repairmen's Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings; (e) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in t he aggregate, shall not exceed $50,000,000 at any one time outstanding, and (f) other Liens not otherwise referred to in the foregoing clauses (a) through (e) above, provided that such other Liens do not secure at any time obligations in an aggregate amount in excess of $100,000,000 at any time outstanding.

"Participant Balance" means, with respect to any Participant as of any date of determination: (i) with respect to any Lender, the Loan Balance or (ii) with respect to any Certificate Holder, the Certificate Balance.

"Participant Capitalized Costs" means, collectively, Capitalized Interest, Capitalized Yield and Capitalized Fees.

"Participant Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Administrative Agent for the benefit of the Participants in the Collateral.

"Participant Guarantee" means that certain Participant Guarantee dated as of April 30, 2001, issued by PPL Large Scale Distributed Generation II, LLC, a Delaware limited liability company.

"Participant Increase Supplement" means a supplement to the Participation Agreement substantially in the form of Exhibit R to the Participation Agreement, executed and delivered pursuant to Section 3.11 of the Participation Agreement.

"Participant Indemnitee" means each Participant, Administrative Agent (in its individual capacity and as agent), the Trust, Arranger, any additional, separate or co-agent or co-trustee appointed in accordance with the terms of the Participation Agreement, and their respective Affiliates, successors, permitted assigns, permitted transferees, permitted subparticipants, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, either Guarantor or any other PPL Group Member be a Participant Indemnitee.

"Participants" means, collectively, the Certificate Holders and the Lenders.

"Participation Agreement" means the Amended and Restated Participation Agreement dated as of July 17, 2001, among the Lessee as Lessee; the Lessor; Large Scale Distributed Generation II Statutory Trust, not in its individual capacity, except as expressly set forth therein, but solely as Trustee; the Persons listed on Schedule I thereto, as Certificate Holders; the Persons listed on Schedule II thereto, as Lenders and the Administrative Agent.

"Payment Agent" is defined in Section 3.1(d)(iii) of the Participation Agreement.

"Payment Date" means the last day of each Interest Period (and if such Interest Period shall exceed three months, the last day of the third month of such Interest Period). If such day is not a Business Day, then the Payment Date shall be the next following Business Day.

"Payment Default" means the failure (i) of Lessee to make any payment of (A) Basic Rent when due and such failure shall continue for a period of three (3) Business Days or (B) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease when due, or (ii) of any Participant, Lessor or Administrative Agent to receive payment of any Interest, Yield, principal, Certificate Amounts, Fees or amounts which constitute Contingent Costs, including the failure to receive any Capitalized Costs, on the date any such amount is due and payable (for any reason, including as a result of the failure of any condition or the unavailability of funds for the purpose of Funding any Capitalized Interest, Capitalized Yield, Capitalized Fees or Capitalized, Contingent Costs) and, in the case of a failure of the type described in this clause (ii), such failure shall continue for three (3) Business Days; unless resulting from the failure of a Participant to Fund in accord ance with Sections 3.5 or 3.6 of the Participation Agreement, in which case such failure continues for fifteen (15) Business Days.

"Payment Office" means the office of each Participant and the Administrative Agent identified on Schedule III to the Participation Agreement as its Payment Office.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Permitted Exceptions" means the exceptions set forth in the Owner's Policy and the Lender's Policy and accepted by the Participants pursuant to Section 6.3(e) of the Participation Agreement.

"Permitted Investments" means (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made, (ii) certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of a Participant or of any other commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $500,000,000 and with a senior unsecured debt credit rating of at least "A" by Moody's Investors Service, Inc. and "A" by Standard & Poor's Ratings Group, (iii) commercial paper of the Participants having a remaining term until maturity of not more than 180 days from the date such investme nt is made, (iv) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding Lessee and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than 180 days from the date such investment is made and rated at least "P-1" by Moody's Investors Service, Inc. or at least "A-1" by Standard & Poor's Ratings Group and (v) repurchase agreements maturing within one year with any financial institution having combined capital and surplus of not less than $500,000,000 with any of the obligations described in clauses (i) through (iv) as collateral so long as title to the underlying obligations pass to Administrative Agent and such underlying securities shall be segregated in a custodial or trust account for the benefit of Administrative Agent.

"Permitted Lien" means (a) the respective rights and interests of Lessee, the Certificate Holders, Lessor, Administrative Agent and the Lenders, as provided in the Operative Agreements, (b) Lessor Liens, (c) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings diligently conducted, so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Assets, the Trust Estate, title thereto or any interest therein and shall not interfere with the use or disposition of any of the Assets, the Trust Estate or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (d) materialmen's, mechanics', workers', repairmen's, e mployees' or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Assets, the Trust Estate, title thereto or any interest therein and shall not interfere with the use or disposition of any Assets, the Trust Estate or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Liens created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after an Advance Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either have been bonded to the satisfaction of Lessor and Administrative Agent or the enforcement of such Lien has been stayed pending such appeal or review, (f) the rights of any sublessee under a sublease expressly permitted pursuant to and subject to the terms of the Lease, (g) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Lease and (h) interest in a Project Collateral Account granted to a General Contractor pursuant to the applicable Project Collateral Account Agreement.

"Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Post-Completion Assets" is defined in Section 9.1(n) of the Participation Agreement.

"PPL Corporation" means PPL Corporation, a Pennsylvania corporation.

"PPL Corporation Guarantee" means the Amended and Restated PPL Corporation Guarantee dated as of July 17, 2001, issued by PPL Corporation.

"PPL Electric" means PPL Electric Utilities Corporation, a Pennsylvania corporation.

"PPL Group Member" means Lessee, each Guarantor and each of their Affiliates.

"PPL Supply" means PPL Energy Supply, LLC, a Delaware limited liability company.

"PPL Supply Credit Agreements" means the $600,000,000 364-Day Credit Agreement and $500,000,000 3 Year Credit Agreement, both dated as of June 26, 2001, among PPL Energy Supply, LLC, the Lenders from time to time party thereto, First Union National Bank, as Administrative Agent and Issuing Lender, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Westdeutsche Landesbank Girozentrale, New York Branch and Bank One, N.A., as Documentation Agents.

"PPL Supply Guarantee" means the Amended and Restated PPL Supply Guarantee dated as of July 17, 2001, to be issued by PPL Supply.

"Pre-Completion Turbines" is defined in Section 9.1(n) of the Participation Agreement.

"Prepaid Rent" is defined at Section 5.3(b) of the Supervisory Agreement.

"Present Value" means the value at the date of determination of a specified amount payable in the future discounted at the Lessee's Incremental Borrowing Rate.

"Pro Forma Budget" means the Pro Forma Budget in the form of Exhibit S to the Participation Agreement.

"Project Agreement Indemnity" means an agreement substantially in the form of Exhibit U to the Participation Agreement, whereby Lessee agrees to indemnify Lessor for 89.9% of the Applicable Termination Payment Amounts due under the Applicable Project Agreement described in such Project Agreement Indemnity.

"Project Agreements" means each Equipment Contract, each Facility EPC Agreement, and each of the other Construction Agreements and other agreements and documents entered into by or on behalf of Lessor to undertake or provide for Project Obligations, including the Construction.

"Project Change" means a revision, amendment, modification to the Facility Plans and Specifications, the Project Schedule or any of the Project Agreements (including a Change Order under any Facility EPC Agreement, any Equipment Contract or any other Construction Agreement).

"Project Collateral" has the meaning set forth in the Collateral Assignment.

"Project Collateral Account" means a deposit account in which Administrative Agent shall have a first priority Lien, maintained at and under the sole dominion and control of the Administrative Agent subject to the rights of the Applicable Contractor under a Project Collateral Account Agreement.

"Project Collateral Account Agreement" means an agreement, substantially in the form of Exhibit T to the Participation Agreement, which grants to the Applicable Contractor the right under certain circumstances to demand payment from the Project Collateral Account described in such Project Collateral Account Agreement to pay the Applicable Termination Payment Amounts, subject to the cure and payment rights of Administrative Agent as set forth in the applicable Acknowledgment and Consent and as set forth in Section 10.2 of the Participation Agreement.

"Project Collateral Account and Indemnity Agreements" means, collectively, the Project Collateral Account Agreements, the Project Agreement Indemnities, the Project Letters of Credit, and all filings, financing statements and recordings made with respect thereto.

"Project Collateral Agreements" means the Collateral Assignment, the Equipment Contracts and the other Project Agreements.

"Project Letter of Credit" means a letter of credit issued to the Trust by a financial institution (such letter of credit and financial institution to comply with the applicable requirements in the Applicable Project Agreement or Project Collateral Account Agreement and to be reasonably satisfactory to Administrative Agent and the Applicable Contractor) with a face amount equal to 89.9% of the Applicable Termination Payment Amounts arising under the Applicable Project Agreement and for which Lessee shall be solely liable for all reimbursement obligations in the event such Project Letter of Credit is drawn upon.

"Project Obligations" is defined in Section 2.1(a) of the Supervisory Agreement.

"Proposed Site" means a location (which is to become a Site) identified by Supervisory Agent, as to which Supervisory Agent may request Advances of Excepted Costs, but which has not become a Construction Site.

"Prudent Industry Practice" means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

"PUHCA" means the Public Utility Holding Act of 1935, as amended.

"Purchase Amount" means, as of any date of determination, the sum of (a) the aggregate sum of the outstanding principal amount of the Loans of all of the Lenders and the outstanding Certificate Amounts of all of the Certificate Holders, plus (b) all accrued but unpaid Interest and Yield, plus (c) all other sums then due and payable under the Operative Agreements by Lessee, including without limitation all Supplemental Rent and any amounts due and owing pursuant to Article XIII, Article XIV or Article XV of the Participation Agreement.

"Purchase Notice" means a notice of purchase given by Lessee to Administrative Agent pursuant to Section 18.3 of the Lease.

"Purchase Option" is defined in Section 19.1(a) of the Lease.

"Purchase Percentage" means, with respect to any Facility or Equipment Group, as of the date of determination, the applicable Lease Supplement Balance, divided by the Asset Balance as of such date, stated as a percentage, all as reasonably determined by the Administrative Agent.

"Qualified Financial Institutions" means a bank organized under state or federal law with capital and surplus in excess of $500,000,000 and which is not a Participant or an Affiliate of a Participant.

"Qualified Project Indemnitee" means a General Contractor which agrees in a writing (such writing to be in form and substance reasonably satisfactory to Administrative Agent) on behalf of itself and its respective officers, directors, agents and employees for the benefit of Lessor, Administrative Agent and each Participant that (i) its right to demand indemnification from Lessor shall be limited solely to amounts that such General Contractor collects directly from Lessee, in Lessee's individual capacity and not as agent of Lessor, pursuant to Section 13.1(b) of the Participation Agreement, (ii) none of General Contractor or its respective officers, directors, agents or employees shall have any claim against Lessor or its assets, any funds paid to Lessor, Administrative Agent or any Participant under Article XIII of the Participation Agreement, or any other indemnity, or against any other remedy of or payment made to Lessor, Administrative Agent or any Participant by Lessee or either Guarantor, and (iii) it agrees to be bound by and subject to each of the applicable conditions, covenants and limitations set forth at Article XIII of the Participation Agreement, including Section 13.1(c) thereof, except to the extent Lessee waives as to Lessor in connection with an indemnity to be given by Lessor to a Qualified Project Indemnitee any defenses or other obligations (including the obligation to demand indemnification or to act within a specified time period) provided for in such Article XIII (other than any provision of Section 13.1(c), which may not be waived by Lessee). Supervisory Agent and Administrative Agent will reasonably cooperate to agree upon specific language incorporating the concepts set forth in items (i), (ii) and (iii) of this definition, which when incorporated into a Qualified Project Agreement or other agreement to be executed by the Applicable Contractor pursuant to the final paragraph of Section 13.1(c) of the Participation Agreement will be deemed to satisfy the requirements in the prior sentence and not require additional Administrative Agent consent. For purposes of this definition, "Qualified Project Agreement" means any Project Agreement which is not a Major Project Agreement and any Interconnect Agreement other than an Electric Interconnect Agreement or Gas Interconnect Agreement.

"Qualified Third Party Sublessees" means a solvent third party that is engaged either directly or through its Affiliates in the business of commercial power generation; including joint ventures (in which a PPL Group Member owns at least 50% of the capital stock (including the voting rights attached thereto)) between any PPL Group Member and another solvent commercial power generator; and in all other cases, as otherwise approved by the Administrative Agent at the direction of the Required Participants, with such approval not to be unreasonably withheld or delayed.

"Reaffirmation" means the reaffirmation executed and delivered by each Guarantor in the form of Exhibit W attached to the Participation Agreement.

"Rebates" means any payment to Lessor, Administrative Agent, PPL Group Member, Lessee Person or their Affiliates by (i) any manufacturer pursuant to any Equipment Contract or any General Contractor pursuant to any Project Agreement in the form of a rebate, price reduction or return or refund amount or (ii) any Governmental Authority as a refund, reduction or rebate of taxes relating to any Unit in an Equipment Group or a Facility and which accrues prior to the Applicable Base Term Commencement Date for such Unit or Facility, other than any such amount described in the foregoing items (i) or (ii) which relates directly to amounts funded by Lessee for which Lessee has not been reimbursed by an Advance, in which case Lessee's right to reimbursement shall be reduced by the amount of any Rebates paid to any PPL Group Member.

"Regulation U, T, or X" means Regulation U, T, or X, respectively, of the F.R.S. Board as from time to time in effect and any successor to all or a portion thereof.

"Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

"Remaining Original Class A Notes" means the Class A Notes Outstanding after a refinancing pursuant to Section 3.9 of the Participation Agreement and which are not Repaid Class A Notes.

"Remedial Action Notice" means the notice given by the Administrative Agent to Lessee of the Administrative Agent's intent to foreclose upon, sell or take possession of any of the Assets following the occurrence of an Event of Default (other than an Insolvency Event), which shall include any notice or publication made pursuant to any Applicable Law.

"Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

"Repaid Class A Noteholders" means Class A Noteholders whose Class A Notes were prepaid with the proceeds of the New Class A Notes.

"Repaid Class A Notes" means the Class A Notes which were repaid from the proceeds of the New Class A Notes pursuant to Section 3.9 of the Participation Agreement.

"Repaid or Reallocated Excepted Costs" means any Excepted Costs which have been allocated pursuant to Section 3.2(b) of the Participation Agreement to an Uncompleted Facility as a result of a Proposed Site becoming a Construction Site or which have been repaid pursuant to Section 3.5 of the Supervisory Agreement or as a result of a purchase pursuant to Section 18.1(i) of the Lease.

"Replacement Facility" is defined in Section 3.9 of the Participation Agreement.

"Replacement Participant" is defined at Section 4.7(b) of the Participation Agreement.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

"Required Cash Collateral Amount" is defined in Section 3.8(a) of the Participation Agreement.

"Required Credit Rating" means the senior, unsecured long-term debt rating of PPL Supply from Moody's or S&P.

"Required Equipment Mix" means, with respect to each Equipment Group (other than with respect to the Spare Engines) the following numbers and mix of Units (i) at least one (1) Turbine shall be allocated to such Equipment Group, (ii) the number of SCRs allocated to such Equipment Group may not exceed the number of Turbines allocated to such and (iii) for each Transformer allocated to such Equipment Group there must be at least two Turbines allocated to such Equipment Group.

"Required Modification" means any of the Modifications described in clause (i) of Section 10.1(a) of the Lease.

"Required Participants" means Participants whose aggregate Credit Exposures constitute more than 51% of the aggregate Credit Exposure (as hereinafter defined) of all Participants at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each such Participant means (i) at any time prior to the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the Aggregate Commitment Amount and (ii) at any time after the termination of the Commitments, (x) in the case of a Participant that is a Certificate Holder, the outstanding amount of the Certificate Amount owed to such Participant, and (y) in the case of a Participant that is a Lender, the aggregate outstanding amount of Loans made by such Lender.

"Responsible Officer" means, relative to the Lessee or either Guarantor, those of its officers or employees responsible for the Assets whose signature and incumbency or position shall have been certified to the Participants, and the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, the Treasurer, any Assistant Treasurer or the controller of Lessee or Guarantor and, relative to any other Person, the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, Managing Director, Principal, any Vice President, the Secretary, the Treasurer, any Assistant Treasurer or comptroller of such Person.

"Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

"Retained Amounts" is defined at Section 10.2(a) of the Participation Agreement.

"Return Conditions" is defined in Section 21.3 of the Lease.

"Return Indemnity Agreement" is defined in Section 21.3(vii) of the Lease.

"S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

"S&P Rating" means the senior unsecured long-term debt rating of PPL Supply from S&P.

"Sale Option" is defined in Section 19.1(b) of the Lease.

"Savings" means the difference between the amount set forth for any line item in any Facility Budget or any Equipment Budget for the purchase, design, construction or other completion of the portion of an Uncompleted Facility or the Acquisition of an Equipment Group described in such line item and, if less, the actual cost to complete such portion of such Facility or Equipment Group, described in such line item.

"SCR" means the selective catalytic reduction device, forming part of the exhaust system of the turbine generator, used to reduce NOx emissions by passing the exhaust gases of the turbine over the surface of a catalyst. In some instances the SCR may also contain a CO reduction catalyst in addition to the NOx catalyst.

"SCR Contract" means that certain Purchase and Sale Agreement, dated as of February 22, 2001, and entered into by and between Large Scale Distribution Generation Statutory Trust, a Connecticut statutory trust as buyer, and Deltak L.L.C., a Delaware limited liability company, as seller.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" means the reports filed by the Guarantors with the Securities and Exchange Commission on Form 10-K, Form 10-Q and/or Form 8-K (or any successor form(s) to any thereof).

"Second Document Closing Date" is defined in Section 2.1 of the Participation Agreement.

"Secured Obligations" is defined in Section 2.2 of the Security Agreement.

"Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

"Security Agreement" means the Security Agreement dated as of April 30, 2001, made by Lessor in favor of Administrative Agent pursuant to which Lessor assigns to, and creates a security interest in favor of, Administrative Agent in all of Lessor's right title and interest in and to the Security Collateral to secure repayment of the Loans and Lessor's payment and performance of its other obligations under the Participation Agreement and the other Operative Agreements, as amended or modified from time to time.

"Security Collateral" means all of the following property and interests in property, whether now existing or hereafter arising or acquired by Grantor, and wherever located:

(a)  all right, title and interest in the Trust Estate, including, without limitation, all of Grantor's right, title and interest in and to the following:

    (i)  all of the Assets;

    (ii)  the Lease including without limitation the security interest granted thereunder by Lessee in favor of Grantor;

    (iii)  all contracts necessary to purchase, operate and maintain the Assets, including, without limitation, all of Lessor's and Lessee's rights under the Project Agreements;

    (iv)  any rights to Liquidated Damages, rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Security Collateral, including any manufacturer under the Equipment Contracts, the EPC Contractors under the Facility EPC Agreements, and the General Contractors under any other Project Agreement; and

    (v)  all of the other Collateral.

(b)  all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing; and

(c)  all products, accessions, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in the foregoing clauses (a) and (b) and, to the extent not otherwise included, all payments under insurance (whether or not Grantee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

"Security Instruments" means the Security Agreement, the UCC filings to perfect the liens intended to be created by the Security Agreement as described in Schedule 6.1(j) to the Participation Agreement, the Collateral Assignment and Mortgages, the Ground Lease Mortgages and the Project Collateral Account and Indemnity Agreements.

"Shipment" and "Shipped" means the date of shipment of any Unit or such earlier date when the earlier of risk of loss passes from Manufacturer to Owner or title passes to Owner as provided in the applicable Equipment Contract or if not so provided, by operation of law.

"Significant Casualty" means that any Facility or Unit in an Equipment Group shall suffer (i) damage or destruction resulting in an insurance settlement on the basis of an actual, constructive or compromised total loss, (ii) destruction or damage beyond repair, (iii) damage which, prior to the Applicable Base Term Commencement Date for any Facility or Unit in an Equipment Group, in Lessor's, and after the Applicable Base Term Commencement Date for any Facility or Unit in an Equipment Group, in Lessee's, good faith judgment, makes repair uneconomic or renders such Facility or Unit unfit for Lessee's commercial use, or (iv) theft, loss or disappearance of a material part of such Facility or Unit for a period in excess of 30 days.

"Significant Condemnation" means that (i) (x) title to all or any material portion of any Facility or Unit in an Equipment Group shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of any Facility or Unit shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds 180 days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of such Facility or Unit in commercial operation shall have been prohibited, directly or indirectly, for a period of 60 days.

"Significant Environmental Event" means an Environmental Violation the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $5,000,000.

"Site" means any land acquired by Lessor by deed or as tenant under a ground lease on a Site Acquisition Date.

"Site Acquisition Advance" is defined in Section 6.3 of the Participation Agreement.

"Site Acquisition Costs" means , with respect to each Site, the sum of all costs required to be paid for the acquisition or lease of such Site, including all Transaction Costs and Taxes related to the acquisition or lease of a Site.

"Site Acquisition Date" means, with respect to each Facility, the date on which such Site is acquired by Lessor by purchase or lease.

"Site Improvements" means, with respect to each Facility, all required improvements at the applicable Site as described in the Facility Plans and Specifications, including all buildings, fixtures and equipment of every kind (other than the Equipment) existing at any time and from time to time to be constructed pursuant to the Supervisory Agreement, the Project Agreements, together with any and all easements, benefits and appurtenances or such improvements, including sidewalks, utility pipes, conduits and lines, and parking areas and roadways, the acquisition and/or development of a physical connection to the fuel providers' or other distribution facilities through which such fuel shall be delivered to the Facility Equipment and physical connections to the power grid for the installation and commercial operation of the Facility Equipment, but excluding any equipment and other property as is required to be purchased under any Interconnect Agreement to be owned by the counter party to such agreement.

"Site Obligations" is defined in Section 2.1(a)(ii) of the Supervisory Agreement.

"Site Preparation" means activities conducted at a Site consisting of initial grading and settling pond construction, drainage and catch basin installation, preparation of access roads, site laydown and parking areas, placement of construction trailers, running phone lines, acquiring construction power, fencing and other similar pre-construction activities.

"Soft Costs" means Construction Costs incurred for the production of the Facility Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such costs that are similar to the foregoing with respect to design and engineering of the Site Improvements for any Site and obtaining all required Governmental Actions for the use thereof as contemplated in the Operative Agreements.

"Spare Engines" means up to six spare engines which are subject to the Existing Turbine Contract and which are assigned by Lessee to Lessor and become Assets pursuant to the applicable provisions of the Participation Agreement.

"Sub-Participant" is defined in Section 12.2 of the Participation Agreement.

"Subsidiary" means, with respect to any Person, any corporation or other entity of which more than 50% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (ii) other equity interest comparable to that described in the preceding clause (i) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one of more other Subsidiaries.

"Substantial Completion" means with respect to any Facility: (i) the substantial completion of the Project Obligations with respect to such Facility including the Construction (but subject to and not including completion of punchlist items or any Final Completion Work), in accordance with the Facility Plans and Specifications, except for changes permitted under the Supervisory Agreement, and in compliance in all material respects with all Applicable Laws and Insurance Requirements, or (ii) as determined in the reasonable judgment of the Independent Engineer following a request for such determination pursuant to Section 7.2 of the Participation Agreement, or (ii) the date Supervisory Agent shall have satisfied the requirements of either Section 7.2(a) or Section 7.2(b) of the Participation Agreement with respect to such Facility.

"Supervisory Agent" is defined in the preamble to the Supervisory Agreement.

"Supervisory Agent Related Event" is defined at Section 3.2(c) of the Supervisory Agreement.

"Supervisory Agreement" means the Amended and Restated Master Supervisory Agreement (Equipment Groups and Facilities), dated as of July 17, 2001, between Lessor and Lessee as Supervisory Agent.

"Supplemental Rent" means, with respect to any Lease Supplement, all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Agreement (whether or not designated as Supplemental Rent or which any Operative Agreement provides will be paid with Advances) to Lessor, Administrative Agent, any Participant or any other Person, including, without limitation, Break Costs, any Lease Supplement Recourse Amount, any Lease Supplement RVG Amount, any Lease Supplement Balance, any Contingent Costs and all rent and other amounts payable under the Ground Lease.

"Syndication Completion Date" has the meaning specified in the Syndication Letter.

"Syndication Letter" means that certain letter agreement between PPL Supply and FUSI dated March 28, 2001, including any amendment or restatement of such letter which divides such letter into two or more letter agreements, separately addressing fees paid to FUSI and its Affiliates and the rights and obligations of the parties with respect to the syndication of the transaction.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

"Tax Indemnitee" or "General Indemnitee" means each Participant, the Lessor and the Trustee (in their individual capacities and as trustees), the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-trustee or co-agent appointed in accordance with the terms of the Trust Agreement or the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee, Guarantor or any of their Affiliates be a General Indemnitee or Tax Indemnitee.

"Taxes" means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease or any Lease Supplement that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on any Asset, including all assessments fo r public improvements or benefits, whether or not such improvements are commenced or completed within the Term, and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local taxing authority upon or with respect to (a) any Tax Indemnitee, the Assets or any part thereof or interest therein, or the Lessee or any sublessee or user of the Assets; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Assets or any part thereof or interest therein; (c) the Notes or Certificates or other indebtedness with respect to the Assets or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Assets or any part thereof or interest therein; (e) the Operative Agreements or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Assets or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Site Improvements or the Equipment or any part thereof or interest therein; (h) the issuance of the Notes and Certificates; (i) any transaction contemplated by Section 10.1(k) of the Participation Agreement; or (j) otherwise in connection with the Overall Transaction.

"Term" is defined in Section 2.5 of the Lease.

"Termination Date" is defined in Sections 15.2(a) and 16.2(e) of the Lease.

"Termination Notice" is defined in Section 15.1(a) of the Lease and Section 3.4 of the Supervisory Agreement.

"Termination Payments" means any liquidated damage, termination, cancellation or similar payments owed by Lessor, Supervisory Agent or any PPL Group Member in connection with the cancellation or termination of a Project Agreement (including, to the extent Lessor, Supervisory Agent or any PPL Group Member has direct or indirect liability therefor or such amount is funded with proceeds of an Advance, any amount which may become payable by a Contractor or Manufacturer to any other Person) including all such amounts paid from any Project Collateral Account other than amounts paid to the Participants in reduction of their Loans or Certificate Amounts or pursuant to any Project Agreement Indemnity.

"Title Insurance Company" means a title insurance company for each Site selected by Lessee and approved by Administrative Agent.

"Title Policies" is defined in Section 6.3(e) of the Participation Agreement.

"Trade Obligations" means future obligations for the payment of goods or services or other obligations (other than obligations for borrowed money) incurred in the ordinary course of its energy marketing business.

"Tranche" means either of the Equipment Tranche or the Facility Tranche.

"Transaction Costs" means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Agreements and the transactions contemplated by the Operative Agreements including without limitation:

(a)  the reasonable fees and expenses of (i) Mayer, Brown & Platt, as document counsel (it being understood that Lessee will not be obligated to pay legal fees and expenses for any additional counsel for any Participant) and (ii) Orrick, Herrington & Sutcliffe LLP;

(b)  the Arranger's Fee and Arranger's reasonable costs and expenses, including the reasonable costs and expenses incurred by the Arranger with respect to any syndication;

(c)  the reasonable fees and expenses of local counsel;

(d)  the initial and ongoing fees and reasonable expenses of the Lessor, Trustee, Administrative Agent and their special counsels;

(e)  all applicable appraisal fees and reasonable expenses;

(f)  search fees, recording fees, filing fees and Taxes incurred in connection with Lien searches and the filing of UCC financing statements, memoranda of lease, memoranda of ground lease and any and all mortgages, deeds of trust or other Operative Agreements;

(g)  any title fees, premiums and escrow costs and other expenses relating to the extent applicable to such title insurance incurred in connection with the Document Closing Date and the Advances as contemplated by the Operative Agreements, and any expenses incurred for analysis of the Asset Costs and inspection of the Sites;

(h)  the fees and costs of the Independent Engineer and the insurance consultant referred to at Section 6.1(q) of the Participation Agreement;

(i)  insurance premiums accruing prior to the Base Term Commencement Date with respect to the insurance required by the Supervisory Agreement;

(j)  costs and expenses for the survey of the Sites;

(k)  costs and expenses for the environmental reports of the Sites;

(l)  the Fees; and

(m)  any other reasonable out-of-pocket expenses of the Administrative Agent, the Arranger, Lessor and Trustee incurred in connection with the consummation of the Overall Transaction on the Document Closing Date.

"Transferee" is defined in Section 12.3(a) of the Participation Agreement.

"Transferred Loan Interests" means the interests of the Initial Lenders in the Initial Lender Loans which are being transferred pursuant to the Loan and Certificate Transfer Instructions.

"Transferred Certificate Interests" means the interests of the Initial Certificate Holders in the Initial Certificates which are being transferred pursuant to the Loan and Certificate Transfer Instructions.

"Transformer" means the main generator step-up transformer(s) used to raise the generator voltage of 13.6 Kv to the transmission voltage of the interconnecting system.

"Trust" means the trust created by the Trust Agreement.

"Trust Agreement" means the Second Amended and Restated Trust Agreement dated as of July 17, 2001, among Trustee and the Certificate Holders.

"Trust Estate" means all estate, right, title and interest of Lessor in, to and under the Assets, the Trust Agreement, the Lease, all of the other Operative Agreements, and the Collateral, including (i) all amounts (other than Excepted Payments) of Rent and other payment due or to become due of any kind for or with respect to the Assets or payable under any of the foregoing, (ii) any or all payments or proceeds received by Lessor after the termination of the Lease with respect to the Assets as the result of the sale, lease or other disposition thereof and (iii) proceeds of the Loans and the investments in the Certificates, all of which, together with any other moneys, proceeds or property at any time received by Lessor under or in connection with the Operative Agreements.

"Trustee" means State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, but solely as trustee under the Trust Agreement, together with any individual trustee or co-trustee appointed pursuant to the terms of the Trust Agreement.

"Trustee Fee Letter" means the fee letter dated April 18, 2001, between Lessee and Trustee.

"Trustee Parent" means State Street Bank and Trust Company, a Massachusetts trust company.

"Trustee Parent Guarantee" means that certain Trustee Parent Guarantee dated as of April 30, 2001, issued by State Street Bank and Trust Company, a Massachusetts trust company, in favor of the beneficiaries described therein.

"Trustee Replacement Event" is defined in Section 5.3 of the Loan Agreement.

"Turbine Advance Amount" is defined in Section 6.2(p) of the Participation Agreement.

"Turbines" means the sixty-six (66) LM6000 gas turbine generator sets referred to in the Existing Turbine Contract.

"UCC Financing Statements" means collectively the Participant Financing Statements and the Lessor Financing Statements.

"Uncompleted Equipment Group" means, at any date of determination, any Equipment Group in respect of which the Applicable Base Term Commencement Dates under the applicable Equipment Lease Supplement for all of the Units in such Equipment Group have not occurred, including each Construction Site.

"Uncompleted Facility" means, at any date of determination, any Facility in respect of which the Applicable Base Term Commencement Date under the applicable Facility Lease Supplement has not yet occurred, including each Construction Site.

"Uncompleted Unit" means, at any date of determination, any Unit allocated to an Equipment Group in respect of which the Applicable Base Term Commencement Date has not occurred with respect to such Unit.

"Unfunded Future Payment Amounts" means, as of the date of determination, the sum of (i) the aggregate sum of all Facility Costs under all Facility Budgets, (including, without limitation, any Facility Equipment Costs and amounts described as Contingency Reserves) for which Advances have not been made, or for which Other Available Amounts in connection therewith are not available, (ii) the aggregate sum of all Equipment Costs under all Equipment Group Budgets for which Advances have not been made, and (iii) the aggregate sum of all Facility Equipment Costs to Fund the costs expected to cause all Units allocated to each Proposed Site to become Completed Units for which Advances have not been made.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

"Uninsured Loss" means the excess of (i) a Force Majeure Loss or loss, cost or expense resulting from a Casualty or Condemnation over (ii) the sum of (x) the insurance proceeds available to pay such Force Majeure Loss or Casualty or Condemnation loss, cost or expense, and (y) any insurance deductible applicable to such loss under insurance coverage then being carried by Lessee on behalf of Lessor pursuant to Section 2.5(e) of the Supervisory Agreement insuring for such type of loss to the extent such deductible amount is specifically provided for in Schedule 2.5(e) to the Supervisory Agreement, but only to the extent that there exists an amount (which has not yet been applied or set aside for any other loss, cost or expense) at least equal to such deductible amount specifically reserved for such type of deductible payment in the applicable Facility Budget or Equipment Group Budget and which is available to fund such deductible amount, and (z) with respect to loss, cost or expense resulting from a Casualty or Condemnation which Lessee certifies to Lessor and Administrative Agent did not constitute a Force Majeure Event, Savings, available amounts in the Contingency Reserve in the applicable Equipment Group Budget or Facility Budget which are not reserved or allocated to any other costs or expenses or Adjusted Aggregate Available Commitment which have been allocated to the applicable Facility Budget or Equipment Group Budget; provided that, with respect to this clause (z), Lessee demonstrates to the reasonable satisfaction of Administrative Agent that such funds are available to pay for any such shortfall and that Lessee has satisfied the applicable requirements at Section 3.1(b) and Section 3.1(c) of the Supervisory Agreement with respect thereto; and provided further, that the Adjusted Aggregate Available Commitment allocated to any Equipment Group Budget or Facility Budget for such purpose shall not exceed $2,000,000, unless Lessee delivers an apprai sal satisfying the requirements of Section 3.1(d) of the Supervisory Agreement and which indicates that the projected Fair Market Value of the applicable Equipment Group or Facility upon completion will not be less than the sum of (i) the aggregate amounts set forth in the applicable original Equipment Group Budget or Facility Budget together with any increases in such Equipment Group Budget or Facility Budget made prior to the date of such appraisal, including as a result of any Adjusted Aggregate Available Commitment amounts allocated thereto prior to such date, plus (ii) the amount of Adjusted Aggregate Available Commitment that Lessee intends to allocate to the applicable Equipment Group Budget or Facility Budget to pay such loss, cost or expense.

"Unit" means each of the Turbines, Transformers, SCRs, the Spare Engines and related units of equipment described in the Equipment Appraisal.

"Unit Completion Date" means the date on which any Unit is Shipped.

"Unit Costs" means, with respect to any Unit purchased under an Existing Equipment Contract, the applicable Equipment Contract Purchase Amounts and with respect to each other Unit, the invoice cost, Taxes, charges and Transaction Costs (other than General Transaction Costs) incurred with respect to such Unit.

"Unit Fraction" means, with respect to any Unit of an Equipment Group, a fraction the numerator of which is the Unit Cost of such Unit and the denominator of which is the sum of the Unit Costs of all of the Units in such Equipment Group.

"University Park Site" is defined in the final paragraph of Section 6.3 of the Participation Agreement.

"Upfront Fee" means, the fee payable to a Participant as provided for in a letter among Lessee, Arranger and such Participant; provided, however, that for First Union National Bank in its capacity as a Lender and Certificate Holder, such fee will be in the amount set forth in the Syndication Letter; and provided further that, with respect to such fees to be paid to the Participants on the Second Document Closing Date, such fees to each Participant will be in the amounts set forth in the notification attached to the Advance Request for such date.

"Voting Stock" means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Warehouse Parent Guarantee" is defined in the definition of "Existing Warehouse Facility."

"West Earl Facility" is defined in Section 9.1(n) of the Participation Agreement.

"West Earl Facility Completion Date" is defined in Section 9.1(n) of the Participation Agreement.

"Wholly Owned Subsidiary" means any Subsidiary of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

"Yield" means, with respect to each Interest Period (a) the Yield Rate for such Interest Period multiplied by (b) the aggregate Certificate Amounts outstanding, as determined for the applicable Interest Period in accordance with Section 4.1 of the Participation Agreement.

"Yield Rate" means (A) the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period, plus the Applicable Margin, or (B) if any Certificate Amounts bear interest at the Alternate Base Rate for such Interest Period, the Alternate Base Rate.